  As filed with the Securities and Exchange Commission on August 10, 2000
                                                      Registration No. 333-36828

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              Amendment No. 5
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                             KEY3MEDIA GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

         Delaware                     7389                   95-4799962
      (State or Other     (Primary Standard Industrial    (I.R.S. Employer
      Jurisdiction of     Classification Code Number)  Identification Number)
     Incorporation or
       Organization)

                         5700 Wilshire Blvd., Suite 325
                             Los Angeles, CA 90036
                                 (323) 954-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                                Ned S. Goldstein
                  Executive Vice President and General Counsel
                         5700 Wilshire Blvd., Suite 325
                             Los Angeles, CA 90036
                                 (323) 954-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:
                              Duncan C. McCurrach
                              Sullivan & Cromwell
                                125 Broad Street
                            New York, New York 10004
                                 (212) 558-4000
   Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [_]
                                ----------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                Proposed Maximum Proposed Maximum
                                   Aggregate        Aggregate       Amount of
    Title of Each Class of       Offering Price      Offering      Registration
 Securities to be Registered      Per Share(1)     Price(1)(2)         Fee
-------------------------------------------------------------------------------
Common Stock, par value  $0.01
 per share...................        $6.00         $390,000,000    $102,960(3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 based on the price at which shares will be sold in the Offering described herein.
(2) Based on the aggregate number of shares of Common Stock to be issued in the Distribution and sold in the Offering.
(3)  Of this amount, $100,584 was paid with prior filings.

   The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

LOGO

                             Key3Media Group, Inc.
                               65,000,000 SHARES
                                  COMMON STOCK

   We are a new company that Ziff-Davis Inc. formed to hold its portfolio of tradeshow and other event businesses. Ziff-Davis is distributing all of our outstanding shares to the holders of its Ziff-Davis common stock. At the same time, we are offering and selling new shares of our common stock for cash at a price per share of $6.00. This prospectus relates to both the distribution by Ziff-Davis and the offering by us.

   We will issue a total of 65.0 million of our shares in the distribution and the offering. The number of our shares that Ziff-Davis will distribute in the distribution will depend upon the number of shares of ZD common stock that are outstanding at the close of business on August 14, 2000, the record date for the distribution. The maximum number of our shares that Ziff-Davis will distribute in the distribution will be 55.0 million and the minimum will be
53.5 million. In the offering we will sell the number of shares required so that there will be 65.0 million shares outstanding immediately after the distribution and the offering. Accordingly, the maximum number of shares that we will sell in the offering will be 11.5 million and the minimum will be 10.0 million. For purposes of this prospectus, we have assumed that Ziff-Davis will distribute 55.0 million of our shares in the distribution and that we will sell
10.0 million shares in the offering, although in each case the actual amounts will be within the ranges specified above.

   If you are a record holder of Ziff-Davis common stock at the close of business on August 14, 2000, you will receive in the distribution one share of our common stock for every two shares of Ziff-Davis common stock that you own.

   We will sell all the shares in the offering directly to investors through the sales efforts of some of our senior executives and we will receive all of the proceeds. We will not pay any commissions, underwriting discounts or other compensation in connection with the offering.

   We currently intend to complete the distribution and the offering at 5:00 p.m., New York time, on August 18, 2000.

  There is currently no public trading market for our shares and we do not believe a "when-issued" trading market will develop before we complete the distribution and the offering. After the distribution and the offering, our shares will trade on the New York Stock Exchange, subject to official notice of issuance, under the symbol "KME."

  You should carefully consider the risk factors described in this prospectus beginning on page 11.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of our common stock that will be distributed in the distribution or sold in the offering or determined whether this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is August 10, 2000.

                               TABLE OF CONTENTS

                                      Page
                                      ----
SUMMARY.............................    1

SELECTED HISTORICAL COMBINED
 FINANCIAL DATA.....................    7

SUMMARY UNAUDITED PRO FORMA COMBINED
 FINANCIAL DATA.....................    8

RISK FACTORS........................   11

USE OF PROCEEDS.....................   16

DIVIDEND POLICIES...................   16

DILUTION............................   17

THE DISTRIBUTION....................   18

MATERIAL FEDERAL INCOME TAX
 CONSEQUENCES OF THE DISTRIBUTION...   20

RELATED PARTY TRANSACTIONS..........   25

FINANCING...........................   27

COMBINED AND PRO FORMA COMBINED
 CAPITALIZATION.....................   29

UNAUDITED PRO FORMA COMBINED
 STATEMENT OF OPERATIONS AND BALANCE
 SHEET..............................   30

NOTES TO UNAUDITED PRO FORMA
 COMBINED STATEMENT OF OPERATIONS
 AND BALANCE SHEET..................   33

MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS......................   34

                                       Page
                                       ----
DESCRIPTION OF OUR BUSINESS..........   42

OUR BOARD OF DIRECTORS AND EXECUTIVE
 OFFICERS............................   54

EXECUTIVE COMPENSATION...............   58

SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS...................   68

BENEFICIAL OWNERSHIP OF MANAGEMENT...   69

DESCRIPTION OF OUR CAPITAL STOCK.....   70

ANTI-TAKEOVER PROVISIONS OF OUR
 CERTIFICATE OF INCORPORATION, BYLAWS
 AND DELAWARE LAW....................   72

LIMITATIONS ON LIABILITY AND
 INDEMNIFICATION OF OFFICERS AND
 DIRECTORS...........................   75

PLAN OF DISTRIBUTION.................   75

EXPERTS..............................   76

VALIDITY OF THE COMMON STOCK.........   76

ADDITIONAL INFORMATION...............   76

REPORT OF INDEPENDENT ACCOUNTANTS....  F-1

HISTORICAL COMBINED FINANCIAL
 STATEMENTS..........................  F-2


   "COMDEX", "INTEROP", "N+I" and "Seybold Seminars" are registered service marks of Key3Media Group, Inc. "JavaOne" is a registered service mark of Sun Microsystems, Inc. "NETWORLD" is a registered service mark of Novell, Inc.

                                    SUMMARY

   This summary highlights important information about our business, the distribution and the offering. Because it is only a summary, it does not contain all the information you should consider before making an investment decision with respect to our common stock. Please read the entire prospectus.

Key3Media Group, Inc.

   We are a new company that Ziff-Davis formed to hold its portfolio of tradeshow and other event businesses. We produce, manage and promote a portfolio of tradeshows, conferences and other events for the information technology, or IT, industry. Our events provide community, content and commerce for vendors, resellers, large volume end users and others involved in the IT industry, including consultants and other advisors. In 1999, we provided face-to-face marketplaces for business-to-business marketing, sales and education in the IT industry for more than one million participants at 44 events, including co-located events.

   Our leading COMDEX and NETWORLD+INTEROP events are the top two IT industry tradeshows in the United States measured by revenue from exhibit space rentals. We also produce customized events for specific IT vendors and segments of the IT industry. At our events, we rent space to exhibitors and receive commissions from third parties who provide services to our exhibitors. We also charge fees for conferences and sell advertising and sponsorships. In 1999, our revenue was $251.4 million, our net income was $26.0 million and our earnings before interest, depreciation and amortization, or EBITDA, were $90.3 million. After making the pro forma adjustments described in this prospectus, our net income for 1999 would have been $4.5 million.

The Distribution and the Offering

   In the distribution, Ziff Davis will distribute all of our outstanding shares to the holders of its Ziff-Davis common stock. In the offering, we will offer and sell new shares of our common stock for cash at a price per share of $6.00. The distribution and the offering will only occur if each is completed and if we are able to complete the financing and make the payments to Ziff-Davis described below.

                                The Distribution

Distributing Company........  Ziff-Davis Inc., a Delaware corporation.

Distributed Company.........  Key3Media Group, Inc., a Delaware corporation.

Reasons for the
Distribution................  The distribution is part of a restructuring of
                              Ziff-Davis designed to transform it into a company focused almost exclusively on the Internet. Ziff-Davis currently conducts its Internet businesses through its ZDNet division, and its other businesses, including our businesses, through its ZD division, and has two different classes of common stock that are designed to correspond to these two divisions:
                              ZDNet common stock and Ziff-Davis common stock.

                              In the restructuring, Ziff-Davis has disposed of substantially all of the businesses in its ZD division other than our businesses and will dispose of our businesses through the distribution.

                              Ziff-Davis' board of directors decided not to sell our businesses because it was not satisfied with the bids it received in an auction conducted as part of the restructuring.

                              Before the distribution, Ziff-Davis will discharge the remaining obligations of the ZD division and, at the same time as the distribution, Ziff-Davis will distribute most of the ZD Division's remaining cash to the holders of Ziff-Davis common stock.

                              Ziff-Davis recently announced that it signed a merger agreement with CNET Networks, Inc. under which CNET will acquire all of the outstanding shares of Ziff-Davis common stock and ZDNet common stock in exchange for shares of CNET common stock.

Record Date.................  The record date for the distribution is the close of business, New York time, on August 14, 2000.

Distribution Date...........  We currently expect that the distribution will occur at 5:00 p.m., New York time, on August 18, 2000, although the actual distribution date could be different.

Distribution Ratio..........  One of our shares for every two shares of Ziff-
                              Davis common stock outstanding on the record date.

No Fractional Shares........  We will not issue any fractional shares in the distribution. Our distribution agent will combine all fractional shares and sell the whole shares resulting from this combination in the open market. If you would otherwise be entitled to receive a fractional share, you will receive a check for your share of the net proceeds of this sale after deducting the sale expenses.

Total Shares to be
Distributed.................  The total number of our shares that Ziff-Davis will distribute in the distribution will depend upon the number of shares of Ziff-Davis common stock that are outstanding on the record date. As of August 8, 2000, there were approximately 107 million shares of Ziff-Davis common stock outstanding and outstanding options to acquire approximately three million shares of ZD common stock. As a result, the maximum number of our shares that Ziff-Davis will distribute in the distribution will be 55.0 million and the minimum will be 53.5 million. For purposes of this prospectus, we have assumed that Ziff-Davis will distribute 55.0 million of our shares in the distribution, although the actual amount will be within the range specified above.

Delivery of Shares..........  Ziff-Davis will distribute share certificates to each record holder of Ziff-Davis common stock at the close of business on the record date representing the number of whole shares such holder receives in the distribution. These certificates will be mailed to you on or about the distribution date, but you should allow several days for the mail to reach you.

                              If you hold your shares of Ziff-Davis common stock through a stockbroker, bank or other nominee, then you are not a record holder of those shares and will not receive any of our shares directly in the distribution.

Trading Market and            There is currently no trading market for our
Listing.....................  shares of common stock and we do not believe that a "when-issued" trading market will develop before we complete the distribution. Our shares will trade on the NYSE, subject to official notice of issuance, under the symbol "KME".

Tax Consequences............  If you are a U.S. stockholder of Ziff-Davis common stock, you will be subject to tax at ordinary income rates on the fair market value of our shares that you receive in the distribution to the extent of your share of Ziff-Davis' current or accumulated tax earnings and profits. Ziff-Davis expects that it will have sufficient current earnings and profits at the end of 2000 so that a substantial part of the distribution will be a taxable dividend. The exact amount of earnings and profits depends on a variety of factors and cannot be determined until the end of 2000. To the extent the value of our shares you receive exceeds your share of Ziff-Davis earnings and profits, you will be required to reduce your basis in your shares of Ziff-Davis common stock. If your basis in your shares of Ziff-Davis common stock is reduced to zero and you are a U.S. stockholder you will recognize capital gain in the amount of any remaining value of the Key3Media shares that you receive. Ziff-Davis expects to report to U.S. stockholders the portion of the distribution that should be treated as a dividend in January 2001.

                              If you are not a U.S. stockholder you will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the fair market value of our shares that you receive in the distribution, or at a lower rate as may be specified by an income tax treaty that applies to you, unless your receipt of our shares is effectively connected with your conduct of a trade or business within the United States. In order to comply with this withholding requirement, Ziff-Davis plans to sell common stock that would have otherwise been distributed to you. For more information about the tax consequences of the distribution or to determine whether you are a U.S. stockholder, see "Federal Income Tax Considerations".

Relationship with Ziff-
 Davis After the              Immediately before the distribution date, we will
 Distribution...............  enter into an agreement with Ziff-Davis under which:

                                 . Ziff-Davis will transfer to us all of the assets and liabilities related to our business;

                                 . we and Ziff-Davis will agree to allocate taxes incurred before the distribution;

                                 . Ziff-Davis will indemnify us against all liabilities not related to our businesses; and

                                 . we will indemnify Ziff-Davis against all liabilities related to our businesses.

                              After the distribution, we will not have any other material contracts or other arrangements with Ziff-Davis. See "Our Relationship with Ziff-Davis Following the Distribution".

Distribution Agent..........
                              The distribution agent for our common stock is The Bank of New York.

Transfer Agent and
 Registrar for the            The transfer agent and registrar for our common
 Company's Shares...........  stock is The Bank of New York.

                                  The Offering

Number of Shares to be
 Sold.......................  We will issue as many shares in the offering as are required so that there will be 65 million of our shares outstanding immediately after the distribution and the offering. Accordingly, the exact number of shares that we will sell in the offering will depend on the number of our shares that Ziff-Davis actually distributes in the distribution, which will not be determined until August 14, 2000, the record date for the distribution. The maximum number of shares that we will sell in the offering will be 11.5 million and the minimum will be 10.0 million. For purposes of this prospectus, we have assumed that we will sell 10.0 million shares in the offering, although the actual amount will be within the range specified above.

Price.......................  The purchasers in the offering will pay $6.00 per share in cash. The offering price was determined solely by the board of directors of Ziff-Davis based primarily on their valuation of our businesses, the bids they received in the unsuccessful auction of our businesses as part of Ziff-Davis' restructuring and general advice they received from external advisors.

                              We expect to receive aggregate proceeds from the
Total Proceeds..............  offering of approximately $69 million, although the exact amount will depend upon the number of shares we actually issue in the offering.

Plan of Distribution........  We will offer and sell shares of our common stock directly to investors solely through the selling efforts of some of our senior executives. The investors may include members of our senior management. We will not pay any commissions, underwriting discounts or other compensation in connection with the offering.

Use of Proceeds.............  We will use a portion of the proceeds from the offering to make the payments described below and retain the balance for general corporate purposes and acquisitions.

Dividends

   Immediately prior to the distribution, we will pay a dividend to Ziff-Davis of approximately $43 million from the proceeds of the offering and the financings described below. Except for this dividend, our board of directors does not presently intend to pay any dividends on our shares. Instead, we intend to retain any future earnings to finance the operation and expansion of our business. In addition, our ability to pay dividends in the future will be restricted by the terms of our credit facility and the debentures described below.

Principal Stockholder

   Affiliates of SOFTBANK Corp. will receive 65.0% of our shares in the distribution. We refer to these affiliates together as "SOFTBANK". After the offering, SOFTBANK will hold approximately 55.0% of our outstanding shares or 38.5% if all of our stock options and warrants were exercised.

Financing

   Prior to the distribution, our wholly owned subsidiary, Key3Media Events, Inc., will enter into a credit facility with a syndicate of banks. The credit facility will consist of two term loan facilities and a revolving credit facility. Key3Media Events will borrow a total of $330 million under the term loan facilities prior to the distribution and will have up to $50 million available for future borrowings under the revolving credit facility. We intend to issue zero coupon senior debentures with an initial principal amount of $75 million. The purchasers of the debentures will also receive warrants to purchase our shares at $6 per share. The aggregate number of our shares that may be purchased upon exercise of the warrants initially will be 6.8 million shares, but this will increase over time if the debentures remain outstanding for more than two years, up to a maximum of 13.3 million shares. The credit facility and the debentures will include customary affirmative and negative covenants that will, among other things, limit our ability to pay dividends and require that we and Key3Media Events satisfy financial tests, including maximum ratios of debt to EBITDA and EBITDA to interest expense. Key3Media Events' ability to borrow under the credit facility, and the purchasers' agreement to purchase our debentures and warrants, are subject to customary closing conditions, including the completion of the distribution, the offering and the other borrowings and the absence of any material adverse change in our business, assets, results of operations or financial condition. See "Financing".

Risk Factors

   You should review the risk factors relating to the distribution, the offering and an investment in our company described in "Risk Factors" beginning on page 11.

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA
   The following selected financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the notes to our combined financial statements, each of which is included elsewhere in this prospectus. The selected combined financial data presented are for the five-year period ended December 31, 1999 and for the three months ended March 31, 1999 and 2000. The combined statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the combined balance sheet data as of December 31, 1998 and 1999 are derived from our audited combined financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The combined statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet information as of December 31, 1995, 1996 and 1997 are derived from our unaudited combined financial statements, which are not included in this prospectus. The combined statements of operations data for the three months ended March 31, 1999 and 2000 and the combined balance sheet information as of March 31, 1999 and March 31, 2000 are derived from our unaudited combined financial statements, which are included elsewhere in this prospectus.
   Our unaudited combined financial statements for the three months ended March 31, 1999 and 2000 have been prepared on the same basis as our audited combined financial statements and includes all adjustments, consisting only of normal recurring adjustments, which management considers necessary for the fair presentation of that financial information. The unaudited results for interim periods are not necessarily indicative of results to be expected for any other interim period or the full year. In addition, our historical financial information may not be indicative of our future performance as an independent company. Unaudited pro forma net income (loss) per share has been calculated using the 65,000,000 shares that will be outstanding at the completion of the distribution and offering.

                                                                                        Three months ended
                                         Years ended December 31                             March 31
                          ----------------------------------------------------------  ------------------------
                            1995(1)       1996         1997        1998       1999       1999         2000
                          -----------  -----------  ----------  ----------  --------  -----------  -----------
                          (unaudited)  (unaudited)                                    (unaudited)  (unaudited)
                                                                                       (in thousands except
                                   (in thousands except per share data)                   per share data)
Combined Statement of
 Operations Data:
Net revenue.............  $  206,454   $  271,166   $  276,254  $  269,135  $251,411  $   18,968    $ 21,147
Operating expenses:
 Cost of production.....      68,810       87,373       87,822      75,445    74,131       8,057       8,412
 Selling, general &
  administrative........      46,489       73,496       87,283      76,760    88,588      17,870      20,861
 Depreciation &
  amortization..........      24,305       32,886       35,619      41,180    38,132      11,095       9,192
                          ----------   ----------   ----------  ----------  --------  ----------    --------
Operating income........      66,850       77,411       65,530      75,750    50,560     (18,054)    (17,318)
Interest income.........         932        1,992        1,841       2,816       487         108          90
Interest expense(2) ....     (44,937)     (48,367)     (65,971)    (45,860)  (23,300)     (5,811)     (5,661)
Equity in income of
 joint venture..........         --           839        1,695       2,658     1,649         642         --
Gain on the sale of
 joint venture
 interest(3) ...........         --           --           --          --     13,746         --          --
Other, net..............          24           16          (40)        (28)      (71)          1          70
                          ----------   ----------   ----------  ----------  --------  ----------    --------
Income (loss) before
 income taxes...........      22,869       31,891        3,055      35,336    43,071     (23,114)    (22,819)
                          ----------   ----------   ----------  ----------  --------  ----------    --------
Provision (benefit) for
 income taxes...........      11,924       13,841        5,406      16,080    17,082      (9,167)     (9,059)
                          ----------   ----------   ----------  ----------  --------  ----------    --------
Net income (loss).......  $   10,945   $   18,050   $   (2,351) $   19,256  $ 25,989  $  (13,947)   $(13,760)
                          ==========   ==========   ==========  ==========  ========  ==========    ========
Unaudited pro forma
 basic net income (loss)
 per common share.......                                                       $0.41                  $(0.21)
Unaudited pro forma
 diluted net income
 (loss) per common
 share..................                                                       $0.29                  $(0.21)
Shares used in computing
 pro forma basic net
 income (loss) per
 common share...........                                                      65,000                  65,000
Shares used in computing
 pro forma diluted net
 income (loss) per
 common share...........                                                      92,849                  92,849
Other Data:
 EBITDA(4)..............  $   91,179   $  111,152   $  102,804  $  119,560  $ 90,270  $   (6,316)   $ (8,056)
Combined Statement of Cash Flows
 Data:
Net cash provided by
 operating activities...  $   26,168   $   19,614   $   27,057  $   81,559  $ 87,812  $   15,338    $  3,979
Net cash used in
 investing activities...    (817,887)     (22,527)      (9,378)    (11,663)   (5,150)     (1,126)       (481)
Net cash provided by
 (used in) financing
 activities.............     815,408       (6,526)     (20,115)    (75,635)  (86,526)     (4,615)      7,945
Combined Balance Sheet
 Data: (at period end)
Cash and cash
 equivalents............  $   27,908   $   18,469   $   16,285  $   10,385  $  5,570  $   19,429    $ 17,206
Property and equipment,
 net....................       7,308       11,789       15,394      11,488    10,028      10,391       9,152
Intangible assets.......     992,046      962,387      934,835     907,048   875,526     898,176     867,690
Total assets............   1,090,981    1,143,522    1,039,506   1,014,526   978,345   1,013,282     987,966
Total long-term debt
 (including current
 portion)...............     575,450      875,450      852,239     382,002   382,002     382,002     382,002
Total shareholders'
 equity.................  $  397,881   $  117,511   $   47,921  $  452,916  $396,392  $  437,566    $383,302

-------
(1) Reflects operations of Softbank Forums for the year and COMDEX from the date of acquisition by SOFTBANK on April 1, 1995.
(2)  Interest expense related to debts payable to Ziff-Davis and SOFTBANK.
(3)  Represents gain on sale of Expo Comm.
(4) EBITDA represents income before taxes plus depreciation and amortization, interest expense net of interest income and excluding any gain on the sale of joint venture interest. EBITDA should not be considered as an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity. Our management believes EBITDA provides meaningful additional information on our operating results and on our ability to service our long-term debt and other obligations and to fund our operations. Because EBITDA is not calculated in the same manner by all companies, the representation herein may not be comparable to other similarly titled measures of other companies.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following table sets forth summary pro forma and pro forma, as adjusted, combined financial data about our company and is derived from our unaudited pro forma combined statements of operations and balance sheet which are contained elsewhere in this prospectus. We have prepared our summary pro forma and pro forma, as adjusted, combined financial data by adjusting our historical combined financial statements to give effect to the following transactions as if they had occurred as of the balance sheet date or on the first day of the period presented:

  .  the distribution;

  .  the offering;

  .  Key3Media Events' borrowing of $330 million under our credit facility;

  . our issuance and sale of $75 million initial principal amount of our debentures and warrants;

  . Key3Media Events' repayment of its existing indebtedness of $382 million and our payment of a $43 million dividend to Ziff-Davis; and

  . our issuance of 21,049,233 stock options under the Key3Media 2000 Stock Option and Incentive Plan.

   The distribution and the offering will only occur if each is completed and if we are able to complete the financing and make the payments to Ziff-Davis described in this prospectus.

   In the opinion of our management, these are all of the adjustments necessary to fairly present this pro forma and pro forma, as adjusted, data. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions discussed above. Our pro forma information may not be indicative of our future performance as an independent company and are not necessarily indicative of the results that would have been reported had such transactions actually occurred on the dates specified, nor are they indicative of our future results. Unaudited pro forma, as adjusted basic net income (loss) per share has been calculated using the 65,000,000 shares that will be outstanding at the completion of the distribution and offering and the 92,849,000 shares that will be outstanding on a fully diluted basis. See "Unaudited Pro Forma Combined Statements of Operations and Balance Sheet" for additional detail.

                               December 31, 1999                  March 31, 2000
                         -------------------------------- --------------------------------
                                               Pro Forma                        Pro Forma
                          Actual   Pro Forma  as adjusted  Actual   Pro Forma  as adjusted
                         --------  ---------  ----------- --------  ---------  -----------
                                     (in thousands except per share data)
                                                  (unaudited)
Combined Statement of
 Operations Data: (1)
Total net revenue....... $251,411  $251,411    $251,411   $ 21,147  $ 21,147   $   21,147
Operating income........   50,560    47,344      47,344    (17,318)  (18,122)     (18,122)
Income before income
 taxes..................   43,071     7,491       7,491    (22,819)  (31,879)     (31,879)
Net income..............   25,989     4,517       4,517    (13,760)  (19,223)     (19,223)
Unaudited pro forma, as
 adjusted basic net
 income (loss) per
 common share...........      --        --     $   0.07        --        --    $    (0.30)
Unaudited pro forma, as
 adjusted diluted net
 income (loss) per
 common share...........      --        --     $   0.05        --        --    $    (0.30)

Combined Statement of
 Cash Flows Data: (2)
Net cash provided by
 operating activities... $ 87,812  $ 77,024    $ 77,024   $  3,979  $  1,118   $    1,118
Net cash used in
 investing activities...   (5,150)   (5,150)     (5,150)      (481)     (481)        (481)
Net cash provided by
 (used in) financing
 activities.............  (86,526) (115,354)    (46,354)     7,945   (20,883)      39,117

Other Data:
EBITDA (3).............. $ 90,270  $ 87,054    $ 87,054   $ (8,056) $ (8,860)  $   (8,860)

Combined Balance Sheet
 Data: (4)
Cash and cash
 equivalents............                                  $ 17,206  $(14,483)  $   45,517
Property and equipment,
 net....................                                     9,152     9,152        9,152
Intangible assets.......                                   867,690   877,481      877,481
Total assets............                                   987,966   966,068    1,026,068
Total long-term debt
 (including current
 portion)...............                                   382,002   390,484      390,484
Division equity.........                                   383,302   352,145      412,145
Total liabilities and
 division equity........                                  $987,966  $966,068   $1,026,068

(Notes following)

--------
(1) The unaudited pro forma combined statement of operations data give effect to the following items, as if they had been in effect on the first day of the period presented and do not purport to represent our results of operations for any future period:

  . interest expense of $34,088 for December 31, 1999 and of $8,522 for the three months ended March 31, 2000 associated with the borrowing of $330 million under Key3Media Events' credit facility and interest expense of $17,495 for December 31, 1999 and of $4,374 for the three months ended March 31, 2000 associated with our issuance and sale of $75 million in debentures and warrants. Interest expense calculated at a rate of 10.33% for the $330 million under Key3Media Events' credit facility and a stated rate of 12% for the $75 million debentures produced an increase in interest expense of $28,283 for December 31, 1999 and $7,235 for the three month period ended March 31, 2000 which is offset by a reduction in interest expense of $23,300 for December 31, 1999 and $5,661 for the three month period ended March 31, 2000 recorded in our historical combined statement of operations for Key3Media Events' existing indebtedness to Ziff-Davis;

  . amortization expense resulting from the issuance costs incurred as a result of borrowing $330 million under Key3Media Events' credit facility and our issuance of $75 million in debentures and warrants; the issuance costs which are estimated to be approximately $10,328; and the value ascribed to the warrants of $15,000;

  . the effective tax rate derived from our income tax expense for the year ended December 31, 1999 was applied to the pro forma adjustments to determine the income tax benefit of $14,108 for December 31, 1999 and $3,597 for the three months ended March 31, 2000 associated with the pro forma adjustments; and

  . the compensation expense of $3,216 for December 31, 1999 and $804 for the three months ended March 31, 2000 resulting from the issuance of stock options under the Key3Media 2000 Stock Option and Incentive Plan with a strike price of $5.00.

(2) The unaudited pro forma and pro forma, as adjusted combined statement of cash flow data give effect to the following items, as if they had been in effect since the first day of the period presented and do not purport to represent our cash flows for any future period:

  . a decrease in net cash provided by operating activities as a result of a net increase in interest expenses and net of a related tax benefit;

  . a decrease in the net cash used in financing activities as a result of the proceeds of $60 million raised in the offering based on 10.0 million shares of our common stock at $6.00 per share; and

(3) EBITDA represents income before taxes plus depreciation and amortization, interest expense net of interest income and excluding any gain on sale of joint venture interest. EBITDA should not be considered as an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity. Our management believes EBITDA provides meaningful additional information on its operating results and on our ability to service our long-term debt and other obligations and to fund our operations. Because EBITDA is not calculated in the same manner by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(4) The unaudited pro forma and pro forma, as adjusted combined balance sheet data give effect to the following items, as if they had occurred as of the balance sheet date and do not purport to represent our financial position for any future periods;

  . the proceeds associated with the borrowing of $330 million under Key3Media Events' credit facility;

  . the proceeds associated with our issuance and sale of $75 million in debentures and warrants;

  . the proceeds associated with the offering of 10.0 million of shares of our common stock at $6.00 per share;

  . the use of proceeds to repay $382 million of Key3Media Events' existing indebtedness and to pay a dividend of approximately $43 million to Ziff-Davis; and

  . the deferred compensation expense associated with the issuance of 21,049,233 stock options under the Key3Media 2000 Stock Option and Incentive Plan.
--------

                                 RISK FACTORS

   You should carefully consider the following risk factors related to the distribution, the offering and an investment in our company.

Risks Relating to the Distribution and the Offering

   Our shares have no trading history and the market prices for our shares may fluctuate significantly unless and until an orderly trading market develops

   There is no trading market for our shares and we do not believe that a "when-issued" trading market will develop before we complete the distribution and the offering. We do not know whether shares of our common stock will be actively traded or at what prices they will trade. In addition, those who receive shares in the distribution may decide to sell those shares. This may delay the development of an orderly trading market in our shares for a period of time following the distribution. Until our shares are fully distributed and an orderly market develops, the prices at which our shares trade may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for our shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our shares, our financial condition and results of operations, investors' perceptions about us and our industry, changes in economic and market conditions generally and in the events and tradeshow industry in particular.

   Significant sales of our shares by SOFTBANK and the possibility that they may occur may adversely affect the market prices for our shares

   SOFTBANK has entered into an agreement which prohibits it from selling the shares it will receive in the distribution for 180 days after the distribution. After the expiration of the lock-up period, SOFTBANK may sell our shares in accordance with an effective registration statement or an applicable exemption from registration. In addition, investors who receive our shares that are not affiliates of us or Ziff-Davis may resell those shares in the public market immediately after the distribution. We cannot predict whether SOFTBANK will sell its shares of our common stock or whether others will sell large amounts of our shares in the public market after the distribution. If a large amount of our shares are sold over a short period of time, or if investors anticipate those sales, the trading price of our shares could be adversely affected. See "The Distribution--Listing and Trading of our Shares".

Risks Relating to Our Company

   Our results depend significantly upon a few important tradeshows which have recently experienced adverse trends

   Historically, we have derived a significant portion of our revenue from a few of our tradeshows, and we expect that our reliance on these shows will continue in the future. In 1999, we derived about 37% of our revenue from tradeshows owned and operated under our COMDEX brand name and approximately 28% of our revenue from COMDEX/Fall in particular. In addition, we derived approximately 33% of our revenue from trade shows operated under our N+I brand name and 29.1% from our two largest N+I trade shows. Although we will seek to diversify our portfolio of tradeshows, our results of operations depend substantially on the success of COMDEX/Fall and the top two N+I tradeshows. In recent years, these events have experienced a decline in exhibit space rentals, exhibitors and attendees. At COMDEX, we believe these declines are attributable primarily to consolidation in the IT industry, adverse economic conditions in Asia, the commoditization of personal computers and the shift away from personal computing to the Internet, networks and wireless communications. COMDEX traditionally highlighted the personal computer sector of the IT industry. See "--Exhibitor participation and attendance have recently declined at most of our events and if these trends continue it will adversely affect our revenue and results of operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

   Exhibitor participation and attendance have recently declined at most of our events and if these trends continue it will adversely affect our revenue and results of operations

   In recent years, most of our events have experienced a decline in exhibit space rentals, exhibitors and attendees. We have been able to more than offset the adverse impact of these trends on our revenue from most of our events other than our COMDEX events by increasing our exhibit space rental fees and advertising and sponsorship revenue. We have not been able to offset the adverse revenue impact of these trends at our COMDEX events and revenue from those events and our total revenue has declined. If these trends continue, we may continue to experience declining revenue and for our non-COMDEX events we may not be able to continue to offset their adverse revenue impact by raising our exhibit space rentals and increasing our advertising and sponsorship revenues. This would adversely affect our results of operations.

   The seasonality of our revenue may adversely affect the market prices for our shares

   Although we receive the majority of fees we generate from our events in advance, we record them as revenue only when the events occur. Because of the timing of our largest tradeshows, our revenue is seasonal. Our revenue is usually higher during the second and fourth quarters of each calendar year, primarily because our largest N+I event occurs in the second quarter and our largest COMDEX event occurs in the fourth quarter. This seasonality causes our operating results to vary considerably from quarter to quarter and these fluctuations could adversely affect the market price of our common stock.

   We have never operated as an independent company and if we have difficulties doing so our results of operations could be adversely affected

   Our business has not operated as an independent public company since its components were acquired by SOFTBANK in 1995 and 1996. Ziff-Davis acquired the business from SOFTBANK in 1998. Since 1995, the business has relied on SOFTBANK and Ziff-Davis for various financial, administrative and managerial assistance in conducting its operations. Following the distribution, we will maintain our own credit and banking relationships and perform our own financial, administrative and investor relations functions. Additionally, there can be no assurance that we will be able to successfully put in place the financial, administrative and managerial structure necessary to operate as an independent public company, or that the development of that structure will not require a significant amount of management time and other resources. Although we have been profitable as a subsidiary of Ziff-Davis, there can be no assurance that we will remain profitable as an independent company.

   Our historical and pro forma financial information may not be indicative of our future results of operations or financial condition

   The historical financial information included in this prospectus does not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented and may not be indicative of what our results of operations, financial position and cash flows will be in the future. This is because:

  . Ziff-Davis and SOFTBANK provided our predecessors with various services and allocated expenses for these services in amounts that may not have been the same as the expenses our predecessors would have incurred had they performed or acquired these services themselves; and

  . the information does not reflect other events and changes that will occur as a result of our separation from Ziff-Davis, including, in the case of the historical financial information, the establishment of our new capital structure, the incurrence of debt and our increased interest expense, and, in the case of both the historical and the pro forma financial information, changes in our expenses as a result of new employees, taxes and other structures and matters; and

  . we may engage in new or different business activities and practices after the distribution and the offering.

   Key3Media Events' credit facility, our debentures and other indebtedness may restrict certain activities and adversely affect our financial condition

   Before the distribution, Key3Media Events will borrow approximately $330 million under a credit facility and we expect to issue debentures with an initial principal amount of $75 million. See "Financing". We may also incur additional indebtedness from time to time for general corporate purposes, including working capital requirements, capital expenditures and future acquisitions.

   The terms and amount of our and Key3Media Events' indebtedness could:

  . increase our vulnerability to general adverse economic conditions or difficulties that may arise in our business;

  . require a substantial portion of our cash flow from operations and reduce the funds that we have available for working capital, capital expenditures and other requirements;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate or in taking advantage of significant business opportunities that may arise;

  . limit our ability to engage in certain business activities, including our ability to borrow additional funds or make certain investments, due to the financial and restrictive covenants in our credit facility; and

  . if we cannot service our debt, we may be forced to reduce our capital expenditures, sell assets, restructure or refinance our indebtedness or seek additional equity capital (which may substantially dilute the ownership interest of holders of our shares).

Any of these consequences could have a material adverse affect on our business, results of operations, financial condition and cash flows.

   If we cannot retain key personnel it may adversely affect our results of operations

   Our success depends to a significant extent on the continued service of key management personnel including Fredric D. Rosen and Jason E. Chudnofsky. Under our contract with Mr. Chudnofsky, he has the contractual right to terminate his employment effective at any time between December 1, 2000 and March 31, 2001 upon 90 days' written notice and receive two years' compensation. The loss or interruption of the services of our senior management personnel or the inability to attract and retain other qualified management, sales, marketing and technical employees could also have an adverse effect on our financial condition or results of operations. We do not have any key man insurance.

   If our licenses to use "NETWORLD" or "JavaOne" terminate and are not renewed it may adversely affect our results of operations

   We generate significant revenue and earnings from our NETWORLD+INTEROP tradeshows and JavaOne conferences. We believe that the brand names of these events are well established in the market and are important to our ability to attract both exhibitors and attendees. Although we own the service mark "INTEROP", we license the "NETWORLD" service mark from Novell under a license which expires on December 31, 2001, subject to automatic renewal unless Novell terminates the license upon 15 months' notice. We own the "N+I" service mark jointly with Novell. We also license the name "JavaOne" from Sun Microsystems under a license which expires in July 2001. If these licenses terminate and are not renewed, we would not be able to produce events using these service marks and that could adversely affect our revenue and results of operations.

   The IT events industry is highly competitive and we may lose exhibitors, attendees and advertising and sponsorship revenue to our competitors, which would adversely affect our results of operations

   The IT events industry is highly competitive. We compete with various established tradeshows, including those produced by the Hanover Messe, a German public authority (CeBIT), Miller Freeman, Inc., a division of

United News & Media Company (PC Expo); Advanstar Communications, Inc. (Telexpo Brazil); IDG World Expo, a division of International Data Group (Comnet); and Penton Media, Inc. (Internet World). We also face competition from a growing number of new small and mid-sized regional events and events focusing on particular segments of the IT industry. At most tradeshows, participation by key exhibitors is important because it helps attract other exhibitors and attendees. If we were to lose any of our key exhibitors to our competitors, it could make our events less attractive to other exhibitors and attendees. We also compete for advertising dollars with other forms of media, including print publishing and the Internet. We must make our events more attractive to exhibitors and attendees than the other alternatives available to them or our business will suffer.

   Because it will own a majority of our outstanding shares, SOFTBANK will be able to control the outcome of any stockholder vote and this could adversely affect the market prices for our shares

   After the completion of the distribution and offering, SOFTBANK will own approximately 55.0% of our outstanding shares. As long as SOFTBANK owns a majority of our shares, other stockholders will be unable to affect the outcome of stockholder voting. SOFTBANK will continue to be able to elect our entire board of directors and generally to determine the outcome of all corporate actions requiring stockholder approval. As a result, SOFTBANK will be in a position to continue to control all matters affecting us, including:

  .  a change of control, including a merger;

  .  the acquisition or disposition of assets by us;

  .  further issuances by us of common stock or other securities;

  .  our incurrence of debt; and

  .  the payment of dividends on our common stock.

SOFTBANK's ability to control the outcome of stockholders vote could adversely affect the market prices for our shares.

   We are subject to risks related to international operations

   We operate a multinational business and, accordingly, we are subject to risks inherent in international operations, including:

  . the difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

  . tax rates in some foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions; and

  . general economic and political conditions in the countries in which we operate may have an adverse effect on our operations in those countries.

   Non-U.S. dollar net revenue accounted for approximately 6.8% of our 1999 revenue and approximately 7.3% of our 1998 revenue, compared to our non-U.S. dollar expenses which accounted for approximately 6.8% of our 1999 expenses and approximately 8.8% of our 1998 expenses. We do not hedge our foreign currency exchange rate risk. As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks.

   We may acquire other event businesses and these could present difficulties that could adversely affect our results of operations, financial condition and the market prices for our shares

   We may selectively acquire other exposition businesses which may or may not be focused on the IT industry. As a result of these acquisitions, we may:

  . have difficulty assimilating their customers and personnel, particularly if the acquired events are not focused on the IT industry;

  . create goodwill that would impair our operating results as it is amortized;

  . face difficulties related to the significant strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

  . pay too much, especially if our industry consolidates and an active bidding process develops;

  .  dilute existing stockholders if we use our stock to make acquisitions;
     and

  .  borrow additional funds if we use cash to make acquisitions.

Some or all of the foregoing could adversely affect our results of operations, financial condition, cash flows and/or the market prices for our shares.

   We may expand into new businesses in which we have no experience and our inexperience may adversely affect our results of operations

   We may expand our event portfolio to include events focusing on industries other than the IT industry. In addition, we may enter into non-event businesses, including the Internet and e-commerce. We have no recent experience in producing events outside the IT industry and no experience in businesses other than events. If we decide to pursue these opportunities, we may not be successful and our revenue and results of operations may be adversely affected.

   Certain provisions of our certificate of incorporation and by-laws may discourage takeovers and this may depress the market prices for our shares

   Our certificate of incorporation and by-laws contain provisions that may make more difficult or expensive, or may discourage, a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our certificate of incorporation and by-laws:

  . classify our board of directors into three groups, so that stockholders elect only one-third of the board each year;

  .  permit stockholders to remove directors only for cause;

  . permit a special stockholders' meeting to be called only by a majority of the board of directors;

  .  do not permit stockholders to take action by written consent;

  . require stockholders to give us advance notice to nominate candidates for election to our board of directors or to make stockholder proposals at a stockholders' meeting;

  . permit our board of directors to issue, without stockholder approval, preferred stock with terms as the board may determine; and

  . require the vote of the holders of at least 80% of our voting shares to amend the provisions described above.

Our certificate of incorporation and by-laws permit the removal of directors for cause, the calling of special meetings by stockholders and stockholder action by written consent at any time during which SOFTBANK and our directors and executive officers together hold shares that entitle them to cast votes representing more than 50% of the total voting power in the election of directors generally.

   In addition to the provisions described above, Delaware law generally restricts mergers and other business combinations between us and any holder of 15% or more of our shares, unless the transaction is approved in advance by our board of directors.

   These provisions of our certificate of incorporation and by-laws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of our stockholders may consider those types of proposals desirable. These provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for you and your fellow stockholders to participate in tender offers, including tender offers at prices above the then-current market value of our common stock, and may also inhibit increases in the trading price of the common stock that could result from takeover attempts or speculation.

                                USE OF PROCEEDS

   We expect to receive total net proceeds from the offering of $60.0 million, although the exact amount will depend upon the number of shares we actually issue in the offering. There will be no underwriting discounts or commissions. We will use a portion of the proceeds from the offering to make the contribution to Key3Media Events and to pay the dividend to Ziff-Davis described in the next paragraph. We will retain the balance of the proceeds for general corporate purposes and acquisitions.

   In addition to the approximately $60.0 million of aggregate net proceeds from the offering, we will receive aggregate net proceeds from the sale of our debentures and warrants of $72.9 million. We will contribute all but $47.5 million of the combined aggregate net proceeds from these transactions to Key3Media Events, who will use the funds and the $323.2 million of aggregate net proceeds it receives from its term loan borrowings under the credit facility to repay its current borrowings of $150.0 million from external lenders and $232.0 million from Ziff-Davis. From the $47.5 million we retain, we will pay a cash dividend to Ziff-Davis of $43.0 million.

                               DIVIDEND POLICIES

   Except for the $43.0 million cash dividend that we will pay to Ziff-Davis prior to the distribution, our board of directors does not intend to pay any dividends in the foreseeable future. Instead, we will retain any future earnings to finance the operation and expansion of our business. In addition, our ability to pay dividends in the future will be restricted by the terms of our credit facility and the debentures we will issue.

                                    DILUTION

   Our net tangible book value as of March 31, 2000 was approximately $(484.4) million or $(8.81) per share, based on the assumption that there were 110 million shares of Ziff-Davis common stock outstanding on the record date which would result in the distribution of 55.0 million shares of our common stock if the distribution occurred on March 31, 2000. Net tangible book value per share is equal to our total tangible assets minus our total liabilities divided by the 55.0 million shares of our common stock to be issued in the distribution (based on the foregoing assumptions). Assuming we had sold 10.0 million shares of common stock in the offering at an assumed offering price of $ 6.00 per share, and after deducting and paying an estimated dividend of $43 million to Ziff-Davis, our pro forma net tangible book value at March 31, 2000 would have been approximately $(467.4) million, or $(7.19) per share. This represents a book value per share immediate dilution of $13.19 per share to new investors. Dilution is determined by subtracting the pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates the substantial and immediate per share dilution to new investors:

                                                                  Per share
                                                                --------------
Assumed public offering price..................................         $ 6.00
  Net tangible book value as of March 31, 2000................. $(8.81)
  Increase in pro forma net tangible book value attributable to
   new investors, after payment of dividend to Ziff-Davis......   1.62
                                                                ------
Pro forma net tangible book value after the offering...........          (7.19)
                                                                        ------
Dilution to new investors......................................         $13.19
                                                                        ======

   The following table summarizes as of March 31, 2000 the number of our shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by Ziff-Davis and by new investors at an assumed public offering price of $6.00 per share and without giving effect to the estimated offering expenses:

                                       Shares          Total       Average price
                                     purchased     consideration     per share
                                   -------------- ---------------- -------------
                                   Number Percent  Amount  Percent
                                   ------ ------- -------- -------
Existing stockholders............. 55,000   84.6  $345,525   85.2      $6.28
New investors..................... 10,000   15.4    60,000   14.8      $6.00
                                   ------  -----  --------  -----
  Total........................... 65,000  100.0% $405,525  100.0%
                                   ======  =====  ========  =====

                                THE DISTRIBUTION

The Restructuring of Ziff-Davis

   The distribution was planned as a part of a restructuring that would transform Ziff-Davis into a company focused almost exclusively on Internet-related businesses and replace Ziff-Davis' existing tracking stock structure with a single class of ordinary common stock. Ziff-Davis currently conducts its Internet businesses through its ZDNet division and conducted all of its other businesses, including our businesses, in its ZD division. Ziff-Davis has two classes of common stock that are designed to relate to its two divisions: ZDNet common stock and Ziff-Davis common stock. Each of these classes is what is commonly referred to as "tracking stock." ZDNet common stock is intended to track the performance of Ziff-Davis' ZDNet division and Ziff-Davis common stock is intended to track the performance of Ziff-Davis' ZD division. The ZD division also has a retained interest in the ZDNet division that is currently equivalent to 60 million shares of ZDNet common stock.

   In the restructuring, Ziff-Davis has disposed of substantially all of the businesses included in the ZD division other than our businesses. Most of these assets have been sold to third parties for cash, but a few have been sold to the ZDNet division in exchange for an increase in the ZD division's retained interest in the ZDNet division. Ziff-Davis used the cash proceeds from the sales to third parties to repay indebtedness attributable to the ZD division.

   In addition to the approximately $60.0 million of aggregate net proceeds from the offering, we will receive aggregate net proceeds from the sale of our debentures and warrants of $72.9 million. We will contribute all but $47.5 million of the combined aggregate net proceeds from these transactions to Key3Media Events, who will use the funds and the $323.2 million of aggregate net proceeds it receives from its term loan borrowings under the credit facility to repay its current borrowings of $150.0 million from external lenders and $232.0 million from Ziff-Davis. From the $47.5 million we retain, we will pay a cash dividend to Ziff-Davis of $43.0 million.

   Ziff-Davis will use the cash it receives from us to fund a cash dividend to the holders of Ziff-Davis common stock of $2.50 per share. The cash dividend will be paid on August 18, 2000 to holders of record on August 14, 2000.

   On July 19, 2000 CNET Networks, Inc. and ZDNet announced that they had signed a definitive merger agreement under which CNET will acquire all of the outstanding Ziff-Davis common stock and ZDNet common stock. Under the terms of the merger agreement, each share of Ziff-Davis common stock will be converted into 0.3397 shares of CNET common stock and each share of ZDNet common stock will be converted into 0.5932 shares of CNET common stock. CNET expects to issue approximately 50 million shares of its common stock in the transaction, valued at approximately $1.4 billion based on the closing price of CNET common stock on August 2, 2000. As a result, holders of Ziff-Davis stock will hold approximately 35% of the combined equity.

   The transaction is subject to customary terms and conditions, including the approval of the shareholders of both companies and termination of the waiting period under the Hart-Scott-Rodino Act. SOFTBANK has agreed to vote its shares in favor of the transaction. Members of CNET's management representing approximately 20% of CNET's stock have also agreed to vote for the merger. The parties expect the transaction to close in the fourth quarter of 2000.

Background of the Distribution

   As part of the restructuring, Ziff-Davis attempted to sell all of the businesses in its ZD division through several auctions conducted by Morgan Stanley Dean Witter, its financial advisor. Although it received a number of bids and engaged in significant negotiations in an auction that was conducted for our businesses, the board of directors of Ziff-Davis ultimately concluded that the prices and contractual terms offered by the bidders were not sufficient to justify a sale. While it never reached agreement with a bidder on price and the terms of the various proposals all contained a number of purchase price adjustments that made it difficult to ascertain the final price, the board of directors believes the highest potentially viable bid that it received valued our company as of February 2000 without any debt and with minimal working capital at around $640 million. However, this bid was received in February 2000 and there were a number of issues besides price on which no agreement was reached with the bidder, including the extent of contractual recourse to Ziff-Davis after the completion of the sale. Ziff-Davis sought to limit this recourse significantly because it is winding up its ZD division.

   In light of the circumstances, the board of directors of Ziff-Davis concluded that the distribution, and the related borrowings and cash dividend to holders of Ziff-Davis common stock, represented the best way to maximize stockholder value. In reaching this decision, the board of directors considered, among other things, the matters described above and the advice of Morgan Stanley Dean Witter and other financial advisors.

Manner of Effecting the Distribution

   In the distribution, one of our shares will be distributed for every two shares of Ziff-Davis common stock outstanding on the record date. The total number of our shares that will be distributed will depend on the number of shares of Ziff-Davis common stock outstanding on the record date. Based upon the approximately 110 million shares on a fully diluted basis of Ziff-Davis common stock outstanding on August 8, 2000, 55.0 million of our shares will be distributed in the distribution. The common stock to be distributed, together with the common stock issued in the offering, will constitute all of our outstanding common stock on the distribution date. However, in connection with the distribution, we have adopted the Key3Media 2000 Stock Option and Incentive Plan and granted stock options to our directors and employees. See "Executive Compensation--Compensation and Benefit Plans". We will also issue warrants to the purchasers of our debentures. See "Financing".

   Shortly after the distribution date, Ziff-Davis will deliver share certificates to each record holder of Ziff-Davis common stock representing the number of whole shares issued to it in the distribution.

   In order to receive our shares in the distribution, you must be a record holder of Ziff-Davis common stock on August 14, 2000. If you are not a record holder of Ziff-Davis common stock because your shares are held on your behalf by your stockbroker or other nominee, your shares of our common stock will be issued in the name of your stockbroker or other nominee on or about the distribution date.

   Ziff-Davis will not distribute any fractional shares of our common stock. The distribution agent will combine all fractional shares that would otherwise have been distributed into whole shares, and sell those whole shares in the open market at then prevailing prices on behalf of all stockholders entitled to receive fractional shares. Those stockholders will receive cash in the amount of their proportional share of the total sale proceeds, net of brokerage commissions and other sale expenses. These sales are expected to be made as soon as practicable after the mailing of share certificates to you.

   You will not be required to pay any cash or other consideration or take any other action to receive our shares in the distribution, or to surrender or exchange your shares of Ziff-Davis common stock. The distribution will not affect the number of outstanding shares of Ziff-Davis common stock. We are not seeking your vote in connection with the distribution, and you will not have any appraisal rights in connection with the distribution.

Listing and Trading

   Our common stock will trade on the NYSE, subject to official notice of issuance, under the symbol "KME". We do not expect a "when-issued" trading market to develop before the distribution date because the distribution will be conditioned upon our receipt of the proceeds from the financing described in this prospectus. Instead, under the normal NYSE trading practices, we expect that Ziff-Davis common stock will begin to trade with due-bills beginning on August 10, 2000 and that this will continue through and including the first day on which our shares trade on the NYSE, which we currently expect to be August 21, 2000. These due-bills will entitle the holder to receive the cash dividend and our shares in the distribution, and they will become payable on the fourth trading day of our shares on the NYSE. As a result of the due-bills, if you own Ziff-Davis common stock you will only be able to trade those shares during the period from and including August 10, 2000 through and including the first trading day for our shares together with your related right to receive the cash dividend and our shares in the distribution. However, if you own Ziff-Davis common stock on the first trading day for our shares, you may trade our shares separately on and after that trading day.

   As a result of the distribution, the trading price of Ziff-Davis common stock immediately following the first trading day for our shares on the NYSE distribution will likely be lower than the closing price of Ziff-Davis common stock on that first trading day. The combined trading prices of Ziff-Davis common stock and our common stock after the first trading day for our shares on the NYSE may be less than, equal to or greater than the closing price of Ziff-Davis common stock on that first trading day and may fluctuate significantly.

   The shares of our common stock distributed to you will be freely transferable unless you are one of our "affiliates" under the Securities Act. Our affiliates generally include individuals or entities that control, are controlled by, or are under common control with us, including SOFTBANK, and may include some of our directors, officers and significant stockholders. Our affiliates will be permitted to sell our shares only in accordance with an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the brokerage sales provisions of Rule 144 thereunder. We believe that persons who may be deemed to be our affiliates after the distribution and the offering will beneficially own approximately 70.2% of our outstanding shares.

   We cannot assure you that our shares will be actively traded or that they will trade in a certain price range. Some holders of Ziff-Davis common stock who receive our shares may decide that they do not want our shares, and may sell them shortly after the distribution. This may delay the development of an orderly trading market in our shares for a period of time following the distribution. Until our shares are fully distributed and an orderly market develops, the prices at which our shares trade may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for our shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our shares, our results of operations, what investors think of us and our businesses and changes in economic market conditions generally and in our businesses in particular.

   Following the distribution, Ziff-Davis common stock will continue to be listed and traded on the New York Stock Exchange under the symbol "ZD" until the merger with CNET described above.

          MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

   The following is a discussion of the material United States federal income tax consequences regarding the distribution. This discussion does not consider the specific circumstances of any particular investors (such as tax-exempt entities, certain insurance companies, broker-dealers, traders in securities that elect to mark to market, investors liable for alternative minimum tax, investors that actually or constructively own 10% or more of our voting stock or voting stock of Ziff-Davis, investors that hold Ziff-Davis common stock or our common stock as part of a straddle or a hedging or conversion transaction or investors whose functional currency is not the U.S. dollar), some of which may be subject to special rules. This summary is based on the tax laws of the United States (including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions) as in effect on the date hereof, all of which are subject to change or changes in interpretation, possibly with retroactive effect.

   As used herein, the term "U.S. stockholder" means a holder of Ziff-Davis common stock or our common stock that is for United States federal income tax purposes:

  .  a resident or citizen of the United States;

  . a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

   As used in this prospectus, the term "foreign stockholder" means a holder of Ziff-Davis common stock or our common stock that is not a United States person for United States federal income tax purposes.

   Stockholders are urged to consult with their individual tax advisors concerning the consequences of the distribution and the ownership and sale of our common stock and Ziff-Davis common stock under federal, state, local and foreign tax laws, including the effect of possible changes in tax law.

The Distribution

   U.S. Stockholders

   If you are a U.S. stockholder, you will include the fair market value of the shares of our common stock received in the distribution in gross income as ordinary dividend income only to the extent of your share of Ziff-Davis' current or accumulated tax earnings and profits through the end of Ziff-Davis' 2000 tax year. Although Ziff-Davis does not expect that it will have any accumulated earnings and profits at the end of its 2000 tax year, Ziff-Davis expects that it will have sufficient current earnings and profits so that a substantial part of the distribution will be a taxable dividend. The exact amount of Ziff-Davis' earnings and profits depends upon a variety of factors and cannot be determined until the end of its 2000 tax year. To the extent the value of our common stock on the distribution date exceeds Ziff-Davis' per share earnings and profits, if you are a U.S. stockholder, you will be required to reduce your basis in your shares of the Ziff-Davis common stock by the excess. If you are a U.S. stockholder and your basis in your shares of Ziff-Davis common stock is reduced to zero, you will recognize capital gain equal to the amount of any remaining value of our common stock that you receive. Your holding period in our common stock will begin on the day after the distribution date. Ziff-Davis expects to report to U.S. stockholders the portion of the distribution that should be treated as a dividend in January 2001.

   A U.S. stockholder that is a corporation will, subject to generally applicable limitations, be entitled to a dividends received deduction in an amount equal to 70% of the amount of the distribution received by it that is a dividend. If a dividend is deemed to be "extraordinary" under Section 1059 of the Code, a corporate stockholder may be required to reduce its basis in Ziff-Davis common stock by the nontaxed portion of the dividend.

   Foreign Stockholders

   If you are a foreign stockholder you will be subject to United States withholding tax equal to 30% of the gross amount to be received by you in the distribution (including amounts that are not treated as dividends for United States federal income tax purposes) unless the receipt of our common stock is effectively connected with the foreign stockholder's United States trade or business (in which case you would be required to submit an Internal Revenue Service Form 4224 or W-8ECI to us) or you, if you are a foreign stockholder, are eligible for a lower rate under an applicable treaty (in which case you would be required to submit an Internal Revenue Service Form 1001 or W-8BEN to
us). In order to comply with this withholding requirement, Ziff-Davis plans to sell common stock that would otherwise have been distributed to a foreign stockholder in the amount necessary to generate a sufficient amount of cash so Ziff-Davis can comply with its withholding obligation with respect to that foreign stockholder. If the cash received by Ziff-Davis upon this kind of sale is in excess of the amount required to be remitted to the United States taxing authorities, this excess will be distributed to the foreign stockholder in the distribution. A foreign stockholder who is subject to withholding tax upon the distribution may file a claim for refund to the extent of the withholding tax that has been imposed on the portion of the distribution representing amounts in excess of our current and accumulated tax earnings and profits.

Ownership and Disposition of Common Stock

   U.S. Stockholders

   Distributions. Our board of directors does not presently intend to declare any other distribution on our common stock. But if we do make another distribution on our common stock, it will be treated as a dividend to the extent of the U.S. stockholder's share of our current or accumulated tax earnings. Dividends paid to our U.S. stockholders will be subject to income tax at ordinary rates. To the extent the value of a distribution with respect to our common stock exceeds the U.S. stockholder's share of our current or accumulated tax earnings, the U.S. stockholder will be required to reduce its basis in our shares by that excess. A U.S. stockholder whose basis in our shares is reduced to zero will recognize capital gain equal to the amount of any remaining value of the distribution received.

   Gain on Disposition. The sale or other disposition (including, in some cases, redemption) of our shares by a U.S. stockholder generally will result in the recognition of capital gain or loss to the holder in an amount equal to the difference between the amount realized and the U.S. stockholder's adjusted basis in our shares. A U.S. stockholder's adjusted basis in our shares generally will be the fair market value of those shares as of the distribution date, reduced, but not below zero, by the amount of distributions with respect to the stock that are not treated as dividends.

   Foreign Stockholders

   Distributions. Our board of directors does not presently intend to declare any other distributions on our common stock. But if we do make additional distributions a foreign stockholder will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of distributions with respect to our common stock or the lower rate as may be specified by an applicable income tax treaty (in which case the foreign stockholder would be required to submit to us an Internal Revenue Service Form 4224 or W-8BEN), unless the distributions are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States (in which case the foreign stockholder would be required to submit to us an Internal Revenue Service Form 4224 or W-8ECI). Dividends that are effectively connected with that holder's conduct of a trade or business in the United States (and, if a treaty requires, are attributable to a permanent establishment maintained by that holder in the U.S.) are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, and are not generally subject to withholding, if the holder complies with certain certification and disclosure requirements. Any effectively connected distributions received by a foreign corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or lower rate as may be specified by an applicable income tax treaty.

   Under current law, distributions paid to an address outside the United States are presumed to be paid to a resident of the country of address (unless the payer has knowledge to the contrary) for purposes of the withholdings discussed above and for purposes of determining the applicability of a tax treaty rate. Under certain recently finalized Treasury Regulations, which we refer to as the "new withholding regulations", a foreign stockholder will be required to satisfy certain certification and other requirements in order to claim the benefit of a reduced withholding tax rate with respect to dividends under an applicable treaty. In addition, under the new withholding regulations, in the case of common stock held by a foreign partnership, the certification requirement would generally be applied to the partners. The new withholding regulations also provide look-through rules for tiered partnerships. The new withholding regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Foreign stockholders are encouraged to consult with their own tax advisors with respect to the application of the new withholding regulations.

   A foreign stockholder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service.

   Gain on Disposition. A foreign stockholder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of our shares unless:

  . the gain is effectively connected with a trade or business of the foreign stockholder in the United States or, if a tax treaty requires, is attributable to a permanent establishment maintained by the foreign stockholder in the United States,

  . in the case of a foreign stockholder who is an individual and holds our shares as a capital asset, that holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met, or

  . we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five-year period ending on the date of the disposition and the foreign stockholder owned more than 5% of our shares at any time during that period.

We believe that we will not be a "U.S. real property holding corporation" for U.S. federal income tax purposes. Different tax consequences would apply to certain foreign stockholders if we were to become a "U.S. real property holding corporation".

   Federal Estate Taxes. Shares of our common stock owned or treated as owned by a foreign stockholder at the time of death, or shares of which the foreign stockholder made certain lifetime transfers, will be included in that holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

   U.S. Information Reporting Requirements and Backup Withholding Tax. We must report annually to the U.S. Internal Revenue Service and to each foreign stockholder the amount of dividends paid to that holder (including the name and address of that holder) and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the foreign stockholder resides under the provisions of an applicable income tax treaty.

   Under current law, backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons who fail to furnish certain information under the U.S. information reporting requirements) generally will not apply to dividends paid to a foreign stockholder at an address outside the United States unless that foreign stockholder is engaged in a trade or business in the United States or unless the payer has knowledge that the payee is a United States Person. However, under the new withholding regulations (which are generally effective for dividends paid after December 31, 2000), dividend payments may be subject to backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to rules applicable to foreign partnerships under the new withholding regulations.

   In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of our shares to or through a foreign office of a broker. If, however, that broker is, for U.S. federal income tax purposes:

  .  a United States person;

  .  a controlled foreign corporation;

  . a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

  . effective for payments after December 31, 2000, a foreign partnership, if at any time during its tax year, more than 50% of its income or capital interests are owned by "U.S. persons" (as defined in U.S. Treasury Regulations) or it is engaged in a United States trade or business;

those payments will not be subject to backup withholding but will be subject to information reporting, unless (a) that broker has documentary evidence in its records that the beneficial owner is a foreign stockholder and certain other conditions are met or (b) the beneficial owner otherwise establishes an exemption.

   Payments to or through a U.S. office of a broker of the proceeds of a sale of our shares is generally subject to both backup withholding and information reporting unless the beneficial owner certifies on a Form W-8 (or a suitable substitute form) under penalties of perjury that it is a foreign stockholder, or otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the U.S. Internal Revenue Service.

                           RELATED PARTY TRANSACTIONS

Distribution Agreement

   We, Key3Media Events and Ziff-Davis will enter into a distribution agreement which will provide for the principal corporate transactions required to effect the distribution and indemnities for liabilities relating to our respective businesses. The following summary addresses all of the material provisions of the distribution agreement but is qualified in its entirety by the complete text of the distribution agreement which is attached as an exhibit to our registration statement.

   Pursuant to the distribution agreement, Ziff-Davis will transfer to Key3Media Events all of the subsidiaries through which it conducts it tradeshow and other event businesses and in exchange we will issue to Ziff-Davis the shares to be distributed in the distribution. Ziff-Davis will deliver these shares to the distribution agent. The distribution agreement will also provide that, on or before the distribution date:

  .  Key3Media Events will borrow $330 million under a credit facility;

  . we will issue and sell $75 million initial principal amount of debentures and warrants;

  . Key3Media Events will repay its existing external borrowings of $150 million and the $232 million it owes to Ziff-Davis; and

  .  we will pay a dividend of approximately $43 million to Ziff-Davis.

   Under the distribution agreement, we will indemnify Ziff-Davis against third-party claims to the extent they arise out of or result from:

  .  our businesses;

  .  pending litigation against us;

  .  a breach of the distribution agreement; or

  . any misstatements in or omissions from the registration statement that relate to us or our subsidiaries, the offering, the debentures, the warrants or Key3Media Events' borrowings under the credit facility.

   Under the distribution agreement, Ziff-Davis will indemnify us against third-party claims to the extent they arise out of or result from:

  .  any of Ziff-Davis' businesses other than our businesses;

  . the class actions and derivative suits described in Note 13 to our historical combined financial statements or any shareholder derivative suits that relate to or arise out of the distribution or restructuring;

  . any failure of the ZD Retirement & Savings Plan to be fully funded as of the distribution date;

  .  any breach of the distribution agreement;

  . any misstatements in or omissions from the registration statement that relate to Ziff-Davis or its subsidiaries (other than us or our subsidiaries) or the distribution; or

  .  the distribution.

   The distribution agreement will also include an allocation of taxes and related cross-indemnities.

Agreement to Produce our Japanese Events

   SOFTBANK Forums KK, a subsidiary of SOFTBANK Corp., owns our events in Japan, including among others COMDEX/Japan and N+I Japan. In particular, SOFTBANK Forums owns the profit or loss from our Japanese events and all venue leases and contractual rights against third parties associated with our Japanese events.

   We provide technical assistance and accounting and administrative services to SOFTBANK Forums and we have licensed it to use our trademarks in Japan. We negotiate a fee for our technical assistance each year depending on the level of services we have provided. For our accounting and administrative services, we receive a fee equal to 25% of all of the money that we collect in the United States on behalf of SOFTBANK Forums. SOFTBANK Forums also pays us a royalty of 10% of gross revenues from our events in Japan. All of the royalty and service fees that we receive from SOFTBANK Forums are capped at the lesser of 20% of gross margins and 5% of gross revenues.

Affiliated Company Notes

   As of January 1, 1999, we owed Ziff-Davis $382 million. Interest is payable on this debt at 6% per annum. On April 13, 2000 we borrowed $150 million from two commercial banks and used the proceeds from this borrowing to reduce our debt to Ziff-Davis to its current level of $232 million. Ziff-Davis agreed to pay all expenses relating to this borrowing, including commitment fees, legal and other fees and interest.

Ziff-Davis Administrative Services

   In the past, Ziff-Davis provided us with various administrative services. After the distribution, we will have to provide these services ourselves. For historical information about these services, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Costs-- Selling, General and Administrative Expenses".

Registration Rights Agreement

   We have granted to SOFTBANK and its affiliates customary registration rights with respect to the shares they will receive in the distribution.

                                   FINANCING

Credit Facility

   Prior to the distribution, Key3Media Events will enter into a credit facility with a syndicate of banks which will consist of two term loan facilities and a revolving credit facility. The principal amount of the first term loan will be $75 million which will mature five years from the date Key3Media Events enters into the credit facility. The first term loan will be repaid quarterly in annual amounts equal to 10% of the original principal amount of the loan in the first year, 15% in the second year, 20% in the third year, 25% in the fourth year and the remaining 30% in the fifth and final year. The principal amount of the second term loan will be $255 million which will mature six years from the date we enter into the credit facility. The second term loan will be repaid in equal quarterly amounts during the final year of its term, subject to amortization of approximately 1% per year prior to the final year. Key3Media Events will borrow $330 million under the term loan facilities on or before this distribution date.

   The revolving credit facility will commit the banks to lend up to $50 million to Key3Media Events for general corporate purposes. Key3Media Events may borrow, repay and re-borrow under the revolving loan facility until the fifth anniversary of the date on which Key3Media Events enters into the credit facility at which time Key3Media Events must repay any amounts outstanding under the revolving credit facility. Key3Media Events will not borrow any money under the revolving credit facility on or before the distribution date.

   At Key3Media Events' election, loans under the credit facility will bear interest at a margin over, (1) the higher of the federal funds rate plus 1/2% and Citibank, N.A.'s base rate or (2) the London interbank offered rate, or LIBOR. The margin Key3Media Events pay will vary between 0.75% and 3.75% depending on (a) what Key3Media Events chooses as our base rate and (b) the ratio of our total debt to EBITDA.

   The credit facility provides that Key3Media Events may prepay the loans at its election, in whole or in part, at any time and without premium or penalty (other than costs associated with the early termination of the interest period). In addition, Key3Media Events may be required to prepay the loans under the credit facility based upon net cash proceeds of asset sales outside the ordinary course of its business, the net cash proceeds of additional debt and a portion of its excess cash flow (as defined in the credit agreement).

   The credit facility also contains customary maintenance covenants, including the following financial covenants: a total leverage test and an interest coverage test. We presently expect Key3Media Events to be able to comply with these covenants. The credit facility also imposes restrictions on the incurrence of debt, payment of dividends, creation of liens, sales of assets, mergers and consolidations, and other matters. Loans incurred under the credit facility are guaranteed by each of Key3Media Events' wholly owned subsidiaries and will be secured by substantially all of Key3Media Events' and their assets, including accounts receivable and fixed assets, in each case subject to some exceptions.

   The credit facility will contain standard events of default including, but not limited to: (1) defaults in the payment of principal, premium or interest,
(2) defaults in the compliance with covenants contained in the credit facility,
(3) cross defaults on other indebtedness, (4) failure to pay judgments that have not been stayed by appeal or otherwise and (5) certain bankruptcy events.

Zero Coupon Senior Debentures

   Prior to the distribution, we will issue zero coupon senior debentures with an initial principal amount of $75 million. The purchasers will pay $72,937,500 for the debentures and the warrants described below. The principal amount of the debentures will accrete at a rate of 12% per year, compounded quarterly, for the first five years and 15% per year, compounded quarterly, after that. If our consolidated ratio of debt to EBITDA in the previous four quarters is higher than 4.50:1.00, the accretion rate will increase by 1.25% until the ratio falls below 4.50:1.00 for the previous four quarters. The debentures will mature seven years and nine months after they are issued.

   We can redeem the debentures at any time before the first anniversary of the issuance of the debentures at 112% of the initial principal amount. On or after the first but before the fifth anniversary of the issuance, we can redeem the debentures at 100% of their accreted principal amount. On or after the fifth anniversary, we cannot redeem the debentures.

   If a change of control occurs as defined in the debentures, the purchasers of the debentures have the right to sell them back to us at the redemption prices described above.

   The debentures impose restrictions on the issuance of equity, incurrence of debt, payment of dividends, creation of liens, sales of assets, mergers and consolidations and other matters. The debentures will also contain standard events of default including, but not limited to:

  .  defaults in the payment of principal, premium or interest,

  .  defaults in the compliance with covenants contained in the debentures,

  .  cross defaults on other indebtedness,

  . failure to pay judgments that have not been stayed by appeal or otherwise; and

  .  certain bankruptcy events.

   The original purchasers of the debentures will also have the right to appoint one of our directors so long as any of them or their affiliates owns any of the debentures.

Warrants

   The purchasers of our debentures will receive warrants to purchase 6.8 million shares of our common stock at $6.00 per share subject to customary anti-dilution rights. Cashless exercise is permitted and the warrants will expire seven years after they are issued, except that if the number of shares that may be purchased upon exercise of the warrants increases on any anniversary of the issue date, then the warrants will expire as to those additional shares seven years after that anniversary.

   If the debentures are redeemed within 22 months after they are issued, the number of shares that must be issued upon exercise of the warrants will decrease by 523,000. If the debentures are still outstanding on those anniversaries, the number of shares that must be issued upon exercise of the warrants will increase by 1.5 million on the second and third anniversaries of the issuance of the debentures and by 1.75 million on the fourth and fifth anniversaries.

   The warrant holders may require that we register for public sale our common stock issuable upon exercise of the warrants but cannot require that we register more than once in any six-month period. In addition, if we otherwise choose to register our common stock, the warrant holders can require that we include in the registration statement any common stock issuable upon exercise of the warrants. Except for underwriting discounts and commissions, we will bear all expenses related to these registrations.

Conditions Precedent

   We will issue as many shares in the offering as are required so that there will be 65 million of our shares outstanding immediately after the distribution and the offering. We currently expect to issue approximately 11.5 million of our shares in the offering. In this prospectus, we have assumed this number of shares will be issued in the offering.

                 COMBINED AND PRO FORMA COMBINED CAPITALIZATION

   The following table shows our combined cash, short-term debt and capitalization and pro forma and pro forma, as adjusted combined debt and capitalization at March 31, 2000. This data should be read in conjunction with our combined balance sheet and the included notes, our unaudited pro forma and pro forma, as adjusted combined balance sheet, and the introduction to the unaudited pro forma and pro forma, as adjusted combined financial statements appearing elsewhere in this prospectus. For a summary of the assumptions we made to produce our pro forma and pro forma, as adjusted financial statements, see "Unaudited Pro Forma Combined Statement of Operations and Balance Sheet". Our pro forma and pro forma, as adjusted information may not be indicative of our cash, short-term debt and capitalization in the future.

                                                        March 31, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  as adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
                                                         (unaudited)
Cash and cash equivalents...................... $ 17,206  $(14,483)    $45,517
Current portion of long-term debt..............      --     10,050      10,050
Long-term debt, less current portion...........  382,002   380,434     380,434
Stockholders' equity
  Division equity..............................  328,777       --          --
  Preferred stock, par value $0.01; authorized
   100,000,000 shares; issued none.............      --        --          --
  Common stock, par value $0.01; authorized
   200,000,000 shares; issued 55,000 pro forma,
   65,000 pro forma, as adjusted shares........      --        550         650
  Non-voting common stock value $0.01;
   authorized 200,000,000 shares; issued none..      --        --          --
  Additional paid-in-capital...................      --    355,876     424,761
  Retained earnings............................   59,486    11,841      11,841
  Deferred compensation........................     (851)  (11,997)    (11,997)
  Accumulated comprehensive income (loss)......   (4,110)   (4,110)     (4,110)
    Total shareholder equity...................  383,302   352,145     412,145
    Total capitalization....................... $765,304  $742,629    $802,629

     UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND BALANCE SHEET

   We have prepared our pro forma and pro forma, as adjusted combined statement of operations and balance sheet by adjusting our historical combined statement of operations and balance sheet to give effect to the following transactions as if they had occurred as of the balance sheet date or on the first day of the periods presented below:

  .  the distribution;

  .  the offering;

  .  Key3Media Events' borrowing of $330 million under its credit facility;

  . our issuance and sale of $75 million initial principal amount of our debentures and warrants;

  . Key3Media Events' repayment of its existing indebtedness of $282 million and our payment of a $43 million dividend to Ziff-Davis; and

  . our issuance of 21,049,233 stock options under the Key3Media 2000 Stock Option and Incentive Plan.

   The distribution and the offering will only occur if each is completed and if we are able to complete the financing and make the payments to Ziff-Davis described in this prospectus.

   This unaudited pro forma and pro forma, as adjusted combined statement of operations and balance sheet should be read in connection with, and are qualified by reference to, our Combined Financial Statements, related notes as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions discussed above. The unaudited pro forma and pro forma, as adjusted combined statement of operations and balance sheet are presented for informational purposes only and may not necessarily reflect our future financial position, future earnings or results of operations or what our financial position, earnings or results of operations would have been had we operated as an independent company for the periods indicated and are not necessarily indicative of the results that would have been reported had such transactions actually occurred on the dates specified, nor are they indicative of our future financial position or results.

                                             December 31, 1999
                          ---------------------------------------------------------------
                                                                   Unaudited
                                      Unaudited                   Pro Forma,   Unaudited
                                      Pro Forma        Unaudited  As Adjusted Pro Forma,
                          Historical Adjustments       Pro Forma  Adjustments As Adjusted
                          ---------- -----------       ---------  ----------- -----------
                                   (in thousands, except per share data)
Unaudited Pro Forma, As
 Adjusted Combined
 Statement of Operations
Net revenues............   $251,411                    $251,411                $251,411
Operating expenses......    200,851        --  (d)      204,067                 204,067
                                         3,216 (i)
                           --------                    --------                --------
Operating income........     50,560                      47,344                  47,344
Other income (expense):
  Interest expense......    (23,300)   (32,364)(a),(b)  (55,664)                (55,664)
  Interest income.......        487                         487                     487
  Gain on sale of joint
   venture..............     13,746                      13,746                  13,746
  Equity in income of
   joint venture........      1,649                       1,649                   1,649
  Other, net............        (71)                        (71)                    (71)
                           --------                    --------                --------
                             (7,489)                    (39,853)                (39,853)
Income before taxes.....     43,071                       7,491                   7,491
Provision for income
 taxes..................     17,082    (14,108)(c)        2,974                   2,974
                           --------                    --------                --------
Net income..............   $ 25,989                    $  4,517                $  4,517
                           ========                    ========                ========
Unaudited pro forma, as
 adjusted, basic net
 income (loss) per
 common share (e).......                                                       $   0.07
Unaudited pro forma, as
 adjusted diluted net
 income (loss) per
 common share (e).......                                                       $   0.05
Shares used in computing
 pro forma, as adjusted
 basic net income (loss)
 per common share (e)...                                                         65,000
Shares used in computing
 pro forma, as adjusted
 diluted net income
 (loss) per common share
 (e)....................                                                         92,849


(notes following)

                                               March 31, 2000
                          ------------------------------------------------------------------
                                                                    Unaudited
                                      Unaudited                     Pro Forma     Unaudited
                          Unaudited   Pro Forma         Unaudited  As Adjusted    Pro Forma
                          Historical Adjustments        Pro Forma  Adjustments   As Adjusted
                          ---------- -----------        ---------  -----------   -----------
                                  (in thousands, except per share amounts)
Unaudited Pro Forma, As
 Adjusted Combined
 Statement of Operations
Net revenues............   $ 21,147                     $ 21,147                 $   21,147
Operating expenses......     38,465        --  (d)        39,269                     39,269
                                           804 (i)
                           --------                     --------                 ----------
Operating income
 (loss).................    (17,318)                     (18,122)                   (18,122)
Other income (expense):
  Interest expense......     (5,661)    (8,256)(a),(b)   (13,917)                   (13,917)
  Interest income.......         90                           90                         90
  Gain on sale of joint
   venture..............        --                           --                         --
  Equity in income of
   joint venture........        --                           --                         --
  Other, net............         70                           70                         70
                           --------                     --------                 ----------
                             (5,501)                     (13,757)                   (13,757)
Income (loss) before
 taxes..................    (22,819)                     (31,879)                   (31,879)
Benefit for income
 taxes..................     (9,059)    (3,597)(c)       (12,656)                   (12,656)
                           ========                     ========                 ==========
Net income (loss).......   $(13,760)                    $(19,223)                $  (19,223)
                           ========                     ========                 ==========
Unaudited pro forma, as
 adjusted basic net
 income (loss) per
 common share (e).......                                                             $(0.30)
Unaudited pro forma, as
 adjusted diluted net
 income (loss) per
 common share (e).......                                                             $(0.30)
Shares used in computing
 pro forma, as adjusted
 basic net income (loss)
 per common share (e)...                                                             65,000
Shares used in computing
 pro forma, as adjusted
 diluted net income
 (loss) per common
 share (e)..............                                                             92,300


Unaudited Pro Forma, As
 Adjusted Combined
 Balance Sheet
Cash and cash              $ 17,206   $ (2,861)(a)      $(14,483)    $60,000(g)  $   45,517
 equivalents............               396,172 (f)
                                      (425,000)(h)
Other current assets....     93,782                       93,782                     93,782
                           --------                     --------                 ----------
Total current assets....    110,988                       79,299                    139,299
Property and equipment,
 net....................      9,152                        9,152                      9,152
Intangible assets, net..    867,690       (537)(b)       877,481                    877,481
                                         8,828 (f)
                                         1,500 (j)
Other long-term assets..        136                          136                        136
                           --------                     --------                 ----------
Total assets............   $987,966                     $966,068                 $1,026,068
                           ========                     ========                 ==========
Current liabilities.....    162,181                      162,181                    162,181
Current portion of long-
 term debt..............        --      10,050 (f)        10,050                     10,050
                           --------                     --------                 ----------
Total current
 liabilities............    162,181                      172,231                    172,231


Long-term debt..........        --         484 (b)       380,434                    380,434
                                       379,950 (f)
Note payable to
 affiliate..............    382,002   (382,002)(h)           --                         --
Other long-term
 liabilities............     60,481      4,374 (a)        61,258                     61,258
                                        (3,597)(c)
Division equity.........    383,302     (8,256)(a),(b)   352,145      60,000 (g)    412,145
                                         3,597 (c)                     1,500 (j)
                                        15,000 (f)                    (1,500)(j)
                                       (42,998)(h)
                                           --  (i)
                                        (1,500)(j)
                           --------                     --------                 ----------
Total liabilities and
 division equity........   $987,966                     $966,068                 $1,026,068
                           ========                     ========                 ==========

(Notes following)

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND BALANCE SHEET

(a) Reflects interest expense of $34,088 for December 31, 1999 and $8,522 for the three months ended March 31, 2000 associated with the borrowing of $330 million under Key3Media Events' credit facility and interest expense of $17,495 for December 31, 1999 and $4,374 for the three months ended March 31, 2000 associated with our issuance and sale of $75 million in debentures and warrants. Interest expense calculated at a rate of 10.33% for the $330 million under a credit agreement and a stated rate of 12% for the $75 million debentures produced an increase in interest expense of $28,283 for December 31, 1999 and $7,235 for the three months ended March 31, 2000 which is offset by a reduction in interest expense of $23,300 for December 31, 1999 and $5,661 for the three months ended March 31, 2000 recorded in our historical combined statement of operations for Key3Media Events' existing indebtedness to Ziff-Davis.
(b) Reflects amortization expense of $4,081 for December 31, 1999 and $1,021 for the 3 months ended March 31, 2000 resulting from the issuance costs incurred as a result of borrowing $330 million under Key3Media Events' credit facility and our issuance of $75 million in debentures and warrants. The issuance costs are estimated to be approximately $10,328 and the value ascribed to the warrants of $15,000.
(c) The effective tax rate derived from our income tax expense for the year ended December 31, 1999 was applied to the pro forma adjustments to determine the income tax benefit of $14,108 for December 31, 1999 and $3,597 for the three months ended March 31, 2000.
(d) We have operated as a wholly owned division of Ziff-Davis. In the past, SG&A has included charges from Ziff-Davis for administrative services including legal, tax and financial accounting, management information, telecommunications and human resource services. In addition, Ziff-Davis managed most of our treasury activities. After the distribution, we will no longer rely on Ziff-Davis for these services and we will have to provide them ourselves. In addition, we will have new expenses as an independent public company that we did not have in the past. We may also incur new or different expenses as our business changes over time.

(e) Unaudited pro forma, as adjusted, net income per share has been calculated assuming that one of our shares will be distributed for every two shares of Ziff-Davis common stock outstanding at the date of distribution assuming 110 million shares of Ziff-Davis stock, or 55.0 million of our shares. In addition, unaudited pro forma, as adjusted basic net income per share reflects an offering of 10.0 million new shares at the offering date and for unaudited pro forma, as adjusted diluted net income per share reflects 21.0 million options for our shares granted to directors and employees and 6.8 million warrants.
(f) Reflects proceeds associated with the borrowing of the $330 million under Key3Media Events' credit facility and proceeds from issuance and our sale of $75 million in debentures and warrants and the issuance costs of approximately $8,828 associated with the $330 million under Key3Media Events' credit facility and our $75 million in debentures and warrants.

(g) Reflects proceeds associated with the offering of 10.0 million shares of our common stock at $6.00 per share net of stock issuance costs.
(h) Reflects the repayment of $382 million of Key3Media Events' existing indebtedness and to pay a dividend of approximately $43 million to Ziff-Davis.
(i) Reflects deferred compensation and compensation expense associated with the issuance of 21.0 million stock options under the Key3Media 2000 Stock Option and Incentive Plan amortized ratably over a four year period. Approximately 12.8 million of these stock options were granted with a strike price of $5.00 resulting in deferred compensation expense of $12,863. As a result pro forma non cash compensation expense of $3,216 and $804 has been recorded for the year ended December 31, 1999 and quarter ended March 31, 2000, respectively. The remaining 8.2 million stock options issued have a strike price of $11.00 on their grant date.
(j) Reflects $1,500 of stock issuance costs and $1,500 of debt issuance costs paid by ZDI and recorded by us.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The discussion below should be read in conjunction with our historical combined financial statements, the notes thereto and the comparative summary of selected historical financial data contained elsewhere in this prospectus. Our historical results may not be indicative of future results and we may engage in new or different business activities and practices in the future. In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this prospectus.

Revenue

   To date, our revenue has been derived principally from:

  . exhibitor services revenue, which consists of the fees we receive from IT vendors to rent exhibit space at our events and the commissions and discounts we receive from third parties who provide services to our exhibitors;

  . fees paid by attendees to participate in conferences that we offer at our events; and

  .  advertising and sponsorship fees.

   Historically, exhibitor services revenue has accounted for approximately 75% of our total revenue. Exhibit space rental revenue accounts for a substantial majority of exhibitor services revenue and fluctuates as a result of changes in the amount of net square feet of exhibit space rentals and our rental rates. The balance of exhibitor services revenue depends upon the demand for and pricing of the third-party services that we promote to our exhibitors. At most of our annual events, we rent a majority of the exhibit space for the next year's event. We give exhibitors who renew each year preferential location and treatment. Exhibitors are contractually required to pay for exhibit space rentals in advance in two or three installments. The last installment is usually due six months from the contract date or, if the contract is signed after this date, the date of the contract. We recognize exhibitor services revenue when the related event occurs. As a result, a significant portion of our cash and cash equivalents and accounts receivable represent deferred revenues for events to occur at a later date. We maintain insurance on our three largest events sufficient to cover a substantial portion of lost exhibit space rental revenue for event cancellations beyond our control.

   Conference fees account for approximately 15% of our total revenue and consist of the fees we charge attendees to participate in the conferences we offer at our events and, to a very minor extent, the fees paid by attendees to attend our events. While attendees must obtain tickets for our events, these tickets are usually distributed on a complimentary basis and only permit attendees to visit the exhibit floor and other generally available portions of the events.

   Advertising and sponsorship fees paid by our exhibitors generate approximately 10% of our total revenue. This revenue comes primarily from the following sources:

  . advertising in Preview, a newspaper distributed before some of our larger events to pre-registrants and certain prior year attendees;

  . advertising in Program Exhibits Guide, a guide to the exhibitors distributed before and during our events;

  . advertising in Show Daily, a daily newspaper we distribute during some of our larger events;

  .  advertising on billboards and banners at and around our event venues;
     and

  . sponsorships of key areas and promotional materials throughout our event venues.

   We currently sell advertising and sponsorships almost exclusively to our exhibitors on an event-by-event basis. We believe that with the strength of our brands and audiences, we can expand these sales beyond our exhibitor base and the IT industry. We also believe we have significant opportunities to generate additional revenue by selling advertising and sponsorships across multiple events and brands and by introducing promotional activities at our events.

   We market our events under a limited number of brands. The table below presents revenue for our principal brands over the last three years, excluding international contract events discussed below under "Description of Business-- International Expositions".

                                                         1997     1998    1999
                                                       -------- -------- -------
                                                            (in thousands)
COMDEX................................................ $126,856 $112,501 $89,915
NETWORLD+INTEROP......................................   76,068   83,329  86,685
Seybold Seminars......................................   15,539   18,128  19,463
JavaOne...............................................    7,619   11,925  16,954

   The table below presents the total net square feet of exhibit space rentals, the number of exhibitors, the number of conference participants and the estimated number of attendees for our largest events within each of our principal brands over the last three years.

                                                               1997  1998  1999
                                                              ------ ----- -----
COMDEX
  Total net square feet (in thousands).......................  2,053 1,724 1,265
  Total exhibitors...........................................  4,718 4,280 3,126
  Total conference participants.............................. 10,044 9,206 8,575
  Estimated total attendees (in thousands)...................    519   462   417
NETWORLD+INTEROP
  Total net square feet (in thousands).......................  1,072 1,092 1,034
  Total exhibitors...........................................  1,812 2,018 1,744
  Total conference participants.............................. 10,712 9,025 7,909
  Estimated total attendees (in thousands)...................    164   179   183
Seybold Seminars
  Total net square feet (in thousands).......................    263   261   219
  Total exhibitors...........................................    639   652   463
  Total conference participants..............................  5,510 5,227 5,077
  Estimated total attendees (in thousands)...................     64    63    54
JavaOne(1)
  Total conference participants..............................  5,589 7,237 8,600
  Estimated total attendees (in thousands)...................     12    14    20

--------
(1) Unlike our tradeshows, JavaOne is a conference from which we derive most of our revenue from the fees attendees pay to attend the conference. Although we do derive secondary revenue from exhibit space rental fees, it is not material and, accordingly, exhibitor information has been omitted from this table.

   In recent years, our COMDEX and N+I events have experienced a decline in exhibit space rentals, exhibitors and attendees. See "Risk Factors--Risks Relating to our Company--Our results depend significantly on a few important tradeshows which have recently experienced adverse trends". While we have taken steps to reverse these trends, we cannot predict whether we will be successful.

Operating Costs

   Costs of Production

   We record as costs of production all costs we pay to third parties that are directly associated with an event. The largest components of these costs are event specific advertising and attendee marketing, venue rental, costs of temporary personnel, conference content and other costs related to event production including hospitality and lodging. For our largest events, we generally have the venue under contract for the next three years on a rolling basis. In the case of COMDEX/Fall, we currently have the Las Vegas Convention Center and The Sands Expo under contract through 2005. Although we do not have a contractual right to use the venues beyond the contract period, we believe that venue owners will generally give us the first chance to rent the space in the ensuing years. While we have experienced recent increases in the venue rental rates, we have been generally able to pass these increased costs on to our exhibitors.

   Selling, General and Administrative Expenses

   SG&A consists of payroll and benefit costs for our employees, office rental expenses, legal, accounting and all other expenses not directly associated with an event (other than depreciation and amortization). In the past, SG&A has included charges from Ziff-Davis for administrative services, including legal, tax and financial accounting, management information, telecommunications, and human resources services. In general, Ziff-Davis charged us for these services based upon our utilization; however, where measuring utilization was impractical, Ziff-Davis apportioned these charges among the businesses in its ZD division based upon relative headcount or revenue. In addition, Ziff-Davis managed most of our treasury activities. After the distribution, we will no longer rely on Ziff-Davis for these services and will have to provide them ourselves. In addition, we will have new expenses as an independent public company that we did not have in the past. We may also incur new or different expenses as our business changes over time.

   Depreciation and Amortization

   As of March 31, 2000, we had $867.6 million, net, of intangibles which we are amortizing over periods ranging from five to 40 years. These intangibles consist primarily of goodwill and trade names from our acquisition of COMDEX in 1995 and ZD Expos in 1994. This non-cash expense could increase in future periods if we make more acquisitions.

   Our other depreciation and amortization relates for the most part to the depreciation of property and equipment, principally computers and similar equipment. As of March 31, 2000, we had $9.6 million of property and equipment, net.

   Interest Expense

   In prior periods, this expense related to amounts owed to affiliates of SOFTBANK and Ziff-Davis. After the distribution, this expense will increase and will relate to our bank debt and debentures.

Recent Developments

   While financial statements for the three months and six months ended June 30, 2000 are not yet available, we expect that our revenues, cash flows and EBITDA for both these periods will be greater in 2000 than in the corresponding periods in 1999. During the second quarter of 2000, the total net square feet of exhibit space rentals at our COMDEX/Spring event was up 7% and at our N&I Las Vegas event was up almost 17% compared with the same events in 1999. Attendance at our JavaOne event during the second quarter of 2000 was up over 30% compared with the same event in 1999. On May 31, 2000, the Ziff-Davis Board of Directors accelerated the vesting of all unvested Ziff-Davis and ZD Net stock options granted in 1998 and half of the unvested Ziff-Davis and ZD Net stock options granted in 1999 for our employees. As a result, we will recognize a compensation charge of approximately $1 million during the quarter ended June 30, 2000.

Results of Operations

   The following table sets forth our combined income statement data expressed as a percentage of revenue for the periods presented:

                                                             Three months
                                   Year ended December       ending March
                                           31,                    31,
                                   -----------------------  -----------------
                                    1997     1998    1999    1999      2000
                                   ------   ------  ------  -------   -------
Net revenue
  Exhibitor services.............   77.66 %  77.14%  70.43%   65.71 %   59.88 %
  Conference fees................   15.36 %  14.89%  17.85%   24.52 %   24.45 %
  Advertising & sponsorships.....    6.99 %   7.97%  11.72%    9.77 %   15.68 %
                                   ------   ------  ------  -------   -------
    Total net revenue............  100.00 % 100.00% 100.00%  100.00 %  100.00 %
                                   ======   ======  ======  =======   =======
Cost of production...............   31.79 %  28.03%  29.49%   42.48 %   39.78 %
Selling, general & administrative
 expense.........................   31.59 %  28.52%  35.24%   94.21 %   98.65 %
Depreciation & amortization......   12.89 %  15.30%  15.17%   58.49 %   43.47 %
Operating income (loss)..........   23.72 %  28.15%  20.11%  (95.18)%  (81.89)%
Interest expense, net............   23.21 %  15.99%   9.07%  (30.07)%  (26.34)%
Gain on the sale of joint venture
 interest........................                     5.47%
Income (loss) before income
 taxes...........................    1.11 %  13.13%  17.13% (121.86)% (107.91)%
Provision (benefit) for income
 taxes...........................    1.96 %   5.97%   6.79%  (48.33)%  (42.84)%
Net (loss) income................   (0.85)%   7.15%  10.34%  (73.53)%  (65.07)%
                                   ======   ======  ======  =======   =======
EBITDA...........................   37.21 %  44.42%  35.91%  (33.30)%  (38.10)%

Three Months Ended March 31, 2000 Compared with Three Months Ended March 31,
1999

   Our total revenue increased $2.2 million, or 11.5%, to $21.1 million in the first quarter of 2000 from $19.0 million in the comparable period in 1999. Exhibitor services revenue increased by $199,000, or 1.6%, to $12.7 million in the first quarter of 2000 from $12.5 million in the comparable period in 1999. This increase was attributable to a 15.7% increase in the average rental rate per square foot paid by exhibitors to $63.81 from $55.17. This increase was offset by a decrease of 12.6% in net square feet of exhibit space rented at our events, to 198,443 in the first quarter of 2000 from 225,917 in the comparable period in 1999 and an 11.0% decrease in the number of exhibitors at our events to 680 from 764.

   Conference fees increased $519,000, or 11.2%, to $5.2 million in the first quarter of 2000 from $4.7 million in the comparable period in 1999. This increase was attributable to a 17.4% increase in the number of participants at the conferences that we offer at our events to 6,043 from 5,146. This increase was partially offset by a 5.3% decrease in the average revenue per conference attendee in the first quarter of 2000 of $856 compared with $904 in the comparable period in 1999. In the first quarter of 2000, we produced two regional conference events that were not produced in 1999, and these events represent all of the increase in attendance. Furthermore, these conferences were offered at slightly reduced prices to stimulate attendance.

   Advertising and sponsorship revenues increased $1.5 million, or 78.9%, to $3.3 million in the first quarter of 2000 from $1.9 million in the comparable period in 1999. This increase is attributable to the increased advertising and sponsorship opportunities at the two regional conference events mentioned above.

   Costs of production increased $355,000, or 4.4%, to $8.4 million in the first quarter of 2000 from $8.1 million in the comparable period in 1999. As a percentage of revenue these costs represented 39.8% of revenue compared to 42.5%. Our cost of production decreased as a percentage of our revenue because of the low fixed cost component of the two regional conference events mentioned above.

   SG&A expenses increased $3.0 million, or 16.7%, to $20.9 million in the first quarter of 2000 from $17.9 million in the comparable period in 1999. As a percentage of revenue, SG&A represented 98.7% of revenue in the first quarter of 2000 compared to 94.2% in the comparable period in 1999. These percentages are typically much higher during our first quarter than for our full year because of the seasonality of our events and revenues most of which occur in the second and fourth quarters. The increase in SG&A as a percentage of revenue is primarily attributed to increased levels of employment at our business locations in Massachusetts and California and the addition of certain new senior managers in March of 2000.

   As a result of the foregoing, EBITDA decreased by $1.7 million, or 27.6% from ($6.3) million in the first quarter of 1999 to ($8.1) million in the same period in 2000.

   Depreciation and amortization decreased $1.9 million, or 17.1%, to $9.2 million in the first quarter of 2000 from $11.1 million in the comparable period in 1999. This decrease is primarily due to certain property and equipment and intangible assets becoming fully depreciated or amortized in 1999.

   The provision for income tax benefit decreased $108,000, or 1.2%, to $9.1 million in the first quarter of 2000 from $9.2 million in the comparable period in 1999. This decrease is attributed to lower losses subject to taxation as a result of lower deductions for depreciation and amortization offset by higher deductions for SG&A expenses.

   As a result of the foregoing, our net loss decreased $187,000, or 1.4%, to $13.7 million in the first quarter of 2000 from $13.9 million in the comparable period in 1999.

1999 Compared with 1998

   Our total revenue decreased $17.7 million, or 6.6%, to $251.4 million in 1999 from $269.1 million in 1998. Exhibitor services revenue decreased by $30.5 million, or 14.7%, to $177.1 million in 1999 from $207.6 million in 1998. The decrease is primarily attributable to a 17.8% decrease in net square feet of exhibit space rented at our events, from 3.4 million to 2.8 million square feet. The largest decrease for an individual event occurred at COMDEX/Fall where the net square feet rented decreased by approximately 244,000 square feet from 1.190 million to 0.946 million square feet. In addition, the total number of exhibitors at our events decreased by 1,360, or 17.3%, to 6,488 in 1999 compared with 7,848 in 1998, including a 19.5%, or 463 exhibitor, decrease at COMDEX/Fall from 2,374 to 1,911. These decreases in net square feet rented and number of exhibitors were partially offset by an increase in the average rental rate of 5.4% to $54.77 in 1999 from $51.96 in 1998. The overall decrease in exhibitor services revenue is the result of several factors, including a consolidation of IT vendors, adverse economic conditions in Asia and the commoditization of personal computers. The significant shift in the IT industry away from personal computing towards the Internet, networks and wireless communications also contributed to the overall decrease in exhibitor services revenue because historically COMDEX/Fall highlighted the personal computer sector of the IT industry.

   Conference fees increased $4.8 million, or 12.0%, to $44.9 million in 1999 from $40.1 million in 1998. The increase is attributable to a 1.3% increase in the number of participants at the conferences that we offer at our events to 40,213 in 1999 from 39,692 in 1998 along with a 10.6% increase in the average revenue per conference attendee in 1999 of $1,116 compared with $1,009 in 1998. We believe that our ability to raise prices reflects the demand of our attendees for quality content and educational opportunities in the changing IT industry.

   Advertising and sponsorship revenues increased $8.0 million, or 37.3%, to $29.5 million in 1999 from $21.5 million in 1998, primarily attributable to increases at our N+I events. We adopted new event marketing strategies at N+I, including significantly increasing banner space and sponsorships.

   Costs of production decreased $1.3 million, or 1.7%, to $74.1 million in 1999 from $75.4 million in 1998. As a percentage of revenue these costs represented 29.5% of revenue in 1999 compared to 28.0% in 1998. Our cost of production increased as a percentage of our revenue because our revenue declined more than our costs, reflecting the significant fixed cost component of our business and our decision to maintain temporary personnel staffing and other variable costs at levels sufficient to maintain the quality of our service.

   SG&A expenses increased $11.8 million, or 15.4%, to $88.6 million in 1999 from $76.8 million in 1998. As a percentage of revenue, SG&A represented 35.2% of revenue in 1999 compared to 28.5% in 1998. These increases are primarily attributable to increased use of temporary personnel and contract labor at our business locations in Massachusetts and California as well as increases in personnel costs for information technology services incurred for our benefit in New York by Ziff-Davis.

   As a result of the foregoing, EBITDA decreased by $29.3 million, or 24.5%, from $119.6 million in 1998 to $90.3 million in 1999.

   Other expense decreased $32.9 million, or 81.5%, to $7.5 million in 1999 from $40.4 million in 1998 due primarily to a $22.6 million reduction in the interest we paid to our affiliates and the $13.7 million gain on our sale of Expo Comm in 1999.

   Depreciation and amortization decreased $3.0 million, or 7.4%, to $38.1 million in 1999 from $41.1 million in 1998. This decrease resulted from certain property and equipment and intangible assets becoming fully depreciated or amortized in 1998 and additional amortization recorded in 1998 to recognize a decline in value of an event acquired in 1996.

   The provision for income taxes increased $1.0 million, or 6.2%, to $17.0 million in 1999 from $16.0 million in 1998. This increase is attributable to higher levels of domestic taxable income offset by declines in taxable income in foreign jurisdictions having higher effective rates of tax than in the United States.

   As a result of the foregoing, our net income increased $6.7 million, or 35.0%, to $26.0 million.

1998 Compared with 1997

   Our total revenue decreased $7.1 million, or 2.6%, to $269.1 million in 1998 from $276.3 million in 1997. Exhibitor services revenue decreased by $6.9 million, or 3.2%, to $207.6 million in 1998 from $214.5 million in 1997. This decrease is attributable to a 7.0% decrease in net square feet of exhibition space sold at our events (from 3.6 million to 3.4 million square feet). The largest decrease for an individual event occurred at COMDEX/Fall where square footage sold decreased approximately 157,000 square feet from 1.347 million to
1.190 million square feet. Additionally, the total number of exhibitors decreased by 383, or 4.7%, to 7,848 in 1998 compared with 8,231 in 1997, including a 106 exhibitor decrease at COMDEX/Fall from 2,480 to 2,374. These decreases in net square feet sold and number of exhibitors were partially offset by an increase in the average price per square foot sold of 8.58% to $51.96 in 1998 from $47.85 in 1997. The overall decrease in exhibitor services revenue is the result of several factors, including a consolidation of IT vendors, the commoditization of personal computers and the significant shift in the IT industry away from mainframe and personal computing towards the Internet, networks and wireless communications.

   Conference fees decreased $2.4 million, or 5.6%, to $40.1 million in 1998 from $42.4 million in 1997. The decrease is attributable to a 10.3% decrease in the number of paid participants at the seminars and workshops presented at our events to 39,692 in 1998 from 44,241 in 1997. This decrease was partially offset by a 5.3% increase in the average revenue per attendee in 1998 of $1,009 compared to $959 in 1997.

   Advertising and sponsorship revenue increased $2.1 million, or 11.1%, to $21.5 million in 1998 from $19.3 million in 1997.

   Costs of production decreased $12.4 million, or 14.1%, to $75.4 million in 1998 from $87.8 million in 1997. This decrease resulted primarily from negotiated reductions in the cost of decorator services. As a percentage of total revenue, our costs of production decreased to 28.0% in 1998 from 32.0% in 1997.

   SG&A expenses decreased $10.5 million, or 12.06%, to $76.8 million in 1998 from $87.3 million in 1997. This decrease is attributable to staffing reductions undertaken when we merged with Ziff-Davis in May 1998. As a percentage of revenue, SG&A expenses decreased to 28.5% in 1998 from 31.6% in 1997.

   As a result of the foregoing, EBITDA increased $16.8 million, or 16.3%, to $119.6 million in 1998 from $102.8 million in 1997.

   Depreciation and amortization increased $5.6 million, or 15.6%, to $41.2 million in 1998 from $35.6 million in 1997. This increase is attributable to additional amortization recorded in 1998 to recognize a decline in value associated with an event acquired in 1996.

   Interest expense decreased $21.1 million, or 32.9%, to $43.0 million in 1998 from $64.1 million in 1997. This decrease is attributed to a decrease in debt to an affiliate that occurred as a result of the merger with Ziff-Davis in May 1998.

   The provision for income taxes increased $10.7 million, or 197.5%, to $16.1 million in 1998 from $5.4 million in 1997. The increase is attributable to higher levels of taxable domestic income due to lower event production costs, SG&A expenses and interest expense deductions previously discussed.

   As a result of the foregoing, our net income increased $21.6 million to $19.3 million in 1998 from a net loss of $2.4 million in 1997.

Liquidity and Capital Resources

   Historically, the cash we generated from operating activities has exceeded the cash we used in investing activities by significant amounts. We have used cash in investing activities primarily to fund investments in property and equipment and intangibles. In 1999, we generated net cash from operations of $87.8 million and used $5.2 million of net cash in investing activities, and in 1998, we had $81.6 million net cash provided by our operations and used $11.7 million of net cash in investing activities. However, as a wholly owned subsidiary of Ziff-Davis, we remitted most of the cash we did not use in our businesses to Ziff-Davis, which used it to fund its other businesses. We remitted $81.3 million to Ziff-Davis in 1999 and $83.2 million in 1998. As a result of these practices, we have historically had a working capital deficit and low cash balances. As of March 31, 2000, we had a working capital deficit of $51.2 million and cash and cash equivalents of $17.2 million. As an independent public company, we will no longer remit cash to Ziff-Davis, although we will use some of our cash to make payments in respect of our borrowings. Unless we decide to prepay our borrowings, we do not expect to have material working capital deficits in the future.

   Our cash flows are not as volatile as our revenues, because we receive payments for events during the year but recognize them as revenue only when the corresponding event occurs.

   We anticipate our capital expenditures for 2000 to total approximately $15 million, including $2 million for tenant upgrades in our newly leased corporate headquarters in Los Angeles and existing facilities located in Needham, Massachusetts and Foster City, California, $5 million for replacements and upgrades of property and equipment, $3 million for expanded data center capacity to replace administrative services that were previously provided by Ziff-Davis and $5 million for our new Internet initiatives. We do not have any material commitments for capital expenditures beyond 2000. We may use a portion of our cash flow for other opportunities when they arise, including for acquisitions.

   We have made substantial commitments for repayment of our term loans. We currently do not have any committed source of capital other than Key3Media Events' revolving credit facility. Up to $50.0 million will be available to Key3Media Events and its subsidiaries under the revolving credit facility, subject to certain conditions. Under Key3Media Events' term loan facility, it has scheduled principal repayments in the following amounts: $10.05 million in the first year of the loans, $13.80 million in the second year, $17.55 million in the third year, $21.30 million in the fourth year, $25.05 million in the fifth year and $242.25 million in the sixth year. However, Key3Media Events must prepay the term loans sooner if it sells assets not in the ordinary course of business, issues additional debt or has excess cash flow during the term of the loans. Under similar circumstances, we may also be required to redeem the debentures. See "Financing". We will also have to pay interest on our term loans, our revolving credit loans and our debentures. Key3Media Events' term and revolving loans will bear interest at floating rates. Accordingly, our liquidity and financial condition will be affected by changes in prevailing interest rates.

   After we and Key3Media Events receive the $456 million of aggregate net proceeds from our borrowings under the credit facility, the issuance of our debentures and the offering, Key3Media Events will repay its existing indebtedness and we will pay a cash dividend to Ziff-Davis of approximately $43 million. Based upon current and anticipated levels of operations, management believes that in both the short and long term our cash on hand and cash flow from operations will be sufficient to enable us to meet our cash operating requirements including venue rental payments, scheduled interest and principal payments on debt and capital expenditures. We will, however, be subject to general economic conditions and to financial, business and other factors, including factors beyond our control.

Seasonality

   Our revenue is seasonal, but our cash flows are stable. This is because our customers pay us for an event during the 12 months preceding the event, but we do not recognize the payments we receive as revenue until the event occurs. Historically, our largest events occur in the second quarter (N+I, Las Vegas) and the fourth quarter (COMDEX/Fall). As a result, the majority of our revenue is recorded in these quarters. We may also experience seasonal fluctuations as events held in one quarter in the current year may be held in a different quarter in future years.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 will be effective for our fiscal year ending December 31, 2001. Since we do not engage in hedging nor own any derivatives, we believe that the adoption of SFAS 133 will not have a material effect on our financial statements or results of operations.

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with SEC. We are required to be in conformity with the provisions of SAB 101 by the quarter ended June 30, 2000 and do not expect a material change in our financial condition or results of operations as a result of SAB 101. However, Staff Accounting Bulletin No. 101B, "Second Amendment: Revenue Recognition in Financial Statements" was issued to defer adoption of SAB 101 to quarter ending December 31, 2000. We believe the adoption of SAB 101 will not result in a material change in our financial condition or our results of operations.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB No. 25; the criteria for determining whether a plan qualifies as a noncompensating plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our financial position or results of operations.

                          DESCRIPTION OF OUR BUSINESS

   We are a new company that Ziff-Davis formed to hold its portfolio of tradeshow and other event businesses. We produce, manage and promote a portfolio of tradeshows, conferences and other events for the information technology, or IT, industry. Our events provide community, content and commerce for vendors, resellers, large volume end users and others involved in the IT industry, including consultants and other advisors. In 1999, we provided face-to-face marketplaces for business-to-business marketing, sales and education in the IT industry for more than one million participants at 44 events, including co-located events.

   In 1999, our leading COMDEX and NETWORLD+INTEROP events were the top two IT industry tradeshows in the United States when measured by revenue from exhibit space rentals. We also produce customized events for specific IT vendors and specific segments of the IT industry. At our events, we rent space to exhibitors and receive commissions from third parties who provide services to our exhibitors. We also charge fees for conferences and sell advertising and sponsorships. In 1999, our revenue was $251.4 million, our net income was $26.0 million and our earnings before interest, depreciation and amortization, or EBITDA, were $90.3 million. After making the pro forma adjustments described in this prospectus, our net income for 1999 would have been $4.5 million.

   We have events which focus on the full spectrum of the IT industry and others that target particular segments of the industry. We believe that we can enhance our revenue by creating multiple revenue streams from a portfolio of events with different targeted audiences and limited attendee overlap. Our customized events allow us to build close relationships with individual IT vendors and better understand their products and marketing needs. These relationships also help us identify and keep current with emerging trends in the IT industry.

   Our COMDEX tradeshows cover the full spectrum of the IT industry. Our COMDEX/Fall tradeshow is the largest tradeshow in the United States for any industry when measured by revenue from exhibit space rentals and attendance (including exhibitor personnel). In 1999, we offered 17 COMDEX events in 12 countries and our owned and operated COMDEX events generated about 37% of our revenue. Our NETWORLD+INTEROP, or N+I, tradeshows focus on the networking, Internet and telecommunications sectors of the IT industry. In 1999, we held six N+I tradeshows in five countries and these events generated approximately 34% of our revenue.

Industry Overview

   Tradeshows, conferences and other business-to-business events provide face-to-face interaction between buyers and sellers and offer educational and networking opportunities for attendees. Tradeshow Week, a leading industry publication, has estimated that there are over 13,000 trade and consumer events held annually worldwide. The North American events industry has experienced steady growth in total exhibit space, the number of exhibitors and attendance over the past ten years. The spectrum of the trade shows is fairly broad with individual shows distinguishing themselves by their style, the nature and level of sophistication of their content, organizational efficiency and, most importantly, by their attendance record.

   The IT industry has been one of the fastest growing segments of the U.S. events industry, with the number of IT events growing from 325 in 1995 to an estimated 477 in 2000. This represents a compound average annual growth rate of 8.0%, compared to only 1.4% for all U.S. events regardless of industry. This growth in IT tradeshows business has been driven by the emergence of new small and mid-sized regional events and the proliferation of events which focus on particular segments of the IT industry. We have not benefitted from much of this growth because we generally do not produce small or mid-sized regional events, the number of competing IT events has increased and the recent trends we have experienced at our large COMDEX events.

   Although the total amount exhibitors spend on IT events has increased, with the increase in the number of IT events, exhibitors have become more selective in choosing events and more sensitive to the returns they can generate from their marketing investments. Exhibitors consider not only exhibit space rental costs, but also other event-related costs such as exhibit design and production, transportation, travel, lodging and entertainment costs and event-related promotions. We believe that in economic downturns exhibitors are more likely to cut back on these other costs than to miss shows entirely. As an alternative to exhibiting at events, some IT vendors host private events such as regional conferences, product demonstrations, user-group meetings, road shows and educational demonstrations. While these allow vendors to engage customers in a more controlled environment, they typically involve much smaller audiences than attend larger industry events. Many exhibitors feel they need to exhibit at leading events in order to launch their new products and services, establish and enhance their brands with customers and the media and to remain competitive. The "see and be seen" aspect of events is very important to exhibitors who are seeking to maximize the returns from their sales and marketing efforts.

Our Competitive Strengths

   We believe that our business has several important competitive strengths.

   We Believe We Are the Industry Leader in IT Events

   We believe we are the largest producer of events for the IT industry in the United States when measured by revenue from exhibit space rentals and we have the leading brands in our industry. In 1999, our leading COMDEX and N+I events were the top two IT industry tradeshows in the United States in terms of revenue from exhibit space rentals. We believe our COMDEX and N+I brands are among the most distinctive and recognizable brand names in the IT event industry. We also have a portfolio of other events with strong market and brand positions in specific segments of the IT industry. We believe that our size and portfolio of leading brands helps us consistently attract the biggest names in the IT industry as exhibitors, conference participants and keynote speakers. We believe our size, reputation and relationships with exhibitors, attendees and venue owners create barriers to entry for competitors.

   Strong Cash Flow and Attractive Cost Structure

   Our events generate strong cash flows. Our variable costs are low and our fixed costs are predictable. Our primary fixed cost is rent for event venues, which we have under contract for the next three years for most of our events. Due to our cost structure, most of the incremental revenue we generate from profitable shows translates into increased cash flow, EBITDA and net income. We can generate incremental revenue from additional exhibit space rentals, increases in exhibitor space rental fees and additional sales of advertising and sponsorships. In 1999, our operating margin, which is our EBITDA as a percentage of our revenues, was 36.2%.

   Comprehensive Portfolio of IT Brands

   We believe we have a broader and more extensive portfolio of IT brands than any other events company. We have brands for horizontal events that cover the full spectrum of the IT industry and for vertical events that target particular segments of the industry. Our portfolio of IT event brands allows us to provide for the needs of almost every participant in the IT industry in the United States and to generate multiple revenue streams from the industry with limited audience overlap. For example, we believe that the attendee overlap between our fall and spring COMDEX events is only about 6% and that the overlap between our largest COMDEX and N+I events is only about 12%. We believe that our well known brands contribute to stable pricing and help us to attract exhibitors and attendees.

   Extensive Database of Exhibitors and Attendees

   We have an extensive database of participants in the IT industry. Our database contains more than 1.8 million names in the United States and more than 800,000 names outside the United States. Our database allows us to identify and target both exhibitors and attendees. Our database contains important demographic information for each participant, including items like job function, company size and type, product interests, purchasing habits and installed operating systems. We believe that our ability to use our database to target and attract the attendees that our exhibitors most want to reach gives us an important competitive advantage. We also use our database to create new events, to increase paid conference attendance at our events and as a source of revenue when we rent out our lists.

   International Presence and Opportunities

   We have been able to successfully export our leading brands through a combination of events we own and operate and international contract events in which we license our brand to other operators and typically receive guaranteed minimum payments and a return based on the performance of the licensed event. Our international events extend our brands and reputation globally and take advantage of our U.S. experience. In 1999, we had eight owned and operated events and 12 contract events outside the United States. Of these, there were 15 COMDEX events (four owned and operated and 11 contract events), three owned and operated N+I events and our owned and operated "Government in Technology Week" event held in Ottawa, Canada.

   New Management Team

   As part of the distribution, Ziff-Davis added a new chairman and chief executive and other senior management personnel to strengthen our management team. Most of the new executives worked together most recently at Ticketmaster Group, Inc. Each member of our new management team has received options to acquire a significant number of our shares which vest over four years.

Our Strategy

   We are seeking to increase our revenue, cash flow and earnings by pursuing the following strategies.

   Focus on Key Revenue Drivers

   We generate multiple streams of revenue from our events and will focus on the following key revenue drivers:

   Increase Exhibit Space Rentals. We will seek to increase revenue from our exhibit space rentals by increasing both the amount of space we rent and the fees we charge to our exhibitors for such rentals. For many of our continuing shows, we have raised exhibit space rental fees in each of the last two years and believe we will be able to raise them further in the future.

   Increase Advertising, Sponsorships and Promotions. One of our key initiatives is to increase our advertising and sponsorships revenue and to generate additional revenue by introducing promotional activities at our events. We currently sell advertising and sponsorships almost exclusively to our exhibitors on an event-by-event basis. We believe that with the strength of our brands and audiences, we can expand these sales beyond our exhibitor base and the IT industry. We also believe we have significant opportunities to generate additional revenue by selling advertising and sponsorships across multiple events and brands and by introducing promotional activities at our events.

   Emphasize Conferences and Content. We intend to continue to create, organize and promote the conferences that we offer to attendees at our events for an additional fee. In addition to generating additional revenue, the content and educational opportunities offered by these programs help us attract quality attendees to our events. We will also continue to use leading executives and experts in the IT industry as keynote speakers at our events in order to provide the most current and relevant information to our attendees. By increasing quality attendance, we make our events more attractive to exhibitors.

   Maintain and Extend COMDEX/Fall's Industry Leading Position

   We believe that as an independent company with new management we can maintain and extend COMDEX/Fall's industry leading position by:

  . shifting its focus so that it highlights the emerging and fastest growing sectors of the IT industry;

  .  expanding its exhibitor and attendee base;

  . increasing its advertising and sponsorships revenues and introducing promotional activities; and

  .  increasing attendee participation in its conferences.

   Leverage our Customized Events

   In our Studios division, we produce customized events for individual IT vendors which enable them to reach audiences in a targeted and controlled environment. We work closely with our clients at these events and we use these events to demonstrate our marketing expertise and gain a better understanding of our clients' business and marketing needs. We believe we can use the close relationships we build with our clients and the information we gain about them through these events to increase their use of our other product lines. These events also help us identify and keep current with most important emerging trends in the IT industry.

   Take Advantage of Internet Opportunities

   We plan to significantly increase our presence on the Internet, which we believe we can use to extend the communities that attend our events into online communities that gather 365 days a year, 24 hours a day, 7 days a week. We expect to launch several new or redesigned websites this year, featuring graphics, content and interactive community elements distinctly targeted to the demographics of high volume IT sellers and buyers. Our sites will offer advertising and sponsorships opportunities to participants in the IT and other industries. The sites will be linked to our Key3Media website and will offer links to chat rooms, message boards, e-commerce locations and co-branded affinity programs. In the future, we may also expand our sites to incorporate e-commerce between IT vendors and buyers. We believe that we can use the Internet to strengthen and capitalize on the value of our brands.

   Pursue Acquisitions Selectively

   We may acquire other producers of events if we believe they fit with our existing businesses and are available on reasonable terms. We may use such acquisitions to strengthen and expand our event portfolio and to expand our product offerings outside the IT industry. We believe that we can create operating efficiencies by applying our expertise and experience.

   Expand Internationally

   We have extended our leading brands to select international markets and intend to expand our international operations. In 2000, we will hold first-year events in Saudi Arabia, Greece, South Africa and Switzerland. The IT industry is becoming increasingly global and we believe that we are well positioned to expand our international presence due to the strength of our brands and our presence and experience in the United States. See "--Our Events--International Expositions".

Our Events

   We produce 44 events, including co-located events. In 1999 these events were attended by a total of more than one million participants. In addition to the events we own and operate, we license our brands to foreign tradeshow operators for use in connection with nine events held outside of the United States. We refer to these as our international contract events. Most of our international contract events are operated under the COMDEX or N+I brands.

   Each of our events have three features in common, though the emphasis may vary:

  . an exposition floor on which exhibitors and attendees interact face-to-face;

  .  conferences designed to inform and educate IT professionals; and

  .  keynote speakers and product launches.

   We produce events under a number of different brand names, including COMDEX, N+I, Seybold Seminars and JavaOne. Our two most important brands in terms of revenues are COMDEX and N+I. We classify our events as "horizontal" events if they cover the full spectrum of the IT industry and "vertical" events if they focus only on particular segments of the IT industry. Our COMDEX tradeshows are horizontal events and all our other events are vertical. N+I and Seybold Seminars are our largest vertical events. Consistent with industry trends, our vertical events have grown significantly and performed better than our horizontal events.

   In addition to our branded events, we conduct a series of customized vertical events through our Studios division. Our JavaOne conference is our largest customized event.

   The following table summarizes the scope and reach of our principal branded and customized events:

         Name              Type      Target Audience          Focus          1999 Locations
         ----              ----      ---------------          -----          --------------
COMDEX                  Horizontal Chief information   Full spectrum of IT Beijing, Buenos
                                   officers, chief     industry            Aires, Cairo,
                                   technology                              Chicago, Las Vegas,
                                   officers, business                      Mexico City, Miami,
                                   managers and                            Montreal, New
                                   corporate consumers                     Delhi, Paris, Sao
                                                                           Paolo, Seoul,
                                                                           Sydney, Tel Aviv,
                                                                           Tokyo, Toronto,
                                                                           Vancouver,

NETWORLD +              Vertical   Network engineers   Computer            Atlanta, Las Vegas,
 INTEROP                           and developers      networking, the     Paris, Sydney,
                                                       Internet and        Tokyo,
                                                       telecommunications

Seybold Seminars        Vertical   Publishing          Web and desktop     Boston, San
                                   professionals and   print publishing    Francisco, Tokyo
                                   web designers

JavaOne                 Vertical   Independent and     Java technology     San Francisco
                                   enterprise software platform
                                   developers

Support Services        Vertical   Business managers   Help desk and       San Francisco,
 Conference and                                        technical support   Washington, D.C.
 Exposition

Customer Relationship   Vertical   Business managers   Customer            San Francisco,
 Management Conference                                 relationship        Washington, D.C.
 and Exposition                                        management

Proprietary Product     Vertical   Developers          Emerging            Various
 Group                                                 marketplace and
                                                       technology
                                                       developments

Custom Program Group    Vertical   Various             Vendor-specified    Various

Vertical Market Group   Vertical   Various             IT needs of         Various
                                                       specific industries

   COMDEX

   Our COMDEX tradeshows cover the full spectrum of IT industry. Our COMDEX/Fall tradeshow, which we hold every November in Las Vegas, is the largest tradeshow in the United States when measured by revenue from exhibitor space rentals and attendance (including exhibitor personnel). In 1999, we offered 17 COMDEX tradeshows in 12 countries.

   Our COMDEX tradeshows cover a broad range of new technologies at every stage, from their development and introduction to commercial maturity. Many of the most significant computer products launches over the past 19 years occurred at COMDEX tradeshows, including the launch of the IBM PC, Lotus 1-2-3, Windows
3.1 and DVD.

   Internet and IT technologies form an integral part of our COMDEX tradeshows. While maintaining our coverage of the full spectrum of the IT industry, we are currently highlighting four key technology areas:

  . networking and communications products that provide the broadband infrastructure for the delivery of data, voice and video, while focusing on such issues as network security and virtual private networking;

  . e-commerce solutions, for the delivery of products and services through the Internet dealing with subjects such as storage, security, applications, platforms and servers;

  . software platforms and operating systems, including the tools to build applications and applets, for Windows 2000, Java, Linux and Apache; and

  . new information appliances that provide access to data and the Internet, including handheld devices and smart cell phones.

   Our COMDEX/Fall tradeshow is a five-day tradeshow we hold in Las Vegas in November of each year. Although we offer other COMDEX shows, COMDEX/Fall is the single tradeshow that brings the entire IT industry together. Tradeshow Week has ranked COMDEX/Fall as the most successful tradeshow in the IT industry in the United States for the past ten years when measured by net square feet of exhibit space rentals. Although held in Las Vegas, COMDEX/Fall has international appeal. It includes a large number of country- and region-sponsored pavilions designed to introduce attendees to the products and technologies from their local regions and it was attended by more than 35,000 foreign attendees. In total, COMDEX/Fall 1999 was attended by more than 1,900 exhibitors occupying 975,000 square feet of exhibitor space and approximately 200,000 attendees. In 1999, exhibitors for COMDEX/Fall included: Microsoft Corporation, Toshiba Corporation, Philips Electronics N.V., Matsushita Electric Industrial Co., Ltd. (owner of the Panasonic brand), and Xerox Corporation.

   While it continues to be the leading IT industry tradeshow in the United States, in recent years our COMDEX/Fall tradeshow has experienced a decline in revenues, exhibit space rentals and attendees. We believe that this is due primarily to the consolidation of IT vendors, adverse economic conditions in Asia, the commodization of personal computers and the significant shift in the IT industry away from mainframe and personal computing and towards the Internet, networks and wireless communications. We believe that as an independent company with new management we can revitalize COMDEX/Fall and extend its market leadership through the following initiatives:

  .  Highlight the Emerging and Fastest Growing Sectors of the IT
     Industry. COMDEX/Fall has always covered the full spectrum of the IT industry and we do not intend to change that. In the past, however, COMDEX/Fall highlighted the personal computer sector of the IT industry. We are in the process of shifting the areas we highlight at COMDEX/Fall away from personal computers and towards the emerging and fastest growing sectors of the IT industry, including the Internet, e-commerce, network computing and wireless communications and new information appliances.

  . Expand our Audience. Even though COMDEX/Fall currently attracts more participants than any other IT tradeshow in the United States, we believe that we can expand both our exhibitor and attendee base by using our industry experience and portfolio of events to identify, target and attract the full spectrum of buyers and sellers in the IT industry. We believe that by increasing the size, quality and diversity of our COMDEX/Fall audience, we will be able to attract more exhibitors and increase our advertising and sponsorship revenues.

  . Increase Advertising, Sponsorships and Promotions. One of our key initiatives is to increase our advertising and sponsorships revenue and to generate additional revenue by introducing promotional activities at COMDEX/Fall. In the past we have sold advertising and sponsorships only to our exhibitors. We believe we can expand these sales outside our exhibitor base and the IT industry.

  . Increase Participation in Special Conferences. We are seeking to increase our attendees' participation in the conferences that we offer at COMDEX/Fall. Because we charge attendees separate fees to attend these special conference programs, they are an important source of additional revenue. We believe that we can increase participation by improving the variety, relevance and information and educational content of our special conference programs.

   NETWORLD+INTEROP

   Our N+I tradeshows are our largest branded vertical events. They focus on the rapidly growing and converging fields of computer networking, the Internet and telecommunications. Our largest N+I tradeshow is held each year in Las Vegas and, in 1999, was the second largest IT tradeshow in the United States when measured by revenue from exhibit space rentals. In 1999 our N+I tradeshows generated approximately 33% of our revenues. In 2000, our N+I tradeshow in Las Vegas had approximately 850 exhibiting companies occupying approximately 525,000 net square feet of exhibit rental space and more than 55,000 attendees.

   Our N+I tradeshows have a large technical customer base and educating our attendees is a very important part of N+I. Consequently, conference fees represent a larger portion of N+I's revenues than for our other events.

   N+I has always focused on new and emerging networking technologies. We are continuing this tradition by offering at our N+I 2000 events conferences highlighting the construction of new public networks with integrated voice/data/video delivery systems and the emergence of new embedded networks with software that can be used to update the network's circuits and chips remotely without physical upgrade.

   Each N+I tradeshow features InteropNet, a live, multi-platform, vendor-sponsored network that interconnects exhibitors and attendees to one another and to the Internet. Exhibitors at our 1999 N+I tradeshows included: Novell, Inc., Lucent Technologies, Inc., Computer Associates International, Inc., Microsoft Corporation and Nortel Networks Corporation.

   Seybold Seminars

   Our Seybold Seminars are vertical events that target the latest technologies and products, design tools and applications for web and desktop print publishing. We hold our largest Seybold Seminars each fall in San Francisco. In 1999, our Seybold Seminars in San Francisco had 266 exhibiting companies occupying 133,000 net square feet of exhibit space and approximately 36,000 attendees. We also hold Seybold Seminars events in Boston in the spring.

   Major exhibitors at the Seybold Seminars include Adobe Systems
Incorporated, Apple Computer, Inc., Intel Corporation and Macromedia, Inc.

   JavaOne

   We believe our JavaOne event is the largest software developer conference in the world and the premier source of technical education on the latest developments for the Java technology platform. Attendees at

JavaOne are typically either independent or enterprise software developers. JavaOne is unlike our other events in that the number and identity of exhibitors and the size of their exhibits is determined by Sun Microsystems, Inc. In 1999, Sun Microsystems limited the number of exhibitors to 328 and the size of each exhibit to 25 square feet. As a result, most of our revenue from JavaOne is from conference fees, with secondary revenue derived from sales of sponsorships and exhibitor space fees. We had approximately 20,000 attendees at our 2000 event. Exhibitors at JavaOne 1999 included: Apple Computer, Inc., Fujitsu Software Corporation, Hewlett-Packard Company-Network Services, International Business Machines Corporation, and Mitsubishi Electric Corporation.

   We own and produce the JavaOne event under an exclusive license agreement from Sun Microsystems, the inventor and developer of Java technology which expires on July 2001. See "--Trademarks and Licenses". Sun Microsystems has not used any other producer for the event, and recently asked us to propose an expanded Java program that would incorporate JavaOne into a year-round, worldwide program.

   Studios

   Our Studios division consists of three groups:

  . our Proprietary Product Group, which develops vertical events focusing on the emerging marketplace and technology developments;

  . our Custom Program Group, which works with individual vendor clients to create events which meet the vendor's individual strategic and community-building objectives; and

  . our Vertical Market Group, which develops events addressing the IT needs of specific industries, such as "IT for Wall Street" and Windows for HealthCare.

   In 1999, Studios' clients included: International Business Machines Corporation, Oracle Corporation, Sun Microsystems, Inc., Netscape
Communications Corporation, and 3Com Corp.

   International Expositions

   Internationally, we have two primary methods of operation. We own and operate some of our largest international events and operate the others as international contract events. We own and operate N+I events in France and Australia and COMDEX events in Canada and Mexico. We also own and operate the Government in Technology Week event in Ottawa, Canada. We run our owned and operated international shows essentially in the same manner as our U.S. shows, although we modify our offerings and procedures to fit the local environment.

   The arrangements for our international contract events differ by event, but have some common characteristics. Typically, we have no equity interest in these events, but instead receive a guaranteed minimum fee and a portion of the profits above agreed benchmark amounts. We license the brands to the foreign operator and provide it with branding, sales and marketing services, but we usually do not have a direct management role. The contracts typically give each party the right to terminate after one year's notice, and upon termination the license is revoked and both parties are subject to a prohibition on competing within the market for two years.

   Our events in Japan are owned by an affiliate of SOFTBANK Corp. For more information about these events, see "Related Party Transactions--Agreement to Produce our Japanese Events".

   In 2000, we expect to produce COMDEX and/or N+I events in 19 countries outside North America and over 30 international Studios events.

Management of Events

   We manage all of our events on a decentralized basis. We assign a general manager for each event who is responsible for all aspects of the event including the profitability of the event. Each event has dedicated employee teams consisting of both direct reports and shared centralized resources in each of the following areas:

  .  sales;

  .  marketing communications and media; and

  .  operations.

   The employee teams report directly to the general manager for the event as well as to the heads of their respective departments.

   Sales

   Our events provide a face-to-face forum for business-to-business sales, business marketing, and professional education for the IT industry. We maintain three groups of sales professionals to maximize event revenue in each of these areas.

   Exhibit Space Rentals. We maintain a staff of approximately 55 dedicated sales professionals that report directly to our event general managers. These professionals attend their respective events to ensure client satisfaction and to accept reservations for exhibit space at the following year's event by participating exhibitors. Historically, between 60% and 70% of the ensuing year's exhibit space is contracted at the current year's event. Throughout the year, our exhibition sales staff is responsible for encouraging exhibitor upgrades, reducing exhibitor churn and ensuring timely payment of remaining installments. Our exhibition sales staff also prospects for new clients and sells remaining exhibit space using telemarketing or, for larger customers, in-person sales calls.

   Advertising and Sponsorships. Our event marketing staff is responsible for selling advertising and sponsorships to participating exhibitors at our events including banner advertising, brochure and program advertising, website advertising, and keynote, luncheon and other event sponsorships. This group is centralized and individual sales professionals assigned to one or more events. Our advertising and sponsorship sales are performed by a 16 person staff.

   Conferences. We also have a 14 person sales team at our head office that is responsible for selling the special conferences we provide at our events directly to the attendees. A team of conference sales professionals is dedicated to each event for the two months preceding that event.

   Marketing Communications and Media

   Our marketing department oversees all aspects of creating and delivering brand and product messaging including creative production, direct response marketing, public relations and market research. This group works with all forms of media presentation.

   Direct Response Marketing Group. Our direct response marketing group's goal is to maximize event attendance while ensuring attendee quality. Using proprietary and other direct marketing lists, this group develops mailing and telemarketing lists for our conference sales persons.

   Conference Content Staff. Our content staff is responsible for developing the themes and topics comprising conference programs at all of our events, including the recruitment of all speakers and other panel participants.

   Creative Production. Our creative production staff works with our event general managers and content staff to create the layout of and produce all event-related publications.

   Operations

   Our operations staff is responsible for all event logistics, including:

   Venue Management. Our venue management group contracts with hotels or convention centers for exhibition space and meeting rooms. This group is responsible for identifying appropriate venues, negotiating per square foot rates and for ongoing contract maintenance. We maintain long-term, renewable contracts for our larger events and contract several months to a year in advance for non-recurring events.

   Vendor Management. We maintain agreements with several professional vendors including florists, booth architects and designers, travel agencies and moving companies who assist our exhibitors in creating and transporting their exhibit space. We collect a commission each time an exhibitor uses one of our preferred vendors. Our vendor management group is primarily responsible for facilitating introductions between our vendors and exhibitors and collecting fees from chosen vendors.

   Housing. We collect commissions for rooms rented by event participants in surrounding area hotels and also, to a far lesser extent, purchase local hotel rooms in advance at discounts and resell them. Our housing group is responsible for negotiating all housing rental and commission rates and guaranteeing room availability for the length of the event.

   Registration. Our registration group tracks the number and other characteristics of exhibitors attendees and paid conference attendees, including tutorial participants.

   Logistics. Our logistics staff runs the floor at all events including setting up, maintaining and closing down the event. They are present at every event to handle floor space allocation issues and interface directly with vendors, exhibitors and venue staff to ensure the smooth running of any event.

   Media Specialists. We also maintain an audiovisual staff to set up conference and other meeting rooms with appropriate media.

   Our operations group also handles exhibitor contract administration with respect to our responsibilities in each of these areas.

Key Vendors

   We have one-year contracts with most of our third party suppliers. Under these contracts, we usually agree to promote the services offered by the suppliers to our exhibitors in exchange for the suppliers' agreement to give us a certain percentage of their revenue. The size of the commissions we receive varies between 10% and 25%.

   We only have one long-term contract with one third-party supplier. In 1998 we signed a contract with GES Exposition Services, Inc. that expires in 2008. GES is what is known in the industry as a "decorator" and it offers to provide various services to our exhibitors to assist them create, set up, maintain and remove their exhibits. We recommend and promote GES' services to our exhibitors at most of our United States and Canadian events. At the signing of this contract GES paid us $10.4 million. They also pay us a commission equal to a percentage of the revenues they earn from providing services to exhibitors at our events and provide free services to us. The services that GES provides to us and to exhibitors include shipping, installation and dismantling of booth structures and contents, furniture and fixture rental, trash removal and similar services. On March 17, 2000, we filed a claim against GES because it has been withholding commissions that it owes to us. On June 19, we gave GES notice of our intent to terminate our contract effective August 18, 2000.
See "--Legal Proceedings".

Trademarks and Licenses

   Because we have developed strong brand awareness for our principal events, we believe our trademarks and service marks are critical to our success. We rely on trademark law, as well as licensing agreements, to protect our intellectual property rights. We have registered our material trademarks in the United States and in certain other key countries. For example, "COMDEX" is registered in the United States and 24 other countries. Effective trademark protection may not be available in every country in which we operate.

   We share intellectual property rights to the trademark "NETWORLD+INTEROP" with Novell, Inc. Novell owns the trademark "NETWORLD" and we own the trademark "INTEROP". Since 1992, we have licensed the Networld mark from Novell, and have produced the NETWORLD+INTEROP event. The event is sometimes referred to as "N+I" and we own that mark jointly with Novell. In exchange for the Networld license, we pay a fee of $1 million per year to Novell and provide it with free booth and discounted overflow space, marketing opportunities, and other benefits at a discount. We also share our attendee database with Novell subject to some restrictions. Our license expires on December 31, 2001, but renews automatically for successive one-year terms until either party gives 15 months' notice of nonrenewal. Upon termination, we would not be entitled to use the NETWORLD or N+I trademarks, but we could continue to use Interop. Interop is registered in the United States and 39 other countries.

   Sun Microsystems owns the trademarks "Java" and "JavaOne" and has licensed them to us until July 2001. We own and operate the JavaOne conferences and are entitled to all revenue from the conferences. Sun Microsystems occupies substantial space at the conferences, helps secure sponsors, and is responsible for the special conference content. We jointly own the attendee database. Our current arrangement terminates after the conference in July 2001, but we are currently in discussions to extend this arrangement.

Competition

   Although we believe we are the largest producer of events for the IT industry in the United States when measured by revenue from exhibit space rentals, we face competition from tradeshow management companies that operate in other and more diverse industries, including the following companies:

  . the Hanover Messe, a public authority, which owns and operates the CeBIT tradeshow held annually in Hanover, Germany;

  . Miller Freeman, Inc., a division of United News & Media Company, that services over 50 industry sectors, including IT, and owns PC Expo;

  . Advanstar Communications, Inc., which publishes newspapers and magazines and manages tradeshows in 19 countries, including IT Telexpo Brazil;

  . IDG World Expo, the tradeshow division of International Data Group, a publisher of computer magazines, which owns Comnet; and

  . Penton Media, Inc., which produces tradeshows and publications addressing various industries including IT and owns Internet World.

   CeBIT is the largest tradeshow in the world for the IT industry. In 1999, according to their published results, CeBIT had 7,412 exhibitors occupying 4,292,000 net square feet of exhibit space and 698,000 attendees. We may also face competition from our former affiliates, ZDNet and the former ZD Publishing (now Ziff Davis Media Inc.) These entities are not restricted from entering into the tradeshow business and Ziff Davis Media Inc. has indicated that it intends to do so.

   We also compete for advertising dollars with other forms of media, including print publishing and the Internet. We must make our events more attractive to exhibitors and attendees than the other alternatives available to them or we will lose advertising dollars to our competitors.

Legal Proceedings

   On March 17, 2000, we sued GES Exposition Services, Inc. for breach of contract in the United States District Court for the District of Massachusetts. GES is withholding commissions that we believe it is required to pay to us under our contract and as a result we have retained certain amounts that GES believes we owe it under the contract. We believe that GES owed us approximately $10 million as of June 30, 2000, and this balance is increasing. See "Key Vendors". On June 19, GES filed an answer, counterclaim and jury demand. Its counterclaim alleges that we breached the contract, violated our fiduciary duty toward GES and converted GES property to our use and benefit. GES has asked the court to award unspecified damages as well as declaratory and injunctive relief. We received subsequent correspondence from GES' counsel alleging damages of at least $30 million and additional unspecified damages on a variety of different legal theories. We believe that these claims are excessive and lack merit and intend to vigorously defend them. While we cannot predict the ultimate outcome of this litigations, we do not believe it is likely to have a material adverse effect on our financial condition, results of operations or cash flows. On June 19, we gave GES notice of our intent to terminate our contract effective August 18, 2000.

   From time to time, as a normal incident of the nature and kind of business in which we are engaged, various claims or charges may be asserted and litigation commenced against us. In our opinion, no current claim or litigation is likely to have a material adverse effect on our financial condition or results of operations.

Employees

   We employ approximately 500 people worldwide, including sales, marketing, operational and corporate service personnel. None of our United States employees are covered by a collective bargaining agreement. We believe that we have good relations with our employees.

Properties

   Our headquarters are in Los Angeles, California. We also have office space in Massachusetts, California, France and Australia. We lease all of our material offices.

                 OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table contains information about the people we expect to serve as our directors and executive officers after the distribution. As provided in our certificate of incorporation, our board of directors will be divided into three classes. The table contains the names of each director. Directors in each class initially will serve until the annual meeting of stockholders held in the year in which the term for that class expires and will serve thereafter for three-year terms. We intend initially to have a board of directors that will consist of ten directors, of whom two are also our officers. While any of the original purchasers of our debentures own the debentures, they will be entitled to nominate one director. Initially, Gian Andrea Botta will serve in this capacity.

  Person               Age                      Positions
  ------               ---                      ---------
Fredric D. Rosen......  56 Chairman and Chief Executive Officer

Jason E. Chudnofsky...  56 Director and Chief Operating Officer

Edward A. Bennett.....  53 Director

Pamela C. Alexander...  45 Director

Gian Andrea Botta.....  47 Director

Eric Hippeau..........  48 Director

Ronald D. Fisher......  52 Director

James F. Moore........  51 Director

John A. Pritzker......  46 Director

Michael B. Solomon....  53 Director

Peter B. Knepper......  51 Executive Vice President and Chief Financial Officer

Ned S. Goldstein......  45 Executive Vice President and General Counsel

Robert Priest-Heck....  33 Chief Operating Officer, Key3Media Events, Inc.

Biographies Of Directors

   Set forth below is the biography of each of the Class A, Class B and Class C directors, each of whom will become a director prior to the offering and distribution, except for Mr. Rosen, who has been a director of our company since May 11, 2000.

   Class A Directors--Term Expires in 2001

   Pamela C. Alexander. Pamela C. Alexander founded Alexander Communications, a firm that focuses on information technology, in 1987. In 1998 Ogilvy Public Relations acquired the assets of Alexander Communications and formed Alexander Ogilvy. At the time of the acquisition, Ms. Alexander became President and CEO of Alexander Ogilvy Public Relations Worldwide. Ms. Alexander is also a member of the board of directors of the Technology Network.

   G. Andrea Botta. G. Andrea Botta is a Managing Director of Morgan Stanley Dean Witter and Head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate Investors III, L.P. Mr. Botta joined Morgan Stanley Dean Witter in 1999. Prior to joining Morgan Stanley Dean Witter, Mr. Botta was President of Exor America, part of the Agnelli Group. Mr. Botta is also a member of the board of directors of Riverwood International.

   Jason E. Chudnofsky. Jason E. Chudnofsky has been President of Key3Media Events since October 1997. He has been a director of Ziff-Davis since 1998. From 1988 to 1997, Mr. Chudnofsky was President of the Trade Show Division of The Interface Group which was renamed SOFTBANK COMDEX when that division was acquired by SOFTBANK in 1995. In addition, Mr. Chudnofsky served as President and Chief Executive Officer of the Sands Expo and Convention Center Division from 1990 to 1995. Mr. Chudnofsky has over 15 years of experience in the events, tradeshow and conference industry. Mr. Chudnofsky is a member of the board of directors of Tech Corporation, Folio Exhibits, Inc., and Quantum Clicks, Inc.

   James F. Moore. James F. Moore became the General Partner of GeoPartners Ventures, an Internet business development corporation, in 1999. Since January 1990, he has also been the Chairman and Chief Executive Officer of GeoPartners Research, Inc., a company specializing in providing corporate strategy advice to high technology companies. Mr. Moore is also a member of the board of directors of NaviSite, Inc. and XOSoft.

   Class B Directors--Term Expires in 2002

   Edward A. Bennett. Edward A. Bennett co-founded the 212 Ventures/Investcorp Technology Fund in 2000 and is currently a partner of the venture capital fund. In addition, Mr. Bennett is Chairman of Mobilelogic, a wireless solutions company. Prior to founding 212 Ventures, Mr. Bennett was President and CEO of Prodigy Services. Mr. Bennett is also a member of the boards of directors of SoftNet Systems, Inc., Engage, Inc. and Real Names Corp.

   John A. Pritzker. John A. Pritzker founded Red Sail Companies in 1988, which includes Red Sail Sports and Mandara Spa, LLC. Mr. Pritzker has served as Red Sail's President since its inception. Mr. Pritzker is also President of Hyatt Ventures, Inc. and worked for Hyatt Hotels Corporation for more than 23 years. He serves on the board of directors of Ventro Corporation.

   Michael B. Solomon. Michael B. Solomon is the Managing Principal of Gladwyne Partners, LLC, a private equity fund manager. Prior to founding Gladwyne Partners in July 1998, Mr. Solomon was affiliated with Lazard Freres & Co. LLC. Mr. Solomon joined Lazard Freres in 1981 becoming a Partner in 1983.

   Class C Directors--Term Expires in 2003

   Fredric D. Rosen. Fredric D. Rosen was hired by Ziff-Davis in March 2000 to become our Chairman and Chief Executive Officer. In the 18 months preceding his employment by Ziff-Davis, he was a consultant and private investor. Mr. Rosen was previously President & Chief Executive Officer of Ticketmaster Group, Inc., a position he held for more than 16 years, from 1982 to 1998. Mr. Rosen is currently a director of Engage Technologies, Inc. and Casden Properties, Inc. Mr. Rosen is also a member of the board of directors of M.Cam, Inc. a private company specializing in intellectual property valuation and Go-Coop, Inc., a private company that offers business-to-business applications for hotel chains.

   Ronald D. Fisher. Ronald D. Fisher has been the Vice Chairman of SOFTBANK Holdings Inc. since 1995 and the Vice Chairman of SOFTBANK America Inc. since 1998. Mr. Fisher has been a director of Ziff-Davis since 1998. From 1990 to 1995, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies Ltd., a leading developer and marketer of system software products for personal computers. From 1984 through 1989, Mr. Fisher was the President of Interactive Systems Corporation. His prior experience also includes senior management positions at Visicorp, TRW and ICL (USA). In addition to being a director of SOFTBANK Corp., Mr. Fisher serves on the board of directors of INSWEB Corporation.

   Eric Hippeau. Eric Hippeau has been Chairman and Chief Executive Officer of Ziff-Davis since 1998 and of ZD Inc. since 1993. Mr. Hippeau has been a director of Ziff-Davis since 1998. He joined ZD Inc. in 1989 as Publisher of PC Magazine, was named Executive Vice President of ZD Inc. in 1990, and President and Chief Operating Officer in February 1991. Prior to joining ZD Inc., Mr. Hippeau held a number of positions with IDG, including Vice President of computer publications in Latin America and Publisher of IDG's InfoWorld magazine. Mr. Hippeau is currently a Director of Global Crossing Ltd., Asia Global Crossing Ltd., Odimo.com, Electron Economy, Yahoo! Inc. and Starwood Hotels and Resorts Worldwide, Inc. Mr. Hippeau is also President and Executive Managing Director of Softbank International Ventures.

Biographies of Executive Officers

   Peter B. Knepper. Peter B. Knepper was hired by Ziff-Davis in March to be our Executive Vice President and Chief Financial Officer. In the year preceding his employment by Ziff-Davis, he was a private investor and consultant providing strategic planning and financial management services. Mr. Knepper was previously Senior Vice President and Chief Financial Officer of Ticketmaster Group, Inc., a position he held for more than ten years, from 1988 to 1998.

   Ned S. Goldstein. Ned S. Goldstein was hired by Ziff-Davis in March to be our Executive Vice President and General Counsel. In 1998, Mr. Goldstein co-founded The Etechnology Companies, L.L.C. ("Etech"), a consulting, investment and lobbying firm specializing in new economy companies and issues. Before co-founding Etech, Mr. Goldstein was previously Senior Vice President and General Counsel of Ticketmaster Group, Inc., a position he held for more than 11 years, from 1987 to 1998. Mr. Goldstein is a member of the board of directors of M.Cam, Inc. a private company specializing in intellectual property valuation.

   Robert Priest-Heck. Robert Priest-Heck has been with our subsidiary, Key3Media Events, Inc., formerly ZD Events, since 1991, serving in a variety of positions including: Executive Vice President of Operations and Director of International Operations. Prior to joining Key3Media Events, Mr. Priest-Heck held a variety of management positions with Hyatt Hotels.

Committees of the Board Of Directors

   Our board of directors will establish three standing committees to help it meet its responsibilities. The principal functions of each committee are described below.

   Audit Committee

   The Audit Committee will help the board of directors to ensure that our financial, auditing and reporting practices, procedures and controls are within acceptable limits of sound practice and in accordance with applicable laws and regulations. The Audit Committee will meet periodically with the independent auditors, together with representatives of management, as appropriate, for the purpose of reviewing the scope and results of the audit of the annual financial statements and reviews of the quarterly financial statements and the recommendations of the auditors. The Audit Committee will also evaluate the professional competency of the financial staff, review the nature and extent of non-audit professional services performed by the auditors and annually recommend to the board of directors the firm of independent public accountants to be selected as our auditors. From time to time the Audit Committee may also undertake special projects.

   Nominating and Compensation Committee

   The Nominating and Compensation Committee will review and evaluate plans for the development, training and utilization of our management resources; review our compensation philosophy and establish the salary compensation of our officers other than Fredric D. Rosen, Jason E. Chudnofsky, Peter B. Knepper, Ned S. Goldstein, Robert Priest-Heck and Charles D. Forman, each of whom is party to an employment contract with us. The Nominating and Compensation Committee will also administer our stock incentive and stock-based compensation plans and other incentive plans. The Nominating and Compensation Committee will also oversee the financial administration and operation of our various retirement and pension plans, including the selection and review of the performance of the investment funds and the independent investment advisors for the plans.

   The Nominating and Compensation Committee will manage succession at the executive officer level and identify and promote candidates for and to executive positions; identify, evaluate and recommend director nominees to the board of directors to fill vacancies and to be elected at the annual meeting of the stockholders; recommend directors' compensation and benefit plans to the board of directors; recommend committees of the board of directors and committee members; set meeting schedules for the board of directors and recommend meeting schedules for the committees; and facilitate the board of directors' evaluation of its effectiveness. The committee will consider suggestions for director nominees from all sources, including stockholders. Any stockholder suggestion, together with an appropriate biographical summary, should be sent to our Secretary. In addition, our by-laws establish requirements concerning stockholder nominations for election of directors, including that notice of those nominations be delivered to the Secretary not less than 90 nor more than 120 days prior to the date of the annual meeting of stockholders. Each notice of nomination is required to contain the name and address of the stockholder who intends to make the nomination; the name, address and written consent of the nominee and other nominee information as would be required to be disclosed in a proxy solicitation.

   Executive Committee

   The Executive Committee will be authorized to evaluate and review our financial position, capital structure, significant capital asset transactions, major acquisitions and divestitures, and during the intervals between the meetings of the board of directors, to the extent permitted by law, to exercise all of the powers of the board of directors (except for matters reserved for the board of directors) in the management of our business.

Compensation of Directors

   Directors who are also our employees receive no additional compensation for their services as directors. Directors who are not our employees will receive fees of $1,000 for each meeting of the board of directors and $1,000 for each meeting of any committee of the board of directors that they attend. Non-employee directors will also be granted options to purchase 30,000 shares of our common stock with a vesting schedule of 10,000 shares per year under the Key3Media 2000 Stock Option and Incentive Plan for each year they serve as a director.

Compensation Committee Interlocks and Insider Participation

   We did not have a compensation committee or any other committee serving a similar function in 1999. Decisions as to the compensation of our executive officers were made by Ziff-Davis.

                             EXECUTIVE COMPENSATION

   The following table contains certain compensation information for Jason Chudnofsky, who served as Key3Media Events's chief executive officer during our last completed fiscal year, and the four other most highly compensated executive officers who were serving as our executive officers at the end of our last completed fiscal year. All of the information in this and the next two tables reflects compensation paid in accordance with Ziff-Davis' compensation and benefit plans. In connection with the distribution and the offering, we have established our own compensation and benefit plans. See "--Compensation and Benefit Plans".

Summary Compensation Table

                                                     Long-Term
                             Annual Compensation   Compensation
                           ----------------------- -------------
                                                    Securities     All other
Name and Principal                                  Underlying    Compensation
Position                   Year Salary($) Bonus($) Options(#)(1)     ($)(2)
------------------         ---- --------- -------- -------------  ------------
Jason E. Chudnofsky......  1999  800,000   91,200      45,000(3a)    28,720
President and Chief Exec-
 utive                     1998  800,000  288,493     430,185(3b)    95,023(3c)
Officer, ZD Events         1997  800,000  300,000      30,000        28,269

Charles D. Forman........  1999  370,000   63,000      35,000(4a)    19,783
Executive Vice-President,  1998  370,000   76,876      63,838(4b)    66,446(4c)
ZD Events                  1997  370,000   57,238      15,000        14,307

Aymar de
 Lencquesaing(8).........  1999  300,000  109,156       7,000(5a)    15,642
Executive Vice-President,  1998  266,671   80,887     160,194(5b)    26,904
ZD Events                  1997  228,612  148,734      58,944            --

Milton Herbert(8)........  1999  272,916   91,409      40,000(6a)    21,952
Chief Operating Officer,   1998  225,000   63,371      55,545(6b)    27,784
ZD Events                  1997  175,000   18,060      11,250        11,964

Robert Priest-Heck.......  1999  245,833   89,369      35,000(7a)    49,505(7c)
Executive Vice-President,  1998  200,000   95,324      38,868(7b)    13,541
ZD Events                  1997  175,000   97,956      23,868        10,505

--------
(1) The options granted in 1997 are options to purchase SOFTBANK Corp. common stock under the SOFTBANK Group Executive Stock Option Plans (the "Softbank Options"). The options listed for 1998 include Softbank Options granted in 1996 and 1997 that we repriced in 1998 to (Yen)1333.33 (taking into account a 3 for 1 split in 2000) (the "Repriced Softbank Options"). No additional Softbank Options were granted in 1998 to any of the persons named in the table above.
(2) All Other Compensation reflects contributions to Ziff-Davis' defined contribution plan, group term life insurance and reimbursement of medical expenses.
(3a) Includes options to purchase 27,000 shares of Ziff-Davis common stock and options to purchase 18,000 shares of ZDNet common stock.
(3b) Includes options to purchase 300,000 shares of Ziff-Davis common stock and options to purchase 52,500 shares of ZDNet common stock and 77,685 Repriced Softbank Options.
(3c) Includes a payment of $75,735 relating to the termination of a defined benefit plan.
(4a) Includes options to purchase 21,000 shares of Ziff-Davis common stock and options to purchase 14,000 shares of ZDNet common stock.
(4b) Includes options to purchase 25,000 shares of Ziff-Davis common stock and 38,838 Repriced Softbank Options.
(4c) Includes a payment of $57,238 relating to the termination of a defined benefit plan.
(5a)  Options to purchase ZDNet common stock.
(5b) Includes options to purchase 75,000 shares of Ziff-Davis common stock, options to purchase 26,250 shares of ZDNet common stock and 58,944 Repriced Softbank Options.

(6a) Includes options to purchase 24,000 shares of Ziff-Davis common stock and options to purchase 16,000 shares of ZDNet common stock.
(6b) Includes options to purchase 25,000 shares of Ziff-Davis common stock, options to purchase 8,750 shares of ZDNet common stock and 21,795 Repriced Softbank Options.
(7a) Includes options to purchase 21,000 shares of Ziff-Davis common stock and options to purchase 14,000 shares of ZDNet common stock.
(7b) Includes options to purchase 15,000 shares of ZDNet common stock and 23,868 Repriced Softbank Options.
(7c)  Includes a retroactive salary increase of $31,442.
(8) Messrs. de Lencquesaing and Herbert left the employ of Key3Media Events Inc. in March 2000.

Option Grants in 1999

   The following table summarizes stock option grants to each of the persons named in the Summary Compensation Table during 1999.

                                                                            Potential Realized Value
                          Number of    Percent of                           at Assumed Annual Rate of
                          Securities  Total Options Exercise                Stock Price Appreciation
                          Underlying   Granted to   of Base                      for Option Term
   Name and Principal      Options    Employees in   Price     Expiration   -------------------------
        Position          Granted(#)     1999(%)     ($/Sh)       Date         5%($)        10%($)
   ------------------     ----------  ------------- -------- -------------- ------------ ------------
Jason E. Chudnofsky.....    27,000(1)      7.00     15.8750  April 20, 2009      269,560      683,118
President and Chief Ex-
 ecutive                    18,000(2)     16.61     31.0625  April 20, 2009      351,631      891,101
Officer,
Key3Media Events

Charles D. Forman.......    21,000(1)      5.45     15.8750  April 20, 2009      209,658      531,314
Executive Vice-Presi-
 dent,                      14,000(2)     12.92     31.0625  April 20, 2009      273,491      693,079
Key3Media Events

Aymar de Lencquesaing...        --           --          --              --           --           --
Executive Vice-Presi-        7,000(2)      6.46     31.0625  April 20, 2009      136,745      346,540
dent,
Key3Media Events

Milton Herbert..........    24,000(1)      6.23     15.8750  April 20, 2009      239,609      607,216
Chief Operating Officer,    16,000(2)     14.76     31.0625  April 20, 2009      312,856      792,090
Key3Media Events

Robert Priest-Heck......    21,000(1)      5.45     15.8750  April 20, 2009      209,658      531,314
Executive Vice-Presi-       14,000(2)     12.92     31.0625  April 20, 2009      273,491      693,079
dent,
Key3Media Events

--------
(1) Options to purchase shares of Ziff-Davis common stock.
(2) Options to purchase shares of ZDNet common stock.

Aggregated Option Exercises in 1999 and Year-End Option Values

   The following table summarizes aggregate option exercises by each of the persons named in the Summary Compensation Table during 1999 and the value of the options held by them as December 31, 1999:

                                                     Number of Securities     Value of Unexercised In-
                                                    Underlying Unexercised      the-Money Options at
                            Shares                  Options at Year-End(#)           Year-End($)
   Name and Principal     Acquired on     Value    -------------------------- -------------------------
        Position          Exercise(#)  Realized($) Exercisable  Unexercisable Exercisable Unexercisable
   ------------------     -----------  ----------- -----------  ------------- ----------- -------------
Jason E. Chudnofsky.....        --             --    90,000(1)     237,000       883,125    2,060,625
President and Chief             --             --    13,125(2)      57,375       219,319      657,956
 Executive
Officer,                    42,000(3)   6,225,402     1,611         34,074       493,106   10,429,597
Key3Media Events

Charles D. Forman.......        --             --     8,750(1)      37,250        85,859      158,036
Executive Vice-                 --             --        --         14,000            --           --
 President,
Key3Media Events            18,804(3)   1,718,991     3,000         17,034       957,420    5,436,231

Aymar de Lencquesaing...        --             --    26,250(1)      48,750       257,578      478,359
Executive Vice-                 --             --     6,563(2)      26,687       109,667      342,970
 President,
Key3Media Events            20,700(3)   4,206,574    11,793         26,451     3,763,618    8,441,572

Milton Herbert..........        --             --     8,750(1)      40,250        85,859      157,833
Chief Operating Officer,        --             --     2,188(2)      22,526        36,561      109,049
Key3Media Events             9,192(3)     206,603        --         12,603            --    4,022,121

Robert Priest-Heck......        --             --     5,250(1)      30,750        51,515       94,254
Executive Vice-                 --             --        --         14,000(2)         --           --
 President,
Key3Media Events             4,773(3)     707,598        --         11,271            --    3,597,027

--------
(1) Options to purchase shares of Ziff-Davis common stock.
(2) Options to purchase shares of ZDNet common stock.
(3) Options to purchase shares of SOFTBANK Corp. common stock.

Employment Contracts, Termination of Employment and Change-of-Control
Arrangements

   The following summaries address all of the material provisions of our employment contracts with Messrs. Rosen, Chudnofsky, Knepper, Goldstein and Priest-Heck but are qualified in their entirety by the complete text of those agreements which are attached as exhibits to our registration statement.

   Fredric D. Rosen. We have entered into an employment agreement with Fredric
D. Rosen pursuant to which Mr. Rosen is entitled to:

  .  a base salary of at least $1,500,000 per year;

  . a performance bonus equal to an escalating percentage of incremental growth in "EBITDA";

  . a discretionary bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee; and

  . options to purchase 10% of the shares of our common stock on a fully diluted basis in accordance with our Key3Media 2000 Stock Option and Incentive Plan;

  .  a term life insurance policy in the amount of $5 million.

   The amount of the performance bonus for each year will be based on a percentage of the incremental growth in EBITDA for that year over the prior year (or earlier prior year if there has been an interim decrease in EBITDA). The percentage by which Mr. Rosen's performance bonus will be calculated will vary depending on the rate of the growth in EBITDA but will not exceed 5%. For this purpose "EBITDA" means our consolidated reported earnings for that year, as adjusted to:

  . add back interest, taxes, depreciation and amortization, all as determined by our independent auditors;

  .  exclude unusual non-recurring items;

  . exclude charges related to his performance bonus, similar bonuses paid to other executive officers and any other earnings-related bonuses exceeding $150,000 per year; and

  . exclude any charges to earnings attributable to payments to affiliates that are in excess of the fair market value of goods sold or services rendered.

   If there is a change in control, as defined in his contract, of our company, Mr. Rosen's options will vest immediately and become immediately exercisable or he may elect a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change of control. In addition, Mr. Rosen will, upon a change of control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) is equal to the excise tax, if any, imposed by the Internal Revenue Code.

   Our contract with Mr. Rosen expires on February 28, 2005. We may terminate his employment for cause or disability (each as defined in his contract), without cause, or upon his death. Mr. Rosen may terminate his employment for good reason (as defined in his contract) upon 30 days' written notice. Any termination of his employment is subject to the following conditions:

  . Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

  . If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual incentive bonus he would have received for the year of such termination.

  . If we terminate his employment for cause or he voluntarily terminates his own employment, but without good reason, we will have no additional obligations to him.

  . If after February 28, 2001, we terminate his employment other than for disability or cause or he terminates his employment for good reason, then we will pay him both twice his then current salary and twice his most recent performance bonus, spread over the succeeding two years, and all of his options to purchase our stock will fully vest.

   Mr. Rosen's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

   Jason E. Chudnofsky. We have entered into an employment agreement with Jason E. Chudnofsky pursuant to which he is entitled to:

  . a base salary of at least $800,000 per year, subject to periodic review for increases;

  . a base bonus equal to $24,000 for each 1% of "EBITDA" above 90% of the target established by our Board of Directors and a supplemental bonus of up to $60,000 or more if non-EBITDA performance goals set by the Board of Directors are met; provided, however, that in no event shall the aggregate bonus for 2000 be less than $300,000;

  . options to purchase 3,000,000 shares of our common stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan; and

  . a term life insurance policy in the amount of $1 million and a disability insurance policy in the amount of $200,000.

   If there is a change in control, as defined in his contract, of our company, Mr. Chudnofsky's options will vest immediately and become immediately exercisable or he may elect to receive a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change of control.

   Our contract with Mr. Chudnofsky expires on March 31, 2001. We may terminate his employment for cause (as defined in his contract) at any time, without cause at the end of the term of his contract, or upon disability (as defined in his contract). Mr. Chudnofsky may terminate his employment effective at any time between December 1, 2000 and March 31, 2001 upon 90 days' written notice or at any time for good reason (as defined in his contract). Any termination of his employment is subject to the following conditions:

  . Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

  . If his employment is terminated as a result of his disability or death, we will pay to him or his estate the prorated portion of any annual incentive bonus he would have received for the year of such termination.

  . If we terminate his employment for cause, or Mr. Chudnofsky voluntarily terminates his own employment without good reason prior to December 1, 2000, we will have no additional obligations to him.

  . If we terminate his employment at the end of the term of his contract other than for disability or cause, Mr. Chudnofsky terminates his employment at any time for good reason, or Mr. Chudnofsky terminates his employment effective between December 1, 2000, and March 31, 2001, upon at least 90 days' prior written notice, then: (1) we will pay Mr. Chudnofsky (a) his salary through the date of his termination of employment and any benefits owed to him, (b) the prorated portion of any bonus he would have received for the year of such termination and (c) a severance payment equal to two years' base salary plus two times the average annual bonus he received in the three years before termination;
     (2) Mr. Chudnofsky will be entitled to participate in our medical, health insurance, and life insurance plans without cost to him until November 30, 2002; (3) we will make the maximum allowable contribution to Mr. Chudnofsky's account under the applicable 401(k) plan through the date of termination on a pro rata basis, provided that such contribution may legally be made; and (4) all of Mr. Chudnofsky's options to purchase Ziff-Davis common stock, ZDNet common stock and SOFTBANK Corp. common stock will fully vest and he shall be vested with either options to purchase 750,000 shares of our common stock or such options as are already vested under the Key3Media 2000 Stock Option and Incentive Plan, whichever is greater.

   Mr. Chudnofsky's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

   Peter B. Knepper. We have entered into an employment agreement, dated as of March 1, 2000, with Peter B. Knepper pursuant to which Mr. Knepper is entitled to:

  . a base annual salary of at least $525,000 in the first three contract years and $550,000 during the final two contract years;

  . a performance bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee; provided, however, that in no event shall the bonus be less than $125,000 for the first contract year and $150,000 for the final four contract years;

  . options to purchase 1,000,000 of the shares of our common stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan; and

  .  a term life insurance policy in the amount of $2 million.

   If there is a change in control, as defined in his contract, of our company, Mr. Knepper's options will vest immediately and become immediately exercisable or he may elect to receive a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change in control. In addition, Mr. Knepper will, upon a change in control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) equal to the excise tax, if any, imposed by the Internal Revenue Code.

   Our contract with Mr. Knepper expires on February 28, 2005. We may terminate his employment for cause or without cause (as defined in his contract) or if he has a disability (as defined in his contract). Mr. Knepper may terminate his employment at any time for good reason (as defined in his contract). Any termination of his employment is subject to the following conditions:

  . Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

  . If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual performance bonus he would have received for the year of such termination.

  . If we terminate his employment for cause or Mr. Knepper voluntarily terminates his own employment, but without good reason, we will have no additional obligations to him.

  . If we terminate his employment, other than for disability or cause, or Mr. Knepper terminates his employment for good reason, then we will pay him both twice his then current salary and twice his most recent performance bonus, spread over the succeeding two years, and all of his options to purchase our common stock will fully vest.

   Mr. Knepper's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

   Ned S. Goldstein. We have entered into an employment agreement, dated as of March 1, 2000, with Ned S. Goldstein pursuant to which Mr. Goldstein is entitled to:

  . a base salary of at least $525,000 per year in the first three contract years and $550,000 during the final two contract years;

  . a performance bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee; provided, however, that in no event shall the bonus be less than $125,000 for the first contract year and $150,000 for the final four contract years;

  . options to purchase 1,000,000 of the shares of our common stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan; and

  .  a term life insurance policy in the amount of $2 million.

   If there is a change in control, as defined in his contract, of our company, Mr. Goldstein's options will vest immediately and become immediately exercisable or he may elect to receive a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change in control. In addition, Mr. Goldstein will, upon a change in control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) is equal to the excise tax, if any, imposed by the Internal Revenue Code.

   Our contract with Mr. Goldstein expires on February 28, 2005. We may terminate his employment for cause or disability (each as defined in his contract), without cause, or upon his death. Mr. Goldstein may terminate his employment at any time for good reason (as defined in his contract). Any termination of his employment is subject to the following conditions:

  . Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

  . If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual performance bonus he would have received for the year of such termination.

  . If we terminate his employment for cause or he voluntarily terminates his own employment, but without good reason, we will have no additional obligations to him.

  . If we terminate his employment other than for disability or cause, or he terminates his employment for good reason, then we will pay him both twice his then current base salary and twice his most recent performance bonus, spread over the succeeding two years, and all of his options to purchase our common stock will fully vest.

   Mr. Goldstein's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

   Robert Priest-Heck. We have entered into an employment agreement, dated as of July , 2000, with Robert Priest-Heck pursuant to which Mr. Priest-Heck is entitled to:

  .  a base salary of $500,000 per year;

  . a performance bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee; provided, however, that in no event shall the bonus for a full year be less than $125,000;

  . options to purchase 500,000 of the shares of our common stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan.

   Our contract with Mr. Priest-Heck expires on June 30, 2004. We may terminate his employment for cause, for disability (each as defined in his contract), without cause, or in the event of death. Mr. Priest-Heck may terminate his employment at any time for good reason (as defined in his contract). Any termination of his employment is subject to the following conditions:

  . Regardless of the reason for such termination, we will pay him all compensation through the date of the termination, including (unless the termination is for cause) a pro rata portion of the performance bonus.

  . If Mr. Priest-Heck's employment terminates for any reason other than for or by virtue of cause, death, disability, or his voluntary termination, we will pay the base salary and performance bonus for the remainder of the contract.

   Mr. Priest-Heck's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

Compensation and Benefits Plans

   We have adopted various compensation and benefit plans in order to provide compensation and employee benefits to our employees, including our executive officers, after the distribution and the offering. These plans include the Key3Media 2000 Stock Option and Incentive Plan. To the extent necessary or advisable under applicable law, Ziff-Davis, as our sole stockholder, will approve this plan before the distribution and the offering.

Prospective Compensation of Executive Officers

   The following table sets forth the salary and minimum bonuses that we will pay in 2000 to Fredric D. Rosen, our current Chairman and Chief Executive Officer, and our four other most highly compensated executive officers.

                                                           Minimum
                                                            Bonus
      Name and Principal Position                Salary($)   ($)      Total
      ---------------------------                --------- -------  ---------
      Fredric D. Rosen.......................... 1,500,000      (1) 1,500,000
       Chairman and Chief Executive Officer,
        Key3Media Group, Inc.
      Jason E. Chudnofsky.......................   800,000 300,000  1,100,000
       Chief Operating Officer,
        Key3Media Group, Inc.,
      Peter B. Knepper..........................   525,000 125,000    650,000
       Executive Vice President and Chief
        Financial Officer,
        Key3Media Group, Inc.
      Ned S. Goldstein..........................   525,000 125,000    650,000
       Executive Vice President and General
        Counsel,
        Key3Media Group, Inc.
      Robert Priest-Heck........................   500,000 125,000    625,000
       Chief Operating Officer,
        Key3Media Events, Inc.

--------
(1) Mr. Rosen is not entitled to a minimum bonus.


Key3Media 2000 Stock Option and Incentive Plan

   Prior to the completion of this offering, we will adopt the Key3Media 2000 Stock Option and Incentive Plan, which Ziff-Davis, as our sole stockholder, will approve. The following description of certain features of the plan is qualified in its entirety by reference to the full text of the plan.

   General; Shares Available for Issuance under the Plan. The Key3Media 2000 Stock Option and Incentive Plan will enable us to make awards of options to eligible employees, directors, consultants and advisers of our company and our affiliates. We believe that the plan will also provide us with flexibility in designing and providing incentive compensation in order to attract and retain individuals who are in a position to make significant contributions to our success, to reward individuals for past contributions and to encourage individuals to take into account our long-term interests through ownership of our common stock. Subject to adjustment for stock splits and similar events, the maximum number of shares of common stock that may be issued under the plan is 23,933,333 million shares, at least 8,186,666 of which may only be issued upon the exercise of options the exercise price of which is at least $11.00. In the event that we issue additional shares of common stock (other than the 65 million shares to be issued in connection with the distribution, the shares issued upon exercise of the warrants and the offer and the 23,933,333 million shares already available for issuance under the plan), the maximum number of shares that may be issued under the plan will be increased by 33 1/3% of the additional shares that we issue. Because options issued under the plan will not be exercisable until after the spin-off, the issuance of these options will not require us to issue any of our common stock until that date.

   Administration; Eligible Grantees. The Key3Media 2000 Stock Option and Incentive Plan will be administered by our full board or our Nominating and Compensation Committee, consisting of at least two members of our board of directors. However, if required by law, this committee will consist of at least two members of our board, neither of whom may be one of our employees. All of our employees (including employees of our subsidiaries) are eligible to receive awards under the plan. Our directors, advisers and consultants (including advisors and consultants of our subsidiaries) may also receive awards under the plan.

   Stock Options. The Nominating and Compensation Committee may grant stock options under the Key3Media 2000 Stock Option and Incentive Plan. Stock options enable the holder of the option to purchase shares of our common stock at a price specified by the Nominating and Compensation Committee at the time the award is made. The plan permits the granting of stock options that qualify as incentive stock options under Section 422 of the Internal Revenue Code and stock options that do not qualify for incentive stock option treatment. The Nominating and Compensation Committee determines the per share exercise price of all stock options and, as a general rule, this price may not be less than the fair market value of a share of common stock at the time of grant. The Nominating and Compensation Committee will determine when an option may be exercised and its term, but the term may not exceed ten years.

   Other Equity Awards. The Nominating and Compensation Committee may also grant stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units, dividend equivalent rights and other stock based awards under the Key3Media 2000 Stock Option and Incentive Plan. The Nominating and Compensation Committee will determine the terms and conditions of such awards.

   Effect of Termination of Employment. As a general rule, the effect that a termination of employment will have on a holder's awards will be set forth in his or her award agreement. We expect that most terminations will result in the forfeiture of unvested options.

   Adjustments for Changes in Capitalization; Change in Control. The Nominating and Compensation Committee will make appropriate adjustments to the maximum number of shares of common stock that may be delivered under the plan and to outstanding awards to reflect stock dividends, stock splits, and similar changes in capitalization. In the event of our merger into another company, a sale of all of our common stock, our sale of substantially all of our assets or our liquidation, outstanding awards will generally either be assumed by such acquiror or immediately vest and be cashed out. If there is a merger or sale and awards are assumed and the holder is terminated without cause or leaves for good reason, then all his awards vest, are exercisable for at least 12 months and are not subject to a right of recapture.

   Amendment and Termination. The Nominating and Compensation Committee may at any time discontinue granting awards under the plan or amend the plan or terminate the plan as to any further grants of awards. However, none of these actions may, without the approval of our stockholders, increase the maximum number of shares of common stock available under the plan. Nor may any of these actions adversely affect the rights of a holder of any previously granted award.

Grants under the Key3Media 2000 Stock Option and Incentive Plan

   In connection with the offering and the distribution, we will make initial grants of stock options to certain members of our management team, including our executive officers, under the Key3Media 2000 Stock Option and Incentive Plan. An aggregate of 21,049,233 million shares of our common stock will be issuable upon the exercise of these options. The exercise price of one-half of the options granted to members of our management team who will receive options to purchase 125,001 or more shares of our common stock will be $5.00 per share and the exercise price of the remaining one-half will be $11.00 per share. The exercise price of the options granted to members of our management team who will receive options to purchase fewer than 125,001 shares of our common stock will be $5.00 per share. The following table sets forth the number of shares of our common stock underlying options granted to Fredric D. Rosen, our current Chairman and Chief Executive Officer, and our four other most highly compensated executive officers.

                                                         Number of Securities
                                                          Underlying Options
      Name and Principal Position                              Granted
      ---------------------------                        --------------------
      Fredric D. Rosen..................................      9,573,333
       Chairman and Chief Executive Officer,
        Key3Media Group, Inc.
      Jason E. Chudnofsky...............................      3,000,000
       Chief Operating Officer,
        Key3Media Group, Inc.,
      Peter B. Knepper..................................      1,000,000
       Executive Vice President and Chief Financial
        Officer,
        Key3Media Group, Inc.
      Ned S. Goldstein..................................      1,000,000
       Executive Vice President and General Counsel,
        Key3Media Group, Inc.
      Robert Priest-Heck................................        500,000
       Chief Operating Officer,
        Key3Media Events, Inc.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   All of our outstanding common stock is, and before the distribution and the offering will be, held beneficially and of record by Ziff-Davis. The following table sets forth each person or entity that is expected to own beneficially more than 5% of our outstanding common stock immediately after the distribution and the offering, based on our knowledge of the ownership of Ziff-Davis common stock and the identity of those who will purchase our shares in the offering and how many shares they will purchase.

                         Before the distribution and After the distribution and
                                the offering                the offering
                         --------------------------- ---------------------------
                         Number of Shares            Number of Shares
                          of Ziff-Davis   Percent of   of Key3Media   Percent of
Beneficial Owner(1)      Common Stock(#)   Class(%)  Common Stock(#)   Class(%)
-------------------      ---------------- ---------- ---------------- ----------
SOFTBANK America
 Inc.(2)................    71,489,737       66.9       35,809,678       56.4
SOFTBANK Holdings
 Inc.(3)................    71,493,382       66.9       35,810,000       56.4
SOFTBANK Corp.(4).......    71,493,382       66.9       35,810,000       56.4
Masayoshi Son(5)........    71,493,382       66.9       35,810,000       56.4

--------
(1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of common stock that such person or group has the right to acquire within 60 days after August 9, 2000. For purposes of computing the percentage of outstanding common stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after August 9, 2000 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.
(2) SOFTBANK America Inc.'s address is 10 Langley Road, Suite 403, Newton Center, MA 02459.
(3) Includes shares owned by SOFTBANK America Inc. and 645 shares owned by SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc.'s address is 10 Langley Road, Suite 403, Newton Center, MA 02459.
(4) Includes shares owned by SOFTBANK America Inc. and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by SOFTBANK Corp. SOFTBANK Corp.'s address is 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.
(5) Includes shares owned by SOFTBANK America Inc. and SOFTBANK Kingston Inc., all of which may be deemed to be beneficially owned by Mr. Son (who owns 37.95% of SOFTBANK Corp. and is its President). Mr. Son's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

   All of our outstanding common stock is, and before the distribution and the offering will be, held beneficially and of record by Ziff-Davis and none of our directors or executive officers owns any of our shares. The following table contains information about our common stock and the SOFTBANK Corp. common stock that is projected to be beneficially owned after the distribution and the offering by each of the executive officers named in the Summary Compensation Table, by Fredric D. Rosen, our current Chairman and Chief Executive Officer, and our four other most highly compensated executive officers, by each of our directors and by all of our directors and executive officers as a group based on our knowledge of their ownership of Ziff-Davis common stock and how many shares they will purchase in the offering.

                          Before the distribution and After the distribution and
                                 the offering                the offering
                          --------------------------- --------------------------
                                                                                     Number
                                                          Number                  of shares of
                          Number of Shares               of Shares                SOFTBANK Corp.
                           of Ziff-Davis   Percent of  of Key3Media   Percent of      Common     Percent of
Beneficial Owner(1)       Common Stock(#)   Class(%)  Common Stock(#)  Class(%)     Stock(#)      Class(%)
-------------------       ---------------- ---------- --------------- ---------- --------------- ----------
Executive officers named
 in summary compensation
 table:
Jason E. Chudnofsky.....      150,125          *           375,000        *           43,043          *
Charles D. Forman.......       23,750          *            43,750        *            9,267         *
Aymar de Lencquesaing...          --           *               --         *           11,400         *
Milton Herbert..........        7,739          *               --         *              --          *
Robert Priest-Heck......       15,654          *             2,000        *           11,160         *
Our five most highly
 compensated executive
 officers:
Fredric D. Rosen........          --           *         1,616,667       2.44%           --          *
Jason E. Chudnofsky.....      310,250          *           375,000        *           43,043         *
Peter B. Knepper........          --           *           259,000        *              --          *
Ned S. Goldstein........          --           *           259,000        *              --          *
Robert Priest-Heck......       15,654          *             2,000        *              --          *
Our directors:
Fredric D. Rosen........          --           *         1,616,667       2.44%           --          *
Edward A. Bennett.......          --           *            41,667        *              --          *
Jason E. Chudnofsky.....      310,250          *           375,000        *           43,043         *
Ronald D. Fisher........      105,000          *               --         *          631,038         *
Eric Hippeau............      288,101          *               --         *          183,222         *
James F. Moore..........          --           *               --         *              --          *
John A. Pritzker........          --           *           482,500        *              --          *
Michael B. Solomon......          --           *               --         *              --          *
Andrea Botta............          --           *         6,800,000        9.47%          --          *
Pamela C. Alexander.....          --           *               --         *              --          *
Our directors and
 executive officers as a
 group..................      558,880          *         9,835,834      13.33%       857,303         *

--------
*  Less than one percent.
(1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of common stock that such person or group has the right to acquire within 60 days after August 9, 2000. For purposes of computing the percentage of outstanding common stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after August 9, 2000 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.
(2) Mr. Botta is a Managing Director of Morgan Stanley Dean Witter and Head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate Investors III, L.P. The table includes 6.8 million shares of common stock which will be exercisable pursuant to warrants to be held by Princes Gate Investors III, L.P. and certain other entities (collectively, the "Princes Gate Entities") that pursuant to partnership or investment management agreements, have given sole investment management authority to PG Investors III, Inc., which is a direct, wholly-owned subsidiary of Morgan Stanley Dean Witter & Co. Mr. Botta disclaims beneficial ownership of the shares held by the Princes Gate Entities.

                        DESCRIPTION OF OUR CAPITAL STOCK

   At the time of the distribution and the offering, the total amount of authorized capital stock of our company will be 600 million shares, consisting of 200 million shares of common stock, par value $.01 per share, 200 million shares of non-voting common stock, par value $.01 per share, and 200 million shares of preferred stock, par value $.01 per share. Upon completion of the distribution and the offering, 65 million shares of our common stock and no shares of non-voting common or preferred stock will be issued and outstanding. As of July 28, 2000, there were no shares of our common stock outstanding. Before the distribution and the offering, there has been no public market for our common stock.

   The discussion that follows describes our certificate of incorporation and by-laws, as anticipated to be in effect upon consummation of the distribution and the offering, and their effect on our common stock.

Common Stock and Non-Voting Common Stock

   Our shares that will be issued in the distribution and the offering will be validly issued, fully paid and non-assessable and an opinion of Sullivan & Cromwell to that effect has been filed as an exhibit to the registration statement of which this prospectus forms a part. The holders of our shares will be entitled to receive dividends out of assets legally available at the time and in the amounts as our board of directors may from time to time determine. Our shares are not convertible and our stockholders have no preemptive or subscription rights to purchase any of our securities. Upon the liquidation, dissolution or winding up of our company, our stockholders will be entitled to receive pro rata the assets of our company that are legally available for distribution, after payment of all of our debts and other liabilities. Each of our outstanding shares of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including election of directors. There is no cumulative voting. Except as otherwise required by law or the certificate of incorporation, the holders of our common stock will vote on all matters submitted to a vote of the stockholders, including election of directors.

   The powers, preferences and rights and the qualifications, limitations and restrictions of our common stock and our non-voting common stock are identical in all material respects, except that holders of non-voting common stock do not have any voting power and are not entitled to receive notice of meetings of stockholders unless otherwise required by law.

Preferred Stock

   Our certificate of incorporation provides that shares of preferred stock may be issued in one or more series from time to time by our board of directors, and our board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock, including, without limitation, the following:

  . the distinctive serial designation of the series which will distinguish it from other series;

  .  the number of shares included in that series;

  . the dividend rate (or method of determining that rate) payable to the holders of the shares of those series, any conditions upon which those dividends will be paid and the date or dates upon which those dividends will be payable;

  . whether dividends on the shares of those series will be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of those series will be cumulative;

  . the amount or amounts which will be payable out of our assets to the holders of the shares of those series upon voluntary or involuntary liquidation, dissolution or winding up our company, and the relative rights of priority, if any, of payment of the shares of those series;

  . the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of those series may be redeemed, in whole or in part, at our option or at the option of the holder or holders thereof or upon the happening of a specified event or events;

  . our obligation, if any, to purchase or redeem shares of those series in accordance with a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of those series will be redeemed or purchased, in whole or in part, pursuant to that obligation;

  . whether or not the shares of those series will be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at our option or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of our stock, and the price or prices, or rate or rates of exchange or conversion and any adjustments applicable thereto; and

  . whether or not the holders of the shares of those series will have voting rights, in addition to the voting rights provided by law, and if so, the terms of those voting rights.

   Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any class or series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock and all the outstanding shares of our other stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, with the outstanding shares of our common stock and other stock considered for this purpose as a single class. No vote of the holders of any series of preferred stock, voting as a separate class, shall be required.

Listing

   Our common stock will trade on the NYSE under the symbol "KME", subject to official notice of issuance.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is The Bank of New
York.

   No holder of any stock of our company of any class authorized at the distribution date will have any preemptive right to subscribe to any securities of our company of any kind or class.

                  ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE
                   OF INCORPORATION, BYLAWS AND DELAWARE LAW

General

   Our certificate of incorporation and by-laws and the General Corporation Law of Delaware, or DGCL, contain provisions that could delay or make more difficult a hostile acquisition of our company, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us, particularly (but not exclusively) in the initial years of our existence as an independent, publicly owned company, to develop our business in a manner which will foster our long-term growth without disruption caused by the threat of a takeover deemed by our board of directors not to be in the best interests of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company, although that type of proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. Set forth below is a description of all of the provisions contained in our certificate of incorporation and by-laws and the DGCL that could materially impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and by-laws, the forms of which are included as exhibits to the Registration Statement, as well as the DGCL.

Provisions of Our Certificate of Incorporation and By-Laws

   Staggered Board of Directors

   Following the distribution and the offering, our board of directors will consist of ten members. Our certificate of incorporation provides that the directors will be divided into three classes, as nearly equal in number as reasonably possible, as determined by our board of directors. The initial term of office of the first class of directors will expire at our first annual meeting of stockholders, the initial term of office of the second class of directors will expire at our second annual meeting of stockholders and the initial term of office of the third class of directors will expire at our third annual meeting of stockholders, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of our stockholders, the directors elected to succeed the directors whose terms expire at the annual meeting will be elected to hold office for a term expiring at the annual meeting of our stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. The classification of the board of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors, because only a minority of our directors will be up for election at each annual meeting, and our board of directors may not be replaced by vote of the stockholders at any one time.

   Number of Directors; Removal; Filling Vacancies

   Our certificate of incorporation provides that the number of members of the board of directors will be fixed only by resolution of the board of directors from time to time. Our certificate of incorporation and by-laws provide that in the event of any increase or decrease in the authorized number of directors,
(1) each director then serving as such will nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation or removal, and (2) the newly created or eliminated directorships resulting from that increase or decrease will be apportioned by the board of directors among the three classes of directors so as to maintain those classes as nearly equal in number as reasonably possible. The certificate of incorporation and by-laws provide that directors may be removed only for cause, except that at any time that SOFTBANK, our directors and our executive officers (as defined in Rule 405 under the Securities Act of 1934) together hold outstanding shares of our common stock and/or shares of our other stock entitled to vote generally in the election of directors that together entitle them to cast votes representing more than 50% of the voting power in the election of directors generally considered for this purpose as a single class, the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote thereon may remove directors with or without cause. We refer to periods like that described above as "Qualifying Ownership Periods". Vacancies, whether arising through death, retirement, resignation or removal of a director or through an increase in the authorized number of directors of any class, may only be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or, if the vacancies result from the removal of any director or directors, the holders of the outstanding shares of our common stock and shares of our other stock that were entitled to vote on such removal. A director elected to fill a vacancy will serve for the remainder of the then current term of office of the class to which he is elected. These provisions may prevent any stockholder from enlarging the board of directors and then filling the new directorships with that stockholder's own nominees.

   Stockholder Action by Written Consent; Special Meetings

   Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of those holders, except that at any time during a Qualifying Ownership Period, the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote on such actions may take any action required or permitted to be taken by our stockholders by a consent or consents in writing setting forth the action so taken signed by the holders of the outstanding shares of our common stock and shares of our other stock entitled to vote on such action having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all our outstanding shares were present and voted. Our certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by our board of directors, to be held at the date, time and place stated in the notice of meeting, except that at any time during a Qualifying Ownership Period, SOFTBANK shall be entitled to call a special meeting of stockholders to be held at the date, time and place stated in its notice of meeting and to specify the purpose of the meeting. Any special meeting of stockholders will be confined to the purposes stated in the notice of meeting. These provisions will have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman or our board of directors for consideration of the proposal.

   Advance Notice for Stockholder Nominations and Proposals of New Business

   The by-laws require notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director at a meeting of stockholders to be delivered to our Secretary not less than 90 nor more than 120 days prior to the date of the meeting. Accordingly, if a stockholder did not comply with the notice provisions the stockholder would not be able to nominate directors or propose new business.

   Blank Check Preferred Stock

   Our certificate of incorporation provides for 200,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to takeover Key3Media. For example, if in the exercise of its fiduciary obligations the board of directors were to determine that a takeover proposal is not in our best interests, it could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The board of directors currently does not intend to seek stockholder approval before any issuance of preferred stock unless required by law.

   Other Constituencies

   Our certificate of incorporation provides that, when taking action including responding to a takeover, our directors may, but are not required to, consider the effects that our actions may have on interests and persons other than our shareholders, including our employees and the community.

   Amendments

   Our certificate of incorporation provides the provisions described above shall not be amended, modified or repealed unless such amendment, modification or repeal is approved by the affirmative vote of the holders of not less than 80% of the voting power of the outstanding shares of our common stock and all shares of our other stock entitled to vote on such matter, with the outstanding shares of common stock and other stock considered for this purpose as a single class.

   Our certificate of incorporation also provides that no adoption, amendment or repeal of a by-law shall be effective unless approved by our board of directors or the affirmative vote of the holders of not less than 80% of the voting power of the outstanding shares of our common stock and all shares of our other stock entitled to vote on such matter, with the outstanding shares of common stock and other stock considered for this purpose as a single class.

Provisions of Delaware Law

   Following the consummation of the distribution and the offering, we will be subject to the "Business Combination" provisions of Section 203 of the DGCL. In general, these provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless: (i) the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained that status; (ii) upon consummation of the transaction which resulted in the stockholder's becoming an "interested stockholder", the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder". A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire our company.

   Section 203 and the provisions of our certificate of incorporation and by-laws described above may make it more difficult for a third party to acquire, or discourage bids for, our company. Section 203 and these provisions could also have the effect of inhibiting attempts to change the membership of our board of directors.

     LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Section 102 of the DGCL authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by that provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation and by-laws include provisions which limit or eliminate the personal liability of our directors to the fullest extent permitted by Section 102 of the DGCL. Consequently, a director or officer will not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for (1) any breach of the director's duty of loyalty to our company or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and (4) any transaction from which the director derived an improper personal benefit.

   Our by-laws provide that we will indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person or the person's testator or intestate is or was one of our directors, officers or employees or serves or served at our request as a director, officer or employee. Our certificate of incorporation and by-laws provide that we will pay or reimburse expenses, including attorneys' fees, incurred by that person in defending any action, suit or proceeding promptly upon our receipt of an undertaking by that person to repay those expenses if it is ultimately determined that that person is not entitled to be indemnified by us. The inclusion of these indemnification provisions in our certificate of incorporation and by-laws is intended to enable us to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

   Our directors and officers are insured under policies of insurance that we maintain, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been those officers or directors. In addition, the limited liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action, if successful, might otherwise have benefited our company and our stockholders. Furthermore, a stockholder's investment in our company may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers in accordance with the indemnification provisions in our by-laws. The limited liability provisions in the certificate of incorporation will not limit the liability of directors under federal securities laws.

                              PLAN OF DISTRIBUTION

   We will offer and sell shares of our common stock directly to members of our management team and other investors. Offers will be made in person and by telephone by some of our senior executives to persons with whom they have an existing relationship. We will not pay any underwriting fees, discounts, commissions or other remuneration to our senior executives or any other person in connection with the offering and we will not enter into any transactions designed to stabilize, maintain or otherwise affect the market price of our shares during the offering.

   The public offering price was set solely by the board of directors of Ziff-Davis based primarily on their valuation of our company and the bids they received in the auction for our businesses conducted as part of Ziff-Davis' restructuring. See "This Distribution--Background of the Distribution" for further information concerning the bids received in the auction. The board also received advice from external advisors.

   Ziff-Davis will pay all of the expenses of the offering other than the commitment fees on the credit facility, the discount on the debentures and the cost of listing our shares on the NYSE.

                                    EXPERTS

   The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, as given on the authority of said firm as experts in accounting and auditing.

                          VALIDITY OF THE COMMON STOCK

   The validity of the common stock offered hereby will be passed upon for Ziff-Davis and Key3Media by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell has also provided legal services to Ziff-Davis, SOFTBANK and their affiliates from time to time in the past.

                             ADDITIONAL INFORMATION

   If you have any questions relating to the mechanics of the distribution and the delivery of account statements or the trading of Ziff-Davis common stock before the distribution, please contact:

       The Bank of New York
       101 Barclay Street
       New York, NY 10286
       1-800-524-4458

   If you have any other questions relating to the distribution, Ziff-Davis or Key3Media, please contact:

       Morrow & Co., Inc.
       445 Park Avenue
       New York, NY 10022
       1-800-662-5200

   You may also examine the registration statement that we have filed with the SEC. The registration contains information about us not contained in this prospectus. For example, in this prospectus we have summarized or referred to some contracts, agreements and other documents that have been filed as exhibits to the registration statement. Our registration statement may be inspected and copied at the SEC's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the registration statement can also be obtained by mail at prescribed rates. Requests should be directed to the Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our registration statement is also available on the SEC's website at www.sec.gov. For more information about the retrieval of our registration statement from the SEC, please contact the SEC at 1-800-SEC-0330.

   After the distribution, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 and will file reports, proxy statements and other information with the SEC. When filed, our reports, proxy statements and other information may be inspected and copied at the offices of the SEC, or downloaded from the SEC website as described above. Alternatively, you may inspect them at the NYSE's offices at 20 Broad Street, New York, New York 10005.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

ZD Events (A Division of Ziff-Davis Inc.)

                                                                        Page(s)
                                                                        -------
Report of Independent Accountants......................................    F-1
Combined Financial Statements:
  Combined Balance Sheets at December 31, 1998 and 1999 and March 31,
   2000 (unaudited)....................................................    F-2
  Combined Statements of Operations for the years ended December 31,
   1997, 1998 and 1999 and the quarters ended March 31, 1999 and 2000
   (unaudited).........................................................    F-3
  Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and the quarters ended March 31, 1999 and 2000
   (unaudited).........................................................    F-4
  Combined Statements of Changes in Division Equity for the years ended
   December 31, 1997, 1998 and 1999 and the quarter ended March 31,
   2000 (unaudited)....................................................    F-5
  Notes to Combined Financial Statements............................... F-6-24

Key3Media Group, Inc.(/1/)



(/1/) Key3Media Group, Inc. will be a newly formed holding company as described in Note 17 to the ZD Events Combined Financial Statements. As a newly formed holding company, Key3Media Group, Inc. has no assets or liabilities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.:

   In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in division equity present fairly, in all material respects, the financial position of ZD Events as defined in Note 1 to the financial statements (the "Business"), at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Business' management; our responsibility is to express an opinion on these financial statements based upon our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluation of the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed, in Notes 1 and 10, certain costs and expenses presented in the combined financial statements represent allocations and estimates of the costs of services provided to ZD Events by management of Ziff-Davis Inc. As a result, the combined financial statements presented may not be indicative of the financial position, results of operations or cash flows that would have been achieved had ZD Events operated as a nonaffiliated entity.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 12, 2000, except for Note 16,
for which the date is April 13, 2000

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

                            COMBINED BALANCE SHEETS
                                 (In Thousands)

                                                December 31,
                                             --------------------   March 31,
                                                1998       1999       2000
                                             ----------  --------  -----------
                                                                   (unaudited)
Assets
Current assets:
  Cash and cash equivalents................. $   10,385  $  5,570   $ 17,206
  Accounts receivable, net..................     61,716    76,164     67,687
  Prepaid event expenses....................      7,424     4,584     13,973
  Deferred tax asset........................      3,846     4,443      4,443
  Other current assets......................      3,863     1,952      7,679
                                             ----------  --------   --------
    Total current assets....................     87,234    92,713    110,988
Property and equipment, net.................     11,488    10,028      9,152
Intangible assets, net......................    907,048   875,526    867,690
Other assets................................      8,756        78        136
                                             ----------  --------   --------
    Total assets............................ $1,014,526  $978,345   $987,966
                                             ==========  ========   ========
Liabilities and Division Equity
Current liabilities:
  Accounts payable.......................... $    6,368  $ 15,558   $  9,778
  Bank overdraft............................      7,557     2,351      9,541
  Accrued expenses..........................     24,404    23,178     16,690
  Deferred revenue..........................     80,053    85,799    121,046
  Other current liabilities.................      4,582     3,131      5,126
                                             ----------  --------   --------
    Total current liabilities...............    122,964   130,017    162,181
Deferred taxes..............................     47,483    61,553     52,354
Note payable to affiliate...................    382,002   382,002    382,002
Other long-term liabilities.................      9,161     8,381      8,127
Commitments and contingencies (Notes 13, 14
 and 16)
Division equity:
  Division capital..........................    409,493   328,022    328,777
  Retained earnings.........................     47,257    73,246     59,486
  Deferred compensation.....................     (1,655)     (982)      (851)
  Other comprehensive income (loss).........     (2,179)   (3,894)    (4,110)
                                             ----------  --------   --------
    Total division equity...................    452,916   396,392    383,302
                                             ----------  --------   --------
    Total liabilities and division equity... $1,014,526  $978,345   $987,966
                                             ==========  ========   ========

    The accompanying notes are an integral part of these combined financial statements.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                             Quarter Ended
                              Years Ended December 31,         March 31,
                             ----------------------------  ------------------
                               1997      1998      1999      1999      2000
                             --------  --------  --------  --------  --------
                                                              (unaudited)
Net revenues................ $276,254  $269,135  $251,411  $ 18,968  $ 21,147
Operating expenses:
  Cost of production........   87,822    75,445    74,131     8,057     8,412
  Selling, general and
   administrative...........   87,283    76,760    88,588    17,870    20,861
  Depreciation and
   amortization.............   35,619    41,180    38,132    11,095     9,192
                             --------  --------  --------  --------  --------
                              210,724   193,385   200,851    37,022    38,465
                             --------  --------  --------  --------  --------
    Income from operations..   65,530    75,750    50,560   (18,054)  (17,318)
Other income (expense):
  Interest expense--related
   party....................  (65,971)  (45,860)  (23,300)   (5,811)   (5,661)
  Interest income...........    1,841     2,816       487       108        90
  Equity in earnings from
   joint venture............    1,695     2,658     1,649       642        --
  Gain on sale of joint
   venture interest.........       --        --    13,746        --        --
  Other income (expense),
   net......................      (40)      (28)      (71)        1        70
                             --------  --------  --------  --------  --------
                              (62,475)  (40,414)   (7,489)   (5,060)   (5,501)
                             --------  --------  --------  --------  --------
Income (loss) before income
 tax provision (benefit)....    3,055    35,336    43,071   (23,114)  (22,819)
Income tax provision
 (benefit)..................    5,406    16,080    17,082    (9,167)   (9,059)
                             --------  --------  --------  --------  --------
Net income (loss)........... $ (2,351) $ 19,256  $ 25,989  $(13,947) $(13,760)
                             ========  ========  ========  ========  ========


    The accompanying notes are an integral part of these combined financial statements.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                               Quarter Ended
                                Year Ended December 31,          March 31,
                               ----------------------------  ------------------
                                 1997      1998      1999      1999      2000
                               --------  --------  --------  --------  --------
                                                                (unaudited)
Cash flows from operating
 activities:
 Net income (loss)...........  $ (2,351) $ 19,256  $ 25,989  $(13,947) $(13,760)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Depreciation and
   amortization..............    35,619    41,180    38,132    11,095     9,192
  Stock-based compensation...     3,916       252       522       131       131
  Loss on disposal of fixed
   asset.....................        55       500        --        --         1
  Foreign exchange
   gain/(loss)...............        15        (1)      126         1       (69)
  Deferred income taxes......     4,689    15,490    13,473   (12,355)   (9,199)
  Provision for uncollectible
   accounts receivable.......       398       250     1,508       533        --
  Changes in operating assets
   and liabilities:
   Increase/(decrease) in
    accounts receivable......    (3,995)   (5,103)  (16,647)    6,025     8,460
   Increase/(decrease) in
    prepaid event expenses...     2,111      (480)    2,840    (2,787)   (9,389)
   Increase/(decrease) in
    other current assets.....    (1,248)   (2,231)    1,911    (2,397)   (5,727)
   Decrease/(increase) in
    other assets.............       (19)     (998)    8,678      (410)      (58)
   Decrease/(increase) in
    accounts payable.........      (318)   (4,126)    9,190    (1,292)   (5,780)
   Decrease/(increase) in
    accrued expenses.........    (4,177)    6,076    (1,226)   (7,780)   (6,488)
   Decrease/(increase) in
    deferred revenue.........   (11,383)    2,038     5,547    35,225    34,924
   Decrease/(increase) in
    other liabilities........     3,745     9,456    (2,231)    3,296     1,741
                               --------  --------  --------  --------  --------
   Total adjustments.........    29,408    62,303    61,823    29,285    17,739
   Net cash provided by
    operating activities.....    27,057    81,559    87,812    15,338     3,979
                               --------  --------  --------  --------  --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment..................    (8,678)   (4,371)   (3,131)     (137)     (481)
 Purchase of intangible
  assets.....................      (700)   (7,292)   (2,019)     (989)       --
                               --------  --------  --------  --------  --------
   Net cash used for
    investing activities.....    (9,378)  (11,663)   (5,150)   (1,126)     (481)
                               --------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Net transactions with
  Softbank, ZDI and
  affiliates excluding non-
  cash transactions with
  affiliates.................   (20,115)  (83,192)  (81,320)   (1,310)      755
 Increase/(decrease) in bank
  overdraft..................        --     7,557    (5,206)   (3,305)    7,190
                               --------  --------  --------  --------  --------
   Net cash used in financing
    activities...............   (20,115)  (75,635)  (86,526)   (4,615)    7,945
                               --------  --------  --------  --------  --------
Effects of exchange rate
 changes on cash.............       251      (161)     (951)     (553)      193
                               --------  --------  --------  --------  --------
Net decrease in cash and cash
 equivalents.................    (2,185)   (5,900)   (4,815)    9,044    11,636
Cash and cash equivalents at
 beginning of year...........    18,470    16,285    10,385    10,385     5,570
                               --------  --------  --------  --------  --------
Cash and cash equivalents at
 end of year.................  $ 16,285  $ 10,385  $  5,570  $ 19,429  $ 17,206
                               ========  ========  ========  ========  ========
Supplemental cash flow
 disclosures:
 Non-cash financing
  activities:
   Transfer of assets to an
    affiliate as a reduction
    of division equity.......  $     --  $  1,676  $     --  $     --  $     --
   Capital contribution of an
    asset from an affiliate..  $     --  $  3,000  $     --  $     --  $     --
   Reduction in notes payable
    to affiliates as an
    increase in division
    equity...................  $291,788  $470,237  $     --  $     --  $     --

    The accompanying notes are an integral part of these combined financial statements.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

               COMBINED STATEMENTS OF CHANGES IN DIVISION EQUITY
              For the Years Ended December 31, 1997, 1998 and 1999
                and the Quarter Ended March 31, 2000 (Unaudited)
                                 (In Thousands)

                                                Accumulated
                                                   other         Total
                          Division   Retained  comprehensive comprehensive   Deferred
                           capital   earnings  income (loss) income (loss) compensation   Total
                          ---------  --------  ------------- ------------- ------------ ---------
Balance at January 1,
 1997...................  $(253,924) $33,352      $(1,249)                   $(2,448)   $(224,269)
Net transactions with
 affiliates.............    271,673       --           --                         --      271,673
Foreign currency
 translation
 adjustment.............         --       --       (1,048)     $ (1,048)          --       (1,048)
Issuance of restricted
 stock under employee
 compensation plans.....      2,464       --           --                     (2,464)         --
Amortization of deferred
 compensation...........         --       --           --                      3,916        3,916
Net loss................         --   (2,351)          --        (2,351)          --       (2,351)
                          ---------  -------      -------      --------      -------    ---------
Total comprehensive
 (loss).................                                       $ (3,399)
                                                               ========
Balance at December 31,
 1997...................     20,213   31,001       (2,297)                      (996)      47,921
                          ---------  -------      -------                    -------    ---------
Net transactions with
 affiliates.............    388,369       --           --                         --      388,369
Dividends...............         --   (3,000)          --                         --       (3,000)
Foreign currency
 translation
 adjustment.............         --       --          118      $    118           --          118
Issuance of ZDNet stock
 options under employee
 compensation plans.....        408       --           --                       (408)          --
Amortization of deferred
 compensation...........         --       --           --                        252          252
Conversion of Softbank
 stock options to ZDI
 stock options..........        503       --           --                       (503)          --
Net income..............         --   19,256           --        19,256           --       19,256
                          ---------  -------      -------      --------      -------    ---------
Total comprehensive
 income.................                                       $ 19,374
                                                               ========
Balance at December 31,
 1998...................    409,493   47,257       (2,179)                    (1,655)     452,916
                          ---------  -------      -------                    -------    ---------
Net transactions with
 affiliates.............    (81,320)      --           --                         --      (81,320)
Foreign currency
 translation
 adjustment.............         --       --       (1,715)     $ (1,715)          --       (1,715)
Forfeiture of stock
 options................       (151)      --           --                        151           --
Amortization of deferred
 compensation...........         --       --           --                        522          522
Net income..............         --   25,989           --        25,989           --       25,989
                          ---------  -------      -------      --------      -------    ---------
Total comprehensive
 income.................                                       $ 24,274
                                                               ========
Balance at December 31,
 1999...................    328,022   73,246       (3,894)                      (982)     396,392
Net transactions with
 affiliates.............        755       --           --                         --          755
Foreign currency
 translation
 adjustment.............         --       --         (216)     $   (216)          --         (216)
Amortization of deferred
 compensation...........         --       --           --                        131          131
Net loss................         --  (13,760)          --       (13,760)          --      (13,760)
                          ---------  -------      -------      --------      -------    ---------
Balance at March 31,
 2000 (unaudited).......  $ 328,777  $59,486      $(4,110)     $(13,976)     $  (851)   $ 383,302
                          =========  =======      =======      ========      =======    =========

    The accompanying notes are an integral part of these combined financial statements.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)

1. Organization and Nature of Operations

   ZD Events (the "Business"), a division of Ziff-Davis Inc. ("ZDI"), is a leading producer of business-to-business events, principally trade shows, conferences, and customized marketing and education programs with operations in the United States, Canada, Europe, Mexico and the Far East.

   The Business was formed through the merger of Softbank Forums, Inc. and Softbank COMDEX that were two separate organizations each directly owned and controlled by or through affiliates of Softbank Corp. ("Softbank"), a Japanese corporation. Softbank acquired Softbank Forums, Inc. and Softbank COMDEX for approximately $930,000, plus transaction costs in two separate transactions in 1994 and 1995, respectively. The acquisitions were accounted for using the purchase method of accounting, resulting in the recording of intangibles (see
Note 2).

   On May 4, 1998 the Business merged into Ziff-Davis Inc. ("ZDI"), a separate publicly traded entity whose indirect majority owner is Softbank. Prior to that date and concurrent with the acquisition of ZDI by Softbank, MAC Inc., an affiliate of Softbank, acquired certain assets and liabilities of ZDI. Softbank remains the majority owner of ZDI and, therefore, ZD Events.

   The Business' financial statements reflect the application of certain cash management and allocation policies. ZDI manages most treasury activities on a centralized basis. These activities include the investment of surplus cash and the issuance, repayment and repurchase of short-term and long-term debt. The Business generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to ZDI, and ZDI generally funds the Business' cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned), on a daily basis. The cash funding described above has been accounted for within Division Equity.

   ZDI provides certain centralized administrative services including but not limited to legal, tax and financial accounting, management information, telecommunications and human resources. Charges for these services are generally based upon utilization; however, where measuring utilization is impractical, ZDI uses percentages based upon headcount or revenue in determining charges for these services. Management of the Business believes the allocated cost of the centralized administrative services approximates the cost if the same administrative services were obtained from unaffiliated third parties. Additionally, ZDI has provided financing to the Business in the form of a note payable (see Note 9).

   The combined financial statements include the accounts attributed to the Business. ZDI has allocated all revenue, expense and cash flows between the Business and ZDI's other businesses in order to prepare the combined financial statements. The combined financial statements present the financial position, results of operations, and cash flows as if Softbank Forums, Inc. and Softbank COMDEX were combined as of January 1, 1997. All significant intercompany accounts and transactions have been eliminated in combination.

   The financial statements are not necessarily indicative of results that would have occurred if ZD Events had been a separate stand-alone entity during the periods presented or the future results of ZD Events.

   Acquisitions and Joint Ventures

   The Business purchased a 50% interest in the trade show Expo Comm during 1996. The carrying value of the investment at December 31, 1998 was $8,571 and is included in other assets. In September 1999, the Business sold its 50% interest in Expo Comm back to the original owner for $20,750 resulting in a gain of $13,746.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)


   The Business purchased all of the outstanding shares of common stock of Object World Corporation during 1996 for approximately $6,700. In addition, if Object World achieves certain performance levels, contingent purchase payments up to $1,454 may be made through 2001.

   The Business purchased the assets of a tradeshow COMEXPO (subsequently known as Comdex, Mexico) during 1995 for $1,100.

   The Business has an investment in which the ownership interest is 50 percent and the Business has the ability to exercise significant influence over the operating and financial policies of the company and this investment is accounted for under the equity method of accounting.

2. Summary of Significant Accounting Policies

   Cash and Cash Equivalents

   Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities at time of purchase of three months or less.

   Concentrations of Risk

   Financial instruments which potentially subject the Business to concentrations of credit risk are principally cash and cash equivalents. The Business maintains its cash and cash equivalents with various high credit financial institutions. At times, such cash and cash equivalents may be in excess of federally insured limits or, with respect to international operations, there may be no insurance. The Business has not experienced losses in such accounts.

   Significant revenue and earnings are generated from our NETWORLD+INTEROP tradeshows and JavaOne conference brands. Each brand is subject to licenses for its use. While the business owns the service mark "INTEROP" the business licenses the "NETWORLD" service mark from Novell under a license expiring on December 31, 2001 which is subject to automatic renewals unless terminated by Novell upon 15 months notice. We also license the name "JavaOne" from Sun Microsystems which expires in July 2001. If these licenses terminate and are not renewed, the business would not be able to produce events using these service marks and that could adversely affect revenues and results of operations.

   Fair Value of Financial Instruments

   The Business' financial instruments recorded on the combined balance sheets include cash and cash equivalents, accounts receivable and accounts payable. The carrying amount of these financial instruments approximates fair value because of their short-term maturity. The recorded amount of the Business' note payable to affiliates also approximates fair value based upon the current rates available to the Business for debt with similar maturities.

   Property and Equipment

   Property and equipment have been recorded at cost. Major replacements and improvements are capitalized while general repairs and maintenance costs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: computers and equipment three to seven years, furniture and fixtures five to ten years and leasehold improvements shorter of their estimated useful life or lease periods.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)


   Intangible Assets

   Intangible assets consist principally of trade names, advertiser and exhibitor lists, and goodwill. Intangible assets primarily relate to the acquisitions of Softbank Forums and Softbank COMDEX, as discussed in Note 1. The acquisitions were accounted using the purchase method of accounting. As such, the purchase price was allocated to tangible and identifiable intangible assets with the remaining amount allocated to goodwill. Trade names are recorded at their estimated fair value using the "relief from royalty" approach. The "relief-from-royalty" approach is based upon the savings that an intangible asset owner will realize from owning the intangible asset instead of paying a rent or royalty for the use of that asset. Advertiser and exhibitor lists are recorded at their estimated fair value as determined by an "income" approach. Amortization of intangible assets is computed on a straight-line basis over their estimated useful lives.

   The Business assesses the recoverability of its intangible assets whenever events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support its carrying value. If undiscounted cash flows are not sufficient to support the recorded value, an impairment loss is recognized to reduce the carrying value of the intangibles to its estimated recoverable amount. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

   Revenue Recognition

   Trade show, conference, customized marketing and education program revenue, less agency commissions, cash discounts, and noncash discounts are recognized when the events are conducted. Payments received in advance of trade shows, conferences and customized marketing and education programs are initially reported on the balance sheet as deferred revenue.

   The Business enters into barter transactions with certain vendors where booth space at trade shows or conferences is exchanged for advertising or the Business and the vendor exchange advertising. These transactions are not included in the combined statements of operations. If these transactions had been included, the Business would have recorded revenue and expense of approximately $7,502, $9,057, and $6,849 for the years ended December 31, 1997, 1998, and 1999, respectively; and $380 and $521 for the quarters ended March 31, 1999 and 2000, respectively.

   Operating Costs and Expenses

   Cost of production includes the direct costs of organizing, producing and managing trade shows, seminars, conferences and expositions. Prepaid expenses primarily consisting of prepaid show and conference expenses are expensed in the month in which the event is conducted. Selling, general and administrative costs include the centralized administrative services allocated from Ziff-Davis Inc. (See Note 1)

   Equity in Earnings from Joint Ventures

   Equity in earnings from joint ventures includes the Business' equity share of income or loss from the Business' investments in joint ventures.

   Foreign Currency Translation

   The assets and liabilities of foreign operations are translated at the current exchange rate and elements of division's equity are translated at historical exchange rates at year-end. Revenue and expense accounts are

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)

translated at the average exchange rate during the periods presented. Gains or losses from foreign currency transactions are included in earnings as incurred. Translation adjustments are included as a separate component of division equity.

   Income Taxes

   The Business utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Net deferred tax assets are recorded when it is more likely than not that such tax benefits will be realized.

   The Business is included in the consolidated federal income tax return filed by Softbank (for 1997 and through May 3, 1998) and by ZDI (from May 4, 1998 through December 31, 1999). However, the tax provision shown on the combined statements of operations and the tax assets and liabilities shown on the combined balance sheets have been prepared as though the Business filed its income tax returns on a stand-alone basis. The effect of recording an income tax provision on a stand-alone basis results in reporting a reduction in Division Equity.

   Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount reported in the financial statements. Actual results may differ from these estimates.

   Stock-Based Compensation

   On January 1, 1996, the Business elected the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining the expense related to stock-based compensation. The Business continues to account for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and is presented in Note 13.

   Interim Financial Statements

   The financial statements of the Company as of March 31, 2000 and for the quarters ended March 31, 1999 and 2000 and related footnote information are unaudited. All adjustments consisting only of normal recurring adjustments, have been made which, in the opinion of management, are necessary for a fair presentation of the interim financial information. Results of operations for the quarter ended March 31, 2000 are not necessarily indicative of the results that may be expected for any future period.

   Comprehensive Income

   Effective January 1, 1998, the Business adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement requires that certain items recognized under generally accepted accounting principles as separate components of stockholders' equity be reported as comprehensive

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)

income in an annual financial statement that is displayed with the same prominence as the other annual financial statements. This statement also requires that an entity classify items of other comprehensive income by their nature in an annual financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and accumulated deficit in the Division Equity section of the balance sheet.

   New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 30, 1999. However, Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of SFAS No. 133" was issued to defer adoption of SFAS No. 133 to fiscal years beginning after June 30, 2000. Management believes that the adoption of SFAS No. 133 will have no material effect on the Business' financial statements.

   In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with SEC. The Business is required to be in conformity with the provisions of SAB 101 by the quarter ended June 30, 2000. However, Staff Accounting Bulletin No. 101B, "Second Amendment: Revenue Recognition in Financial Statements" was issued to defer adoption of SAB 101 to quarter end December 31, 2000. Management believes that the adoption of SAB 101 will not result in a material change in its financial condition or results of operations.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB No. 25; the criteria for determining whether a plan qualifies as a noncompensating plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Business does not expect the application of FIN 44 to have a material impact on the Business' financial position or results of operations.

3.  Accounts Receivable

   Accounts receivable consist of the following:

                                                               December 31,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
   Accounts receivable....................................... $64,117  $80,048
   Less: allowance for doubtful accounts and cancellations...  (2,401)  (3,884)
                                                              -------  -------
                                                              $61,716  $76,164
                                                              =======  =======

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)


4. Property and Equipment

   Property and equipment consist of the following:

                                                               December 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
   Computers and equipment.................................. $ 19,900  $ 23,069
   Leasehold improvements...................................    1,960     2,118
   Furniture and fixtures...................................    3,305     3,682
   Other....................................................    1,653     1,080
                                                             --------  --------
                                                               26,818    29,949
   Less: accumulated depreciation and amortization..........  (15,330)  (19,921)
                                                             --------  --------
                                                             $ 11,488  $ 10,028
                                                             ========  ========

   Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 was $5,018, $6,101, and $4,591, respectively; and $1,234 and
$1,356 for the quarters ended March 31, 1999 and 2000, respectively.

5. Intangible Assets

   Intangible assets consist of the following:

                                               Range of      December 31,
                                               lives in  ----------------------
                                                 years      1998        1999
                                               --------- ----------  ----------
   Trade names:
     COMDEX...................................    40     $  418,000  $  418,000
                                                         ----------  ----------
                                                            418,000     418,000
                                                         ----------  ----------
   Goodwill:
     Softbank COMDEX..........................    40        277,642     277,642
     Softbank Forums, Inc. ...................  5 to 30     160,424     160,424
                                                         ----------  ----------
                                                            438,066     438,066
                                                         ----------  ----------
   Advertiser and exhibitor lists:
     COMDEX Fall..............................    27        135,990     135,990
     COMDEX Spring............................    17         12,000      12,000
                                                         ----------  ----------
                                                            147,990     147,990
                                                         ----------  ----------
   Other intangibles.......................... 2.5 to 15     14,440      16,459
                                                         ----------  ----------
                                                          1,018,496   1,020,515
   Less: accumulated amortization.............             (111,448)   (144,989)
                                                         ----------  ----------
                                                         $  907,048  $  875,526
                                                         ==========  ==========

   Amortization expense for the years ended December 31, 1997, 1998, and 1999 was, $30,601, $35,079 and $33,541, respectively; and $9,861 and $7,836 for the quarters ended March 31, 1999 and 2000, respectively.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)


   In 1998, the Business recorded increased amortization expenses of $2,930 as a result of management's change in the estimated useful life of a tradeshow name. During 1999 additional amortization of $2,306 has been recorded to reduce the carrying value of this tradeshow to zero in recognition of its discontinued usage.

6. Accrued Expenses

   Accrued expenses consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
   Payroll and related employee benefits....................... $ 2,972 $ 4,987
   Other taxes payable.........................................   1,712     164
   Other accrued expenses......................................  19,720  18,027
                                                                ------- -------
                                                                $24,404 $23,178
                                                                ======= =======

7. Deferred Revenue

   Deferred revenue consists of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
   COMDEX Fall................................................. $17,264 $14,815
   COMDEX Spring...............................................   7,347   4,954
   IT for Wall Street..........................................   1,473   1,171
   Java Business Expo..........................................     478      --
   Java One....................................................     331   1,092
   N+I Atlanta.................................................   4,070   8,451
   N+I France..................................................   1,211      --
   N+I Las Vegas...............................................  27,455  33,541
   Seybold New York/Boston.....................................   3,664   4,425
   Seybold San Francisco.......................................   2,706   1,630
   Support Services Spring.....................................   2,113   2,109
   Support Services Fall.......................................     514     582
   Greyhound Expo..............................................   1,015   1,015
   Other.......................................................  10,412  12,014
                                                                ------- -------
   Total....................................................... $80,053 $85,799
                                                                ======= =======

8. Income Taxes

   Income before income taxes is attributable to the following jurisdictions:

                                                        Years ended December
                                                                 31,
                                                       -------------------------
                                                        1997     1998     1999
                                                       -------  -------  -------
   United States...................................... $ 4,818  $37,911  $41,473
   Foreign............................................  (1,763)  (2,575)   1,598
                                                       -------  -------  -------
     Total............................................ $ 3,055  $35,336  $43,071
                                                       =======  =======  =======

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)

   Components of the provision for income taxes are as follows:

                                                          Years ended December
                                                                  31,
                                                         ----------------------
                                                          1997   1998    1999
                                                         ------ ------- -------
   U.S. federal income taxes:
     Current............................................ $   -- $    -- $ 2,730
     Deferred...........................................  4,435  14,653  12,744
   State and local income taxes:
     Current............................................     --      --     156
     Deferred...........................................    253     837     728
   Foreign income taxes.................................    718     540     724
                                                         ------ ------- -------
     Total income tax provision......................... $5,406 $16,030 $17,082
                                                         ====== ======= =======

   A reconciliation of the U.S. federal statutory tax rate to the Business' effective tax rate on income before income taxes is as follows:

                                                   Years ended December 31,
                                                   ---------------------------
                                                     1997     1998     1999
                                                   --------  -------- --------
   Federal statutory tax rate.....................     35.0%    35.0%    35.0%
   State and local taxes (net of federal tax
    benefit)......................................      2.0      2.0      2.0
   Effect of foreign operations...................     44.8      4.2      0.3
   Amortization of nondeductible goodwill.........      8.0      3.8      2.0
   Nonrecognition of combined losses of
    predecessor entity............................     65.4       --       --
   Other, primarily meals and entertainment.......     21.8      0.4      0.4
                                                   --------  -------  -------
   Effective tax rate.............................    177.0%    45.4%    39.7%
                                                   ========  =======  =======

   The 1997 effective tax rate differs from the federal statutory tax rate primarily as a result of the Business' inability to deduct losses attributable to a predecessor entity and the effect of foreign operations. The 1998 and 1999 effective tax rates differ from the federal statutory tax rate primarily as a result of goodwill not deductible for U.S. federal tax purposes and the effect of foreign operations. In addition, tax benefits attributable to losses in foreign jurisdictions are subject to a valuation allowance because these loss carryforwards are not expected to be utilized in the future.

   Following is a summary of the components of the deferred tax accounts:

                                                               December 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
   Current deferred tax asset............................... $  3,846  $  4,443
                                                             --------  --------
   Noncurrent deferred tax asset and (liability):
     Basis difference in intangible assets..................  (67,047)  (78,549)
     Net operating loss and other carryforwards.............   16,136    11,428
     Other..................................................    5,738     7,472
                                                             --------  --------
       Gross noncurrent deferred tax liability..............  (45,173)  (59,649)
   Valuation allowance......................................   (2,310)   (1,904)
                                                             --------  --------
     Net noncurrent deferred tax liability.................. $(47,483) $(61,553)
                                                             ========  ========

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)

   As of December 31, 1998 and 1999, the Business had total deferred tax assets of $25,720 and $23,343, respectively, and total deferred tax liabilities of $69,357 and $80,453, respectively.

   As of December 31, 1999, the Business has a foreign net operating loss carryforward of approximately $5,146 which begins to expire in the year 2000. The December 31, 1998 and 1999 deferred tax assets are reduced by valuation allowances of $2,310 and $1,904, respectively relating to tax benefits of foreign net operating loss carryforwards which are not expected to be realized. As of December 31, 1998, the Business had a U.S. net operating loss carryforward of approximately $11,628, which was fully utilized in 1999.

9. Note Payable to Affiliate

   Note payable to affiliate consists of the following:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
   Note payable to Ziff-Davis Inc............................ $382,002 $382,002
                                                              ======== ========

   The Business entered into a Loan Agreement with ZDI for $382,002 (the "Loan"). The Loan states that interest payments are due on a quarterly basis beginning June 1998 at a rate of 6% per annum. The Loan is payable on March 31, 2008 and contains no financial covenants. Prior to May 4, 1998, the Business had various long-term notes payable to Softbank at varying interest rates from 6.5% to 9.9% with an aggregate principal balance of $852,239 at December 31, 1997. At May 4, 1998, the date ZDI went public, the Softbank notes payable were reduced and replaced with the Loan payable to ZDI. The Business incurred interest expense to related parties for the years ended December 31, 1997, 1998, 1999 of $65,971, $45,860, and $23,300, respectively.

10. Related Party Transactions

   As described in Note 1, ZDI manages certain costs and services on a centralized basis and allocates a portion of such costs to the Business. Included in selling, general and administrative expenses for the years ended December 31, 1997, 1998 and 1999 were $4,177, $3,499 and $12,543, respectively related to such charges.

   The Business transacts business with a group of companies affiliated through common ownership with Softbank and ZDI, and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of those transactions are not the same as those that would result from transactions among unrelated parties.

   Included in other income is interest earned on affiliated company notes receivable of $1,094, $28 and $0 for the years ended December 31, 1997, 1998 and 1999, respectively.

   The Business receives royalty and service fees from Softbank. The Business recorded $917, $1,108 and $1,267 for the years ended December 31, 1997, 1998, and 1999, respectively, for such fees. This fee revenue is recorded in net revenues on the statements of operations.

11. Stock Compensation Plans

   These combined financial statements and the disclosures described below sets forth the various compensation plans implemented by Softbank and ZDI only to the extent such plans affect the employees of the Business.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)


   Softbank Executive Stock Option Plan

   The Softbank Executive Stock Option Plans provide for the granting of nonqualified stock options (the "Softbank Options") to purchase the common stock of Softbank Corp. to officers, directors and key employees of ZDI, including certain employees of the Business. Softbank Corp. is a publicly traded company in Japan. Under the Plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. Substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant. On January 19, 1998, the exercise price of all of the shares outstanding under option agreements was reset to (Yen)4,000, the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 could only be exercised after July 19, 1998. The repricing of the stock options did not result in compensation expense to the Business.

   1998 Incentive Compensation Plan and the 1998 Non-Employee Director's Stock Option Plan

   ZDI has two classes of common stock; ZD Inc.--ZD Common Stock ("ZD Stock") and ZD Inc.--ZDNet Stock ("ZDNet Stock").

   In 1998, ZDI adopted the 1998 Incentive Compensation Plan (the "Incentive Plan") and the 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors Plan"). The Incentive Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in ZDI common stock to key employees of ZDI and its affiliates and consultants. The Non-Employee Directors' Plan provides for the grant of stock options to non-employee directors. ZDI has reserved 8,500,000 shares of common stock for issuance under the Non-Employee Directors' Plan. During 1998, ZDI granted options to the Business' employees to purchase 1,140,245 shares with exercise prices ranging from $6.00 to $16.00 per share representing the fair value of such options on the date of grant. Such options vest ratably over five years.

   On September 23, 1998, the ZDI Board of Directors approved the reduction of the exercise price of all options outstanding under the Incentive Plan from $16.00 to $6.00, the closing market price of ZDI common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expense to the Business.

   On December 21, 1998, the ZDI Board of Directors approved an amendment to the Incentive Plan to permit grants of options and other stock--based awards with respect to any services of common stock of ZDI and to increase the number of shares available for issuance to all ZDI employees from 8,500,000 shares to 17,827,500 shares.

   In addition, on December 21, 1998, ZDI's Board of Directors approved the grant of options to acquire an aggregate of approximately 224,437 shares of ZDNet Stock to certain employees of the Business at a price of $4.29 per share. As a result of the grant the Business has recorded deferred compensation expense of $408 for the difference between the exercise price and the deemed fair value of the underlying shares. This amount has been recorded as a component of division equity offset by an addition to paid-in capital. The Business expects to recognize non-cash compensation for accounting purposes of $102 ratably over the vesting periods of the options. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)


   On January 29, 1999, ZDI granted options to a number of ZD Events employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with ZDI that, if and when any of these options are exercised,
(1) that affiliate will cause the shares to ZDI common stock issuable upon such exercise to be supplied to ZDI and (2) ZDI will deliver to that affiliate of its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of ZDI common stock outstanding or ZDI's stockholders' equity. However, the Business expects to recognize compensation expense for accounting purposes of approximately $168 over three years as a result of these grants. As such, this amount has been recorded in the financial statements as division capital offset by a reduction in division equity as deferred compensation.

   Option Grants

   Information relating to the Softbank options for ZD Events employees during 1997, 1998 and 1999 is as follows:

                                                     Number   Weighted average
                                                       of     option price per
                                                     shares       share(1)
                                                     -------  ----------------
   Shares outstanding under options at December 31,
    1996...........................................  103,914       $87.15

   Granted.........................................   94,474        53.42
   Exercised.......................................       --           --
   Forfeited.......................................  (30,772)       75.04
                                                     -------
   Shares outstanding under options at December 31,
    1997...........................................  167,616        70.36

   Granted.........................................   99,360        31.03
   Exercised.......................................  (28,151)       31.03
   Converted to ZDI options........................   (1,800)       31.03
   Forfeited.......................................  (17,682)       31.03
                                                     -------
   Shares outstanding under options at December 31,
    1998...........................................  219,343        31.03

   Granted.........................................       --           --
   Exercised.......................................  (76,731)       31.03
   Forfeited/cancelled.............................  (31,772)       31.03
                                                     -------
   Shares outstanding under options at December 31,
    1999...........................................  110,840
                                                     =======

   Shares exercisable as of:
     At December 31, 1997 (price range $87.15).....   16,028
     At December 31, 1998 (price range $31.03).....   70,719
     At December 31, 1999 (price range $31.03).....   14,000

--------
(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate of the date of grant for the respective options. The 1998 activity reflects the pricing of all options outstanding as of January 19, 1998 to (Yen)4,000.
(2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock spilt during 1997.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)

   Information relating to the Ziff-Davis Inc.--ZD stock options for ZD Events employees during 1998 and 1999 is as follows:

                                                                   Weighted
                                                                   average
                                                      Number of  option price
                                                       shares    per share(1)
                                                      ---------  ------------
   Shares outstanding under options at December 31,
    1997.............................................        --    $    --

   Granted........................................... 1,140,245       6.05
   Exercised.........................................        --         --
   Converted from Softbank options...................        --         --
   Forfeited.........................................   (92,750)      6.00
                                                      ---------    -------

   Shares outstanding under options at December 31,
    1998............................................. 1,047,495       6.06

   Granted...........................................   531,870      15.87
   Exercised.........................................   (38,195)      6.00
   Forfeited.........................................  (160,185)      9.46
                                                      ---------    -------

   Shares outstanding under options at December 31,
    1999............................................. 1,380,985    $  9.45
                                                      =========    =======

   Information relating to the Ziff-Davis Inc.--ZDNet stock options for ZD
Events employees during 1998 and 1999 is as follows:

                                                                   Weighted
                                                                   average
                                                      Number of  option price
                                                       shares    per share(1)
                                                      ---------  ------------
   Shares outstanding under options at December 31,
    1997.............................................        --    $    --

   Granted...........................................   224,437       4.29
   Exercised.........................................        --         --
   Forfeited.........................................        --         --
                                                      ---------    -------

   Shares outstanding under options at December 31,
    1998.............................................   224,437       4.29

   Granted...........................................   165,055      30.23
   Exercised.........................................      (875)      4.29
   Forfeited.........................................   (32,187)     17.60
                                                      ---------    -------
   Shares outstanding under options at December 31,
    1999.............................................   356,430    $ 15.10
                                                      =========    =======


                                                        1998         1999
                                                      ---------  ------------
   Shares exercisable at December 31,
    ZDNet............................................        --     51,188
    ZD...............................................        --    292,576

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)


   As permitted by SFAS No. 123, the Business has chosen to continue to account for stock options in accordance with the provisions of APB 25 and, accordingly, no compensation expense related to stock option grants was recorded in 1997, 1998 or 1999. Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Business had accounted for stock options under the fair value method. The fair value of the option grants was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1997, 1998 and 1999:

   Softbank Options

                                                       1997     1998     1999
                                                      -------  -------  -------
   Risk-free interest rate...........................    6.15%    5.46%     n/a
   Dividend yield....................................    0.22%    1.50%     n/a
   Volatility factor.................................   51.35%   77.72%     n/a
   Expected life..................................... 6 years  6 years      n/a

   Ziff-Davis Inc.--ZD Stock Options

                                                       1997     1998     1999
                                                      -------  -------  -------
   Risk-free interest rate...........................     n/a     5.29%    5.24%
   Dividend yield....................................     n/a       --       --
   Volatility factor.................................     n/a    54.70%   59.27%
   Expected life.....................................     n/a  6 years  6 years

   Ziff-Davis Inc.--ZDNet Stock Options

                                                       1997     1998     1999
                                                      -------  -------  -------
   Risk-free interest rate...........................     n/a     4.67%    5.23%
   Dividend yield....................................     n/a       --       --
   Volatility factor.................................     n/a    54.70%   84.15%
   Expected life.....................................     n/a  6 years  6 years

   The weighted average fair value of options granted in 1999, 1998 and 1997 is as follows:

                                                       1997     1998     1999
                                                      -------  -------  -------
   Softbank options.................................. $ 29.00  $ 50.34  $   n/a
   Ziff-Davis Inc.--ZD Stock options.................     n/a     7.27     9.69
   Ziff-Davis inc.--ZDNet options....................     n/a     4.25    22.39

   For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to exposure over the options' vesting period. Had compensation cost for the stock option plans been determined based upon fair value at the grant date for awards during 1997, 1998 and 1999, consistent with the provision of SFAS No. 123, the Business' net profit would have been decreased by approximately $3,196, $3,631 and $3,479, respectively.

   Employee Stock Purchase Plan

   In 1998, ZDI adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase ZDI's common stock with after-tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)

of a share of common stock on (1) the first business day of a purchase period of (2) the last business day of a purchase period. ZDI has reserved 1,500,000 shares of common stock for issuance under the Stock Purchase Plan.

   On December 21, 1998, the ZDI Board of Directors approved an amendment to the Employee Stock Purchase Plan, subject to stockholder approval, to permit grants of options with respect to any series of common stock of ZDI and increase the number of shares available for sale to participate from 1,500,000 shares to 2,500,000 shares.

12. Employee Benefit Plans

   Defined Contribution Plans

   ZDI and its subsidiaries maintain various defined contribution retirement plans. Substantially all of the Business' employees are eligible to participate in one of these plans under which annual contributions may be made by the Business. Employees may also make contributions to the plan in which they participate that, subject to certain limitations, may be matched by the Business up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining the Business and receive matching contributions immediately upon commencement of employment. In addition, employees become eligible to receive a discretionary contribution after one year of employment. The Business made contributions to these plans of $593, $1,106 and $2,450 for the years ended December 31, 1997, 1998 and 1999, respectively.

   Defined Benefit Plan

   For the year 1997 certain employees of COMDEX who met eligibility requirements were covered by a noncontributory defined benefit plan. The benefits were based on years of service and average compensation at the time of retirement. The funding policy was to contribute amounts sufficient to meet the minimum funding requirements as set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions to the plan were determined in accordance with the projected unit credit cost method. Plan assets consisted of U.S. equity securities, high grade corporate bonds and commercial paper, and U.S. treasury notes.

   The weighted average assumed discount rate of 7% and rate of increase in future compensation levels of 6% was used in the determination of the actuarial present value of the projected benefit obligation at December 31, 1997. The weighted average expected long-term rate of return on plan assets at December 31, 1997 was 7%.

   Net periodic pension cost includes the following components:

                                                                          1997
                                                                          -----
   Service cost.......................................................... $ 391
   Interest cost.........................................................   456
   Expected return on plan assets........................................  (445)
   Amortization of transition obligations................................    75
                                                                          -----
   Net periodic pension cost............................................. $ 477
                                                                          =====

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)


   The following table sets forth the funded status and amounts recognized in the balance sheet:

                                                                                        1997
                                                                                       -------
   Actuarial present value of benefit obligations:
    Vested benefit obligation......................................................... $ 5,721
                                                                                       -------
    Accumulated benefit obligations................................................... $ 5,721
                                                                                       =======
   Projected benefit obligations...................................................... $ 5,721
   Plan assets at fair value..........................................................  (6,004)
                                                                                        -------
   Projected benefit obligation in excess (less than) of plan assets..................    (283)
   Unrecognized net transition asset (liability)......................................   1,279
                                                                                       -------
   Pension liability included in balance sheet........................................ $   996
                                                                                       =======

   During 1997, COMDEX decided to terminate the defined benefit pension plan and pursuant to this decision, all accrued benefits became fully vested as of August 31, 1997. The above amounts show the effect of this termination. All accrued obligations were settled during 1998 and a gain of $156 was recognized in 1998.

13. Commitments and Contingencies

   On March 17, 2000, the Business sued GES Exposition Services, Inc. for breach of contract in the United States District Court for the District of Massachusetts. The Business believes that GES is withholding commissions that it is required to pay to the Business under contract. In management's opinion, this litigation is not likely to have a material adverse effect on the financial condition, results of operations or cash flows. (See note 17.)

   The Business is subject to various claims and legal proceedings arising in the normal course of business. Management believes that the ultimate liability, if any, in the aggregate will not be material to the financial position, results of operations or cash flows.

   The litigation and other legal proceedings described below are disclosed because ZD Events is a division of ZDI.

   Class Action and Derivative Litigations

   Following a decline in the price per share of Ziff-Davis Inc.'s common stock in October 1998, eight securities class action suits were filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York.

   The complaints allege that defendants violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s stock on April 29, 1998 (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, rescission, and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)

   On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint. The consolidated amended complaint was filed on March 15, 1999 and only alleges claims under Section 11 of the Securities Act of 1933. On May 20, 1999, Ziff-Davis Inc. moved to dismiss the consolidated amended complaint. In July 1999, plaintiffs filed their response to the motion. Ziff-Davis Inc. filed a reply on August 11, 1999. The motion has not yet been decided.

   In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. Plaintiffs filed an amended complaint on February 17, 1999 (which is substantially similar to the original complaints, except that the amended complaint also addresses the granting of "new options" at an allegedly "reduced exercise price") and the actions have been consolidated. Answers to the amended compliant on behalf of both Ziff-Davis Inc. and its directors were filed on April 12, 1999. Discovery is proceeding.

   Other Legal Proceedings

   Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority stockholders of SOFTBANK Interactive Marketing Inc., ("SIM"), formerly an indirect subsidiary of Softbank Corp. The complaint alleged, among other things, that Softbank, SIM's majority stockholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investment in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority stockholders by taking actions which benefited Ziff-Davis Inc. The complaint stated claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000 in damages. Upon motion of Ziff-Davis Inc. and the other defendants, all of the claims against them other than a breach of contract claim, which is solely against Softbank Holdings, were dismissed on February 26, 1999. On April 1, 1999, plaintiffs filed a notice of appeal of the dismissal. On September 2, 1999, the remaining claim, which was solely against Softbank Holdings was dismissed. On October 6, 1999, plaintiffs filed a notice of appeal of this dismissal. On March 28, 2000, the decisions of dismissal was affirmed on appeal.

   Ziff-Davis Inc. and ZDTV, L.L.C. ("ZDTV"), a majority owned affiliate of Ziff-Davis Inc., were named as defendants in an action filed on November 10, 1999 in the U.S. District Court, Southern District of New York, by Mark Bunting, Tom Hoitsma and SkyTV Inc. In October 1998 ZDTV through a subsidiary purchased certain assets from corporations owned by plaintiff and two other individuals. In addition to a cash payment at the closing of the sale, ZDTV agreed to pay additional purchase price, contingent on the future operating profits of the SkyTV division. Ziff-Davis Inc. guaranteed the obligations of ZDTV. The complaint alleges, among other things, that ZDTV and Ziff-Davis Inc. breached their covenants of good faith and fair dealing by failing to act in the best interests of the SkyTV division, to support and procure business for the SkyTV division, and to provide public relations, marketing assistance and corporate sales team support, thereby lessening plaintiff's opportunity to earn additional purchase price. The complaint seeks an amount to be determined at trial, but not less than $60,000 in damages.

   Although the outcome of these cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims. Ziff-Davis Inc. currently cannot estimate its ultimate liability, if any, with respect to

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
          (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and 1999 has not been audited)

such pending litigations. Accordingly, no provision for such matters has been included in the financial statements.

   There are no other legal proceedings to which Ziff-Davis Inc. is a party, other than ordinary routine litigation incidental to its business that is not otherwise material to the business or financial condition of Ziff-Davis Inc.

14. Operating Lease Commitments

   The Business' future minimum rental commitments under noncancelable operating leases are as follows:

   2000................................................................. $ 4,964
   2001.................................................................   4,796
   2002.................................................................   4,817
   2003.................................................................   2,335
   2004.................................................................   1,067
   Thereafter...........................................................   1,067
                                                                         -------
     Total.............................................................. $19,046
                                                                         =======

   Rent expense amounted to approximately $4,805, $4,779 and $4,469 for the years ended December 31, 1997, 1998 and 1999, respectively.

15. Financial Information by Industry Segment and Geographic Area

   The Business had adopted SFAS No. 131, "Disclosure about Segment of an Enterprise and Related Information" ("SFAS No. 131"), which was effective for the year ended December 31, 1998.

   The Business operates in one business segment--the production and management of trade shows, conferences, and customized marketing and education programs. The Business holds events, either directly or through international contract events. International contract events are presented in the equity basis on the other income (expense) line in the statements of operations.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)


   Financial information by geographic areas is as follows:

                               Year Ended December 31,             March 31,
                            --------------------------------  -------------------
                               1997        1998       1999       1999      2000
                            ----------  ----------  --------  ---------- --------
                                                                  (unaudited)
   Net revenues:
     North America......... $  258,254  $  249,457  $234,412  $   18,593 $ 20,481
     Europe................     11,828      15,525    12,307         116      346
     Far East..............      6,172       4,153     4,692         259      320
                            ----------  ----------  --------  ---------- --------
       Total............... $  276,254  $  269,135  $251,411  $   18,968 $ 21,147
                            ==========  ==========  ========  ========== ========
   Other income (expense):
     North America......... $  (62,632) $  (41,254) $ (7,506)        --       --
     Europe................        119         486      (132)        --        70
     Far East..............         38         354       149           1      --
                            ----------  ----------  --------  ---------- --------
       Total............... $  (62,475) $  (40,414) $ (7,489) $        1 $     70
                            ==========  ==========  ========  ========== ========
   Total assets:
     North America......... $1,031,817  $  994,443  $963,064  $  989,910 $974,234
     Europe................      4,544      16,973    13,025      20,173   12,818
     Far East..............      3,145       3,110     2,256       3,199      914
                            ----------  ----------  --------  ---------- --------
       Total............... $1,039,506  $1,014,526  $978,345  $1,013,282 $987,966
                            ==========  ==========  ========  ========== ========

   Transactions between geographic areas are not significant.

   16. Subsequent Events

   On April 13, 2000, the Business entered into a Revolving Credit Agreement ("Agreement") with two banks to borrow $150 million which represented the maximum amount available under the Agreement. The proceeds of this borrowing were used to repay a portion of the Business' indebtedness to ZDI. Under the terms of the Agreement, the Business is required to maintain certain financial and operating covenants, which include: maximum leverage and minimum interest coverage ratios and limits on capitalized leases and capital expenditures. The Agreement bears interest at a base rate or eurodollar rate, at the option of the Business. The base rate is equal to the higher of the lender's commercial lending rate or 1/2 of 1% per annum above the federal funds rate. The eurodollar rate is equal to the London Interbank Offered Rate divided by a percentage equal to 100% minus the eurodollar rate reserve percentage, as defined in the Agreement.

   17. Unaudited Subsequent Events

   Ziff-Davis Inc. is proceeding to dispose of substantially all of its ZD businesses including ZD Events as part of a comprehensive restructuring. On March 7, 2000, ZDI announced that it intends to recapitalize and spin off the Business to the holders of ZDI common stock. ZDI expects to form a new holding company for the Business, Key3Media Group, Inc. As part of the spin-off Key3Media Group, Inc. will borrow approximately $330 million from bank lenders, and raise approximately $75 million through issuance of zero coupon senior debentures with detachable common stock warrants and issuance of 11,500,000 common shares of Key3Media. The proceeds will be used to retire ZDI's remaining indebtedness and to fund a cash dividend to holders of ZDI common stock.

                                   ZD Events
                        (A Division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
           (dollars in thousands, except share and per share amounts) (Information as of March 31, 2000 and for the quarters ended March 31, 2000 and
                           1999 has not been audited)


   The spin-off contemplates that:

  . ZDI will transfer to Key3Media Group Inc. all of the assets and liabilities related to ZD Events;

  . ZDI and Key3Media Group, Inc. will agree to allocate taxes incurred before the spin off;

  . ZDI will indemnify Key3Media Group, Inc. against all liabilities not related to ZD Events' business; and

  . Key3Media Group, Inc. will indemnify ZDI against all liabilities related to ZD Events' business.

   With respect to the lawsuit the Business filed against GES Exposition Services, Inc. (see Note 13), the Business believes that GES owed it approximately $10 million as of June 30, 2000, and that this balance is increasing. On June 19, GES filed an answer, counterclaim and jury demand. Its counterclaim alleges that the Business breached the contract, violated its fiduciary duty toward GES and converted GES property to the benefit and use of the Business. GES has asked the court to award unspecified damages as well as declaratory and injunctive relief. The Business received subsequent correspondence from GES' counsel alleging damages of at least $30 million and additional unspecified damages on a variety of different legal theories. Management believes that these claims are excessive and lack merit and intends to vigorously defend them. In management's opinion, this litigation is not likely to have a material adverse effect on the financial condition, results of operations or cash flows. On June 19, 2000, the Business gave GES 60 days' notice of intent to terminate the contract between the Business and GES.

   On April 13, 2000, the Company borrowed $150 million from two commercial banks and used the proceeds from the borrowing to reduce its debt to ZDI. ZDI agreed to pay all expenses relating to this borrowing including commitment fees, legal and other fees and interest.

   On July 20, 1999, ZDI's Board of Directors amended their stock option plans to accelerate vesting of all unvested ZDI and ZDNet stock options granted in 1998 and half of the unvested ZDI and ZDNet stock options granted in 1999, as part of ZDI's strategic transaction process announced July 14, 1999. This acceleration was to occur sixty days after the closing of a transaction of the participant's business unit and would only be available to participants who have not resigned their positions or been let go for cause prior to that date. There was also an extension of the exercise period of the accelerated stock options to June 30, 2000. On May 31, 2000, ZDI's Board of Directors voted to accelerate the vesting of these stock options for ZD Event employees and allow for exercise through June 30, 2000. The acceleration of the ZDI and ZDNet stock options will result in a compensation charge recorded by the Business in the second quarter of 2000 of approximately $1 million.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF OFFERING AND DISTRIBUTION

   The following is a statement of the estimated expenses to be incurred in connection with the distribution of the securities registered under this registration statement:

                                                                    Amount To
                                                                     Be Paid
                                                                    ----------
      SEC registration fee......................................... $  102,960
      NASD fees and expenses.......................................          0
      Legal fees and expenses......................................  2,500,000
      Fees and expenses of qualification under state securities
       laws (including legal fees).................................          0
      NYSE listing fees and expenses...............................    350,000
      Accounting fees and expenses.................................    750,000
      Printing and engraving fees..................................    400,000
      Registrar and transfer agent's fees..........................     50,000
      Miscellaneous................................................  1,500,000
                                                                    ----------
          Total.................................................... $5,653,000
                                                                    ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of
stockholders or disinterested directors or otherwise. Section     of the
Registrant's bylaws provides for indemnification by the Registrant of any director or officer (as such term is defined in the bylaws) of the Registrant who is or was a director of any of its subsidiaries or, at the request of the Registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The bylaws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the board of directors of the Registrant, the Registrant may provide to any one or more employees of the Registrant, one or more officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the bylaws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise. The bylaws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws. The Registrant intends to enter into agreements with certain directors, officers and employees are asked to serve in specified capacities at subsidiaries and other entities.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Registrant's amended and restated certificate of incorporation provides for such limitation of liability.

   Insurance policies are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Prior to the distribution and the offering, we will grant to our directors and employees options to acquire an aggregate of 12,862,567 shares of our common stock at $5.00 per share and 8,186,666 shares of our common stock at $11.00 per share. These grants will not be registered under the Securities Act of 1933 because they will not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act of 1933, in reliance on the fact that the options will be granted to a relatively broad class of employees who will provide no consideration in exchange for their options. Simultaneously with the distribution and offering we will issue and sell the zero coupon debentures and warrants described in this Registration Statement. These sales will not be registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) EXHIBITS

  3.1  Amended and Restated Certificate of Incorporation of Key3Media Group,
        Inc.+
  3.2  Amended and Restated By-Laws of Key3Media Group, Inc.+
  4.2  Credit Agreement+
  5.1  Opinion of Sullivan & Cromwell.
 10.1  Distribution Agreement, among Ziff-Davis Inc., Key3Media Group, Inc. and
        Key3Media Events Inc.
 10.2  NETWORLD License and Production Agreement, dated as of December 14,
        1998, by and between Novell, Inc. and ZD Events Inc. (which was renamed
        Key3Media Events Inc.)+
 10.3  Letter of Intent for JavaOne 1999-2001, dated July 15, 1998, between Sun
        Microsystems, Inc. and ZD Events Inc.+
 10.5  Key3Media 2000 Stock Option and Incentive Plan.+
 10.6 Employment Agreement, as amended, dated as of March 1, 2000, between Ziff-Davis Inc. and Fredric D. Rosen.+
 10.7  Employment Agreement, dated as of March 3, 2000, between ZD Events Inc.
        (now Key3Media Events, Inc.) Ziff-Davis Inc. and Jason E. Chudnofsky.+
 10.8  Employment Agreement, as amended, dated as of March 1, 2000, between ZD
        Events Inc. (now Key3Media Events, Inc.) and Peter B. Knepper.+
 10.9  Employment Agreement, as amended, dated as of March 1, 2000, between ZD
        Events Inc. (now Key3Media Events, Inc.) and Ned S. Goldstein.+
 10.10 Employment Agreement, dated as of July  , 2000, between Key3Media
        Events, Inc. and Robert Priest-Heck.+
 21.1  List of Subsidiaries of Key3Media Group, Inc.+
 23.1  Consent of PricewaterhouseCoopers LLP.
 23.2  Consent of Sullivan & Cromwell (included in Exhibit 5.1).
 23.3  Consents of persons to become directors.+

--------
*To be provided by amendment.
+Previously filed.

   (b) FINANCIAL STATEMENT SCHEDULES

   Condensed financial information of Key3Media Group, Inc. and report of PricewaterhouseCoopers LLP thereon.

ITEM 17. UNDERTAKINGS

   The Registrant hereby undertakes:

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (b) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To furnish to the Securities and Exchange Commission, upon request, a copy of the instruments defining the rights of holders of the zero coupon debentures described in the prospectus.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement (No. 333-36828) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 10th day of August, 2000.

                                          Key3Media Group, Inc.

                                             /s/ Peter B. Knepper
                                          By: _________________________________
                                             Name:Peter B. Knepper
                                             Title:Executive Vice President
                                             and Chief
                                             Financial and Accounting Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement (No. 333-36828) has been signed by the following persons in the capacities indicated on the 10th day of August, 2000.

                 Signature                                Title

           /s/ Fredric D. Rosen             Chairman of the Board,
___________________________________________  Chief Executive Officer
             Fredric D. Rosen                and Sole Director

           /s/ Peter B. Knepper             Executive Vice President
___________________________________________  and Chief Financial and
             Peter B. Knepper                Accounting Officer